Filed pursuant to Rule 424(b)(5)
Registration No. 333-203259

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 16, 2015

PRELIMINARY    PROSPECTUS    SUPPLEMENT

(To Prospectus dated April 6, 2015)

Genesis Energy, L.P.

Genesis Energy Finance Corporation

$750,000,000

    % Senior Notes due 2022

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on              and              of each year, commencing on                     , 2016. The notes will mature on                     , 2022. We may redeem some or all of the notes at any time before maturity at the prices discussed under the section entitled “Description of Notes—Optional Redemption.”

We intend to use the net proceeds we receive from this offering to fund a portion of the purchase price for the pending acquisition of the offshore pipelines and services business (the “Enterprise Offshore Business”) from Enterprise Products Operating LLC (the “Enterprise Offshore Business Acquisition”). Prior to closing the Enterprise Offshore Business Acquisition, we may use the net proceeds from this offering to make short-term liquid investments at our discretion.

If the purchase and sale agreement for the Enterprise Offshore Business Acquisition is terminated at any time prior to the closing of such acquisition, or if the closing of the Enterprise Offshore Business Acquisition does not otherwise occur on or prior to December 31, 2015, we will redeem all of the notes at a redemption price equal to 100% of the aggregate issue price of the notes, plus accrued and unpaid interest to, but not including, the redemption date.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are senior in right of payment to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. At the time of issuance, the notes will be guaranteed on a senior unsecured basis by each of our domestic subsidiaries that is a guarantor under our credit agreement other than Genesis Energy Finance Corporation. The notes will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. See “Description of Notes.”

The notes will not be listed on any securities exchange. The notes are a new issue of securities with no established trading market.

Investing in the notes involves risks. See the section entitled “Risk Factors” beginning on page S-23 of this prospectus supplement, page 2 of the accompanying base prospectus and page 23 of the Annual Report on Form 10-K for the year ended December 31, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Genesis (before expenses)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2015, if settlement occurs after such date.

The underwriters expect to deliver the notes in book entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	BMO Capital Markets	Wells Fargo Securities

ABN AMRO	BBVA	Citigroup	Deutsche Bank Securities

RBC Capital Markets	Scotiabank	US Bancorp

July     , 2015.

PROSPECTUS SUPPLEMENT

i

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the          business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+    .” Under Rule 15c6-1 under the

Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next          business days will be required, by virtue of the fact that the notes initially will settle T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement or the next          succeeding business days should consult their own advisor.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on our behalf relating to this offering of notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Genesis Energy, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our notes by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our notes. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the notes offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information.”

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that may be important to you or that you may wish to consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and the terms of this offering, as well as the tax and other considerations that are important to you in making your investment decision. Please read “Risk Factors” beginning on page S-23 of this prospectus supplement, page 2 of the accompanying base prospectus and page 23 of the Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding risks you should consider before investing in our notes.

Unless the context otherwise requires, references in this prospectus supplement to (i)“Genesis Energy, L.P.,” “Genesis,” “we,” “our,” “us” or like terms refer to Genesis Energy, L.P. and its operating subsidiaries, including Genesis Energy Finance Corporation; (ii) “our general partner” refer to Genesis Energy, LLC, the general partner of Genesis; (iii) “Finance Corp.” or “co-issuer” refer to Genesis Energy Finance Corporation; (iv)“CO2” means carbon dioxide and “NaHS,” which is commonly pronounced as “nash,” mean sodium hydrosulfide; (v) “April 2015 common units offering” refer to our offering of 4.6 million common units that closed on April 10, 2015 for net proceeds of $198.2 million that we used to repay a portion of the borrowings outstanding under our revolving credit facility; (vi)“the “2018 notes tender offer and redemption” refer to our tender offer for all $350 million aggregate principal amount of the 7.875% senior notes due 2018 and the redemption of all 7.875% senior notes due 2018 that remained outstanding after the completion of such tender offer; and (vii) “May 2015 notes offering” refer to the offering of $400 million aggregate principal amount of 6.000% senior notes due 2023 by Genesis and Finance Corp. that closed on May 21, 2015 for net proceeds of $392.0 million that we used to fund the 2018 notes tender offer and redemption and repay a portion of the borrowings outstanding under our revolving credit facility.

Our Company

We are a growth-oriented master limited partnership formed in Delaware in 1996 and focused on the midstream segment of the oil and gas industry in the Gulf Coast region of the United States, primarily Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and in the Gulf of Mexico. Our common units are traded on the NYSE under the ticker symbol “GEL.”

We provide an integrated suite of services to oil producers, refineries, and industrial and commercial enterprises. Our business activities are primarily focused on providing services around and within refinery complexes. Upstream of the refineries, we provide gathering and transportation of crude oil. Within the refineries, we provide services to assist in their sulfur balancing requirements. Downstream of refineries, we provide transportation services as well as market outlets for their finished refined products. We have a diverse portfolio of customers, operations and assets, including pipelines, refinery-related plants, storage tanks and terminals, railcars, rail loading and unloading facilities, barges and trucks. Substantially all of our revenues are derived from providing services to integrated oil companies, large independent oil and gas or refinery companies, and large industrial and commercial enterprises.

We conduct our operations and own our operating assets through our subsidiaries and joint ventures. Our general partner, Genesis Energy, LLC, a wholly owned subsidiary that owns a non-economic general partner interest in us, has sole responsibility for conducting our business and managing our operations. Our outstanding common units (including our Class B common units) representing limited partner interests constitute all of the economic equity interests in us.

We manage our businesses through five divisions that constitute our reportable segments—Onshore Pipeline Transportation, Offshore Pipeline Transportation, Refinery Services, Marine Transportation, and Supply and Logistics.

Onshore Pipeline Transportation Segment

Crude Oil Pipelines

We own four onshore crude oil pipeline systems, with approximately 500 miles of pipe located primarily in Alabama, Florida, Louisiana, Mississippi and Texas. The Federal Energy Regulatory Commission, or FERC, regulates the rates charged by three of our onshore systems to their customers. The rates for the other onshore pipeline are regulated by the Railroad Commission of Texas. Our onshore pipelines generate cash flows from fees charged to customers.

Each of our onshore pipelines has significant available capacity to accommodate potential future growth in volumes.

CO2 Pipelines

We own two CO2 pipelines with approximately 270 miles of pipe. We have leased our NEJD System, comprised of 183 miles of pipe in North East Jackson Dome, Mississippi, to an affiliate of a large, independent oil company through 2028. We receive a fixed quarterly payment under the NEJD arrangement. That company also has the exclusive right to use our Free State pipeline, comprised of 86 miles of pipe, pursuant to a transportation agreement that expires in 2028. Payments on the Free State pipeline are subject to an “incentive” tariff which provides that the average rate per mcf that we charge during any month decreases as our aggregate throughput for that month increases above specified thresholds.

Offshore Pipeline Transportation Segment

We own interests in various offshore crude oil pipeline systems, with approximately 1,200 miles of pipe and an aggregate design capacity of approximately 1,200 MBbls per day, located offshore in the Gulf of Mexico, a producing region representing approximately 15% of the crude oil production in the United States in 2014. For example, we own a 28% interest in the Poseidon pipeline system, or Poseidon, and a 50% interest in the Cameron Highway pipeline system, or CHOPS, which is one of the largest crude oil pipelines (in terms of both length and design capacity) located in the Gulf of Mexico. We also own a 50% interest in Southeast Keathley Canyon Pipeline Company, LLC, or SEKCO, which is a deepwater oil pipeline servicing the Lucius field in the southern Keathley Canyon area of the Gulf of Mexico that became operational in 2014. Our offshore pipelines generate cash flows from fees charged to customers or substantially similar arrangements that otherwise limits our direct exposure to changes in commodity prices.

Each of our offshore pipelines currently has significant available capacity to accommodate future growth in the fields from which the production is dedicated to that pipeline as well as to transport volumes from non-dedicated fields both currently in production and to be developed in the future.

Refinery Services Segment

We primarily (i) provide services to ten refining operations located primarily in Texas, Louisiana, Arkansas, Oklahoma and Utah; (ii) operate significant storage and transportation assets in relation to those services; and (iii) sell NaHS and caustic soda to large industrial and commercial companies. Our refinery services primarily involve processing refiners’ high sulfur (or “sour”) gas streams to remove the sulfur. Our refinery services footprint also includes terminals, and we utilize railcars, ships, barges and trucks to transport product. Our refinery services contracts are typically long-term in nature and have an average remaining term of three years. NaHS is a by-product derived from our refinery services process, and it constitutes the sole consideration we receive for these services. A majority of the NaHS we receive is sourced from refineries owned and operated by large companies, including Phillips 66, CITGO, HollyFrontier and Ergon. We sell our NaHS to customers in a variety of industries, with the largest customers involved in mining of base metals, primarily copper and molybdenum, and the production of pulp and paper. We believe we are one of the largest marketers of NaHS in North and South America.

Marine Transportation Segment

We own a fleet of 71 barges (62 inland and 9 offshore) with a combined transportation capacity of 2.6 million barrels and 36 push/tow boats (27 inland and 9 offshore). Our marine transportation segment is a provider of transportation services by tank barge primarily for refined petroleum products, including heavy fuel oil and asphalt, as well as crude oil.

In November 2014, we also acquired from Mid Ocean Tanker Company, LLC, the M/T American Phoenix, an ocean going tanker with 330,000 barrels of cargo capacity. The M/T American Phoenix is currently transporting refined products.

We are a provider of transportation services for our customers and, in almost all cases, do not assume ownership of the products that we transport. Most of our marine transportation services are conducted under term contracts, some of which have renewal options for customers with whom we have traditionally had long-standing relationships. All of our vessels operate under the United States flag and are qualified for domestic trade under the Jones Act.

Supply and Logistics Segment

Our supply and logistics segment is focused on utilizing our knowledge of the crude oil and petroleum markets to provide oil and gas producers, refineries and other customers with a full suite of services. Our supply and logistics segment owns or leases trucks, terminals, gathering pipelines, railcars, and rail loading and unloading facilities. It uses those assets, together with other modes of transportation owned by third parties and us, to service its customers and for its own account. We have access to a suite of more than 300 trucks, 400 trailers, 562 railcars, and terminals and tankage with 2.9 million barrels of storage capacity in multiple locations along the Gulf Coast as well as capacity associated with our three common carrier crude oil pipelines. Our crude-by-rail operations consist of a total of six facilities, either in operation or under construction, designed to load and/or unload crude oil. The two facilities located in Texas and Wyoming were designed primarily to load crude oil produced locally onto railcars for further transportation to refining markets. The four other facilities (two in Louisiana, one in Mississippi and one in Florida) were designed primarily to unload crude oil from railcars into pipelines, or onto barges, for delivery to refinery customers. Usually, our supply and logistics segment experiences limited commodity price risk because it utilizes back-to-back purchases and sales, matching sale and purchase volumes on a monthly basis. Unsold volumes are hedged with NYMEX derivatives to offset the remaining price risk.

Our Objectives and Strategies

Our primary business objectives are to generate stable cash flows that allow us to make quarterly cash distributions to our unitholders and to increase those distributions over time. We plan to achieve those objectives by executing the following business and financial strategies.

Business Strategy

Our primary business strategy is to provide an integrated suite of services to oil and gas producers, refineries and other customers. Successfully executing this strategy should enable us to generate and grow sustainable cash flows. Onshore, we focus primarily on customers further downstream in the energy value chain, like refiners (as opposed to producers). For example, refiners are the shippers of over 85% of the volumes transported on our onshore crude pipelines, and refiners contract for more than 90% of the use of our inland barges, which primarily are used to transport intermediate refined products (not crude oil) between refining complexes. Our crude oil pipelines in the Gulf of Mexico represent the single largest departure from our “refinery-centric” customer strategy. The shippers on those pipelines are mostly integrated and large independent energy companies who have developed, and continue to explore for, numerous large-reservoir, long-lived crude oil properties whose production is ideally suited for the vast majority of refineries along the Gulf Coast, unlike the lighter crude oil and condensates produced from numerous onshore shale plays. Those large-reservoir properties and the related pipelines and other infrastructure needed to develop them are capital intensive and yet, we believe, economically viable, in most cases, even in this lower commodity price environment.

We intend to develop our business by:

•	Identifying and exploiting incremental profit opportunities, including cost synergies, across an increasingly integrated footprint;

•	Optimizing our existing assets and creating synergies through additional commercial and operating advancement;

•	Leveraging customer relationships across business segments;

•	Attracting new customers and expanding our scope of services offered to existing customers;

•	Expanding the geographic reach of our refinery services, onshore and offshore pipeline systems, marine transportation and supply and logistics businesses;

•	Economically expanding our pipeline and terminal operations;

•	Evaluating internal and third-party growth opportunities (including asset and business acquisitions) that leverage our core competencies and strengths and further integrate our businesses; and

•	Focusing on health, safety and environmental stewardship.

We regularly consider and enter into discussions regarding potential acquisitions and are currently contemplating potential acquisitions. On July 16, 2015, we entered into a purchase and sale agreement with Enterprise Products Operating LLC, or EPO, pursuant to which we will acquire the offshore pipelines and services business of EPO and its affiliates for approximately $1.5 billion. Please read “—Pending Acquisition of Enterprise Offshore Pipelines and Services Business” for additional information. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets or operations.

Financial Strategy

We believe that preserving financial flexibility is an important factor in our overall strategy and success. Over the long-term, we intend to:

•	Increase the relative contribution of recurring and throughput-based revenues, emphasizing longer-term contractual arrangements;

•	Prudently manage our limited commodity price risks;

•	Maintain a sound, disciplined capital structure; and

•	Create strategic arrangements and share capital costs and risks through joint ventures and strategic alliances.

Our Competitive Strengths

We believe we are well-positioned to execute our strategies and ultimately achieve our objectives due primarily to the following competitive strengths:

•	We have limited commodity price risk exposure. The volumes of crude oil, refined products or intermediate feedstocks we purchase are either subject to back-to-back sales contracts or are hedged with NYMEX derivatives to limit our exposure to movements in the price of the commodity, although we cannot completely eliminate commodity price exposure. Our risk management policy requires that we monitor the effectiveness of the hedges to maintain a value at risk of such hedged inventory that does not exceed $2.5 million. In addition, our service contracts with refiners allow us to adjust the rates we charge for processing to maintain a balance between NaHS supply and demand.

•	Our businesses encompass a balanced, diversified portfolio of customers, operations and assets. We operate five business segments and own and operate assets that enable us to provide a number of services to oil producers, refinery owners, and industrial and commercial enterprises that use NaHS and caustic soda. Our business lines complement each other by allowing us to offer an integrated suite of services to common customers across segments. Our businesses are primarily focused on providing services around and within refinery complexes. We are not dependent upon any one customer or principal location for our revenues.

•	Our onshore and offshore pipeline transportation and related assets are strategically located. Our pipelines are critical to the ongoing operations of our producer and refiner customers. In addition, a majority of our terminals are located in areas that can be accessed by truck, rail or barge.

•	We believe we are one of the largest marketers of NaHS in North and South America. We believe the scale of our well-established refinery services operations as well as our integrated suite of assets provides us with a unique cost advantage over some of our existing and potential competitors.

•	Our supply and logistics business is operationally flexible. Our portfolio of trucks, railcars, barges and terminals affords us flexibility within our existing regional footprint and provides us the capability to enter new markets and expand our customer relationships.

•	Our marine transportation assets provide waterborne transportation throughout North America. Our fleet of barges and boats provide service to both inland and offshore customers within a large North American geographic footprint. There are a limited number of Jones Act qualified vessels participating in United States coastwise trade. All of our vessels operate under the United States flag and are qualified for United States coastwise trade under the Jones Act.

•	Our businesses provide consistent consolidated financial performance. Our consistent and improving financial performance, combined with our conservative capital structure, has allowed us to increase our distribution for 40 consecutive quarters as of our most recent distribution declaration. During this period, 35 of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year.

•	We are financially flexible and have significant liquidity. As of March 31, 2015, on an adjusted pro forma basis after giving effect to the application of the net proceeds from the April 2015 common units offering and May 2015 notes offering, we had $573.3 million available under our $1.0 billion revolving credit facility, including up to $101.7 million available under the $150 million petroleum products inventory loan sublimit, and $88.8 million available for letters of credit. Our inventory borrowing base was $48.3 million at March 31, 2015. On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

•	Our expertise and reputation for high performance standards and quality enable us to provide refiners with economic and proven services. Our extensive understanding of the sulfur removal process and crude oil refining can provide us with an advantage when evaluating new opportunities and/or markets.

•	We have an experienced, knowledgeable and motivated executive management team with a proven track record. Our executive management team has an average of more than 25 years of experience in the midstream sector. Its members have worked in leadership roles at a number of large, successful public companies, including other publicly traded partnerships. Through their equity interest in us, our executive management team is incentivized to create value by increasing cash flows.

Pending Acquisition of Enterprise Offshore Pipelines and Services Business

Purchase and Sale Agreement

On July 16, 2015, we entered into a purchase and sale agreement with EPO pursuant to which we will acquire all of the offshore pipelines and services business of EPO and its affiliates on the terms and subject to the conditions set forth in the purchase and sale agreement for approximately $1.5 billion in cash. We refer to the business that we will acquire as the Enterprise Offshore Business and the acquisition of the Enterprise Offshore Business as the Enterprise Offshore Business Acquisition.

The purchase and sale agreement contains customary representations and warranties, covenants and agreements. The purchase and sale agreement also contains customary closing conditions and termination rights for both parties. All of these closing conditions, other than those that, by their nature, are to be satisfied at the closing, have been satisfied or waived. We expect to close the Enterprise Offshore Business Acquisition in the third quarter of 2015.

We cannot assure you that the Enterprise Offshore Business Acquisition will be completed within our anticipated time frame or at all or that we will achieve our strategic and financial objectives related to the Enterprise Offshore Business Acquisition. The completion of the Enterprise Offshore Business Acquisition is not contingent upon the completion of this offering, the concurrent common units offering or any other financing. Investors in our notes should not place undue reliance on the pro forma financial data included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in that data.

The Enterprise Offshore Business

The Enterprise Offshore Business, which serves some of the most active drilling and development regions in the United States (including deepwater production fields in the Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama), will be complementary to, and will substantially expand, our existing offshore pipelines segment, which is primarily comprised of our interests in three oil pipelines—Poseidon (28%),

SEKCO (50%), and CHOPS (50%). The Enterprise Offshore Business includes approximately 2,350 miles of offshore crude oil and natural gas pipelines and six offshore hub platforms, including an additional 36% interest in Poseidon and all the remaining interest in SEKCO and CHOPS.

The Enterprise Offshore Business’ Gulf of Mexico pipelines provide for the gathering and transportation of crude oil or natural gas from offshore production fields to interconnecting offshore or onshore pipelines or processing facilities. The Enterprise Offshore Business’ offshore hub platforms are typically used to interconnect the offshore pipeline network; provide an efficient means to perform pipeline maintenance; and locate pumping, compression, separation and production handling equipment and similar assets. In addition to the offshore hub platforms, the Enterprise Offshore Business owns 15 pipeline junction and service platforms.

Rationale for Enterprise Offshore Business Acquisition

We believe the Enterprise Offshore Business Acquisition will facilitate our ability to grow our cash flow and distribution per unit, enhance our credit quality over time, expand our portfolio of strategic assets, and increase our opportunity to experience organic growth in the future. Our rationale for the Enterprise Offshore Business Acquisition includes the following:

•	Meaningfully expands our size and credit metrics over the longer-term, which should help accelerate an increase in our credit ratings in the future. After consummation and integration of the Enterprise Offshore Business Acquisition, we expect to generate quarterly Adjusted EBITDA of over $140 million for the three months ending December 31, 2015 (or $560 million annualized) and quarterly net income of over $45 million for the three months ending December 31, 2015 (or $180 million annualized). The increase from historical pro forma Adjusted EBITDA and net income for the year ended December 31, 2014 is primarily attributable to (i) a full year of cash flows from fee-based contracts for SEKCO, (ii) a full year of cash flows from long-term contracts for the M/T American Phoenix and our expanded inland marine barge transportation fleet, and (iii) increased volumes transported on our offshore pipelines, in particular Poseidon. Please see “—Summary Historical and Pro Forma Consolidated Financial Information and Other Data of Genesis Energy, L.P.—Reconciliation of Estimated Adjusted EBITDA to Estimated Net Income” for a reconciliation of estimated Adjusted EBITDA to estimated net income and information regarding the components of these estimates and the speculative nature of these estimates.

•	Immediately accretive to our cash available for distribution. We believe the Enterprise Offshore Business Acquisition will be immediately accretive to our cash available for distribution per common unit.

•	Generates substantial, relatively stable cash flows under long term, fee-based contracts, with no direct commodity price exposure. Like the other assets in our offshore pipeline transportation segment, a substantial majority of the cash flow generated by the Enterprise Offshore Business is under long-term (often, life-of-lease) service agreements that provide fixed fee (or substantially similar) arrangements for each per barrel of oil and per thousand cubic feet of natural gas handled.

•

Substantially enlarges our footprint of strategic infrastructure in one of the most prolific producing regions in the United States. The Enterprise Offshore Business Acquisition substantially enlarges our footprint of strategic infrastructure in the Gulf of Mexico, a producing region representing approximately 15% of the crude oil production in the United States in 2014. Even given today’s lower commodity price environment, the number of mobile offshore drilling units working in the Gulf of Mexico has remained relatively constant during the last twelve months (42 units as of June 30, 2015 versus 41 units as of June 30, 2014), while the number of onshore drilling rigs has declined significantly, from 1,800 rigs a year ago to 824 rigs today). Among other things, the

Enterprise Offshore Business Acquisition increases our interest in three significant crude oil pipelines—Poseidon (to 64% from 28%), SEKCO (to 100% from 50%) and CHOPS (to 100% from 50%), which is one of the largest crude oil pipelines in the Gulf of Mexico—and adds six oil pipeline systems and nine natural gas pipeline systems to our portfolio.

•	Increases our opportunity to experience organic growth in the future. Due to the larger footprint provided by the Enterprise Offshore Business Acquisition, we expect to develop more organic growth projects in our offshore pipeline segment, given our expectation that producers in the Gulf of Mexico will continue to develop capital intensive, large-reservoir properties throughout the Gulf of Mexico, even in today’s lower commodity price environment.

•	Facilitates our ability to realize our primary financial goals. The size, characteristics and financial contributions of the Enterprise Offshore Business Acquisition should facilitate our ability to realize our primary financial goals over the next five years—expected low, double-digit growth in our distributions per unit while gradually increasing our coverage ratio and ultimately achieving an investment grade leverage ratio.

Financing for Enterprise Offshore Business Acquisition

We expect to finance the Enterprise Offshore Business Acquisition with the net proceeds from this offering and our concurrent common units offering (as described below) and borrowings under our revolving credit facility.

Concurrent Common Units Offering

Concurrently with this offering, we are offering 9,000,000 common units, or a total of 10,350,000 common units if the underwriters for the concurrent common units offering exercise their option to purchase additional common units in full. We intend to use the net proceeds from the common units offering to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition.

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common units. The offering of the notes pursuant to this prospectus is not contingent upon the closing of the common units offering and the concurrent offering of the common units is not contingent upon the closing of this offering of notes. If you decide to purchase our notes in this offering, you should be willing to do so whether or not the concurrent common units offering closes.

Expanded Revolving Credit Facility

On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

Bridge Facility Commitment

We also entered into a commitment letter with Wells Fargo Bank, N.A., WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of Montreal, and BMO Capital Markets Corp. for alternative financing if this offering and the concurrent common units offering do not close or do not close in full. Pursuant to the commitment letter, we have received commitments for senior unsecured loans in an aggregate principal amount of up to $1.0 billion under a bridge facility. The bridge facility will only be drawn if and to the extent the net proceeds from this offering and the concurrent common units offering received at or prior to the closing of the Enterprise Offshore Business Acquisition are insufficient, together with available borrowing capacity under our expanded revolving credit facility, to close the Enterprise Offshore Business Acquisition.

Financial Results for the Second Quarter of 2015 (unaudited)

The following amounts are estimates of certain key financial results that we expect for the second quarter of 2015:

•	Adjusted EBITDA of between $87.0 million and $87.5 million;

•	Available Cash before Reserves of between $68.5 million and $69.0 million; and

•	Net Income of between $11.3 million and $11.8 million.

Although full results for the second quarter of 2015 are not yet available, based upon information available to us and except as otherwise described in this prospectus supplement, we are not aware and do not anticipate that our results for the second quarter will be adversely affected, in the aggregate, by material or unusual events, and we believe that, during the second quarter we did not incur material additional borrowings or other liabilities, contingent or otherwise, or default under our debt covenants. Nevertheless, our actual results for the second quarter of 2015 may differ from these expectations and from the estimates disclosed above, and such differences could be material. Our expected results for this interim period are not indicative of the results that should be expected for the full fiscal year.

Neither our independent registered public accountants nor any other independent registered public accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein or expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to, or more meaningful than, GAAP financial information. Please see “—Summary Historical and Pro Forma Consolidated Financial Information and Other Data of Genesis Energy, L.P.— Non-GAAP Financial Measures” for additional qualifications regarding the use of Adjusted EBITDA and Available Cash before Reserves. The following table reconciles our range of estimated Adjusted EBITDA and Available Cash before Reserves to estimated Net Income for the second quarter of 2015:

		Three months ended June 30, 2015
		(Estimated data; in millions)
Adjusted EBITDA	between	$87.0	and	$87.5
Loss on redemption of secured notes	between	(17.5)	and	(17.5)
Depreciation and amortization	between	(28.2)	and	(28.2)
Interest expense, net	between	(18.0)	and	(18.0)
Other items	between	(12.0)	and	(12.0)

Net income	between	$11.3	and	$11.8

		Three months ended June 30, 2015
		(Estimated data; in millions)
Available cash before reserves	between	$68.5	and	$69.0
Loss on redemption of secured notes	between	(17.5)	and	(17.5)
Depreciation and amortization	between	(28.2)	and	(28.2)
Other items	between	(11.5)	and	(11.5)

Net income	between	$11.3	and	$11.8

Our Offices

Our principal executive offices are located at 919 Milam, Suite 2100, Houston, Texas 77002, and the phone number at this address is (713) 860-2500.

Ownership Structure

We conduct our operations and own our operating assets through subsidiaries and joint ventures. As is customary with publicly traded limited partnerships, Genesis Energy, LLC, our general partner, is responsible for operating our business, including providing all necessary personnel and other resources.

Genesis Energy, LLC is a holding company with employees, but with no independent assets or operations other than its general partner interest in us and several of our subsidiaries. Our general partner is dependent upon the cash distributions it receives from us to service any obligations it may incur.

Finance Corp., a subsidiary that we formed as a Delaware corporation in November 2006, has no material assets or liabilities, other than liabilities as a co-issuer of $350 million aggregate principal amount of our 5.750% senior notes due 2021 (the “2021 notes”), $400 million aggregate principal amount of our 6.000% senior notes due 2023 (the “2023 notes”) and $350 million aggregate principal amount of our 5.625% senior notes due 2024 (the “2024 notes” and together with the 2021 notes and the 2023 notes, our “existing notes”), and as a guarantor of our credit agreement. Its activities are limited to co-issuing our existing notes and the notes offered hereby and engaging in other activities incidental thereto.

Below is a chart depicting our ownership structure without giving effect to the concurrent common units offering.

(1)	Finance Corp. will be a co-issuer of the notes and is a co-issuer of our existing notes and a guarantor of our credit agreement. Other than Genesis Free State Pipeline, LLC, Genesis NEJD Pipeline, LLC, and certain immaterial subsidiaries designated as unrestricted subsidiaries under our existing notes and credit agreement, all of our other subsidiaries will be guarantors of the notes and are also guarantors of our existing notes and credit agreement. For the twelve months ended December 31, 2014, Genesis Free State Pipeline, LLC and Genesis NEJD Pipeline, LLC together comprised less than 1% of our consolidated revenues and approximately 8% of our segment margin.

The Offering

The following is a brief summary of some of the terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuers	Genesis Energy, L.P. and Genesis Energy Finance Corporation.

Genesis Energy Finance Corporation, a Delaware corporation, is a subsidiary of Genesis Energy, L.P. that has no material assets or liabilities, other than liabilities as a co-issuer of both the notes and our existing notes, and as a guarantor of our credit agreement.

Notes Offered	$750,000,000 aggregate principal amount of % senior notes due 2022.

Maturity Date	, 2022.

Interest	Interest on the notes will accrue at a rate of % per annum. Interest on the notes will be payable semi-annually in cash in arrears on and of each year, commencing , 2016.

Ranking	The notes will be our unsecured senior obligations. Accordingly, they will rank:

•	equal in right of payment to all of our existing and future senior unsecured indebtedness, including our existing notes;

•	effectively junior in right of payment to all existing and future secured indebtedness, including indebtedness under our credit agreement, to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries; and

•	senior in right of payment to all existing and future subordinated indebtedness.

At March, 31, 2015, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the net proceeds of this offering as described herein, we would have had approximately $2,672.5 million of total indebtedness (including $11.2 million in respect of outstanding letters of credit), approximately $822.5 million of which (including $11.2 million in respect of outstanding letters of credit) would be secured indebtedness to which the notes would be effectively junior (to the extent of the value of the collateral securing such indebtedness), and we would have had approximately $177.5 million of borrowing capacity available under our $1.0 billion revolving credit facility, subject to compliance with financial covenants, for additional secured borrowings, which would be effectively senior to the notes. On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

Subsidiary Guarantees	Each of our existing subsidiaries, other than Finance Corp. and our unrestricted subsidiaries, will guarantee the notes initially and for so long as each such subsidiary guarantees our credit agreement. Not all of our future subsidiaries will have to become guarantors. If we cannot make payments on the notes when they are due, the guarantor subsidiaries, if any, must make them instead. Please see “Description of Notes—Subsidiary Guarantees.”

Each guarantee will rank:

•	equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor subsidiary, including its guarantee of the existing notes;

•	effectively junior in right of payment to all existing and future secured indebtedness of the guarantor subsidiary, including its guarantee of indebtedness under our credit agreement, to the extent of the value of the collateral securing such indebtedness; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

At March 31, 2015, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the proceeds of this offering as described herein, the subsidiary guarantees of the notes would have been effectively junior to $822.5 million of secured indebtedness (to the extent of the value of the collateral securing such indebtedness), all of which would constitute guarantees of indebtedness under our revolving credit facility (including $11.2 million in respect of outstanding letters of credit). On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition. Please see “Description of Certain Other Indebtedness.”

On the issue date, Genesis Free State Pipeline, LLC, Genesis NEJD Pipeline, LLC and certain immaterial subsidiaries will be designated as unrestricted subsidiaries and, accordingly, will not guarantee the notes. If the Enterprise Offshore Business Acquisition closes, we intend to designate each of Poseidon Oil Pipeline Company, L.L.C. and Independence Hub, LLC as an unrestricted subsidiary in accordance with the indenture.

Use of Proceeds	If the Enterprise Offshore Business Acquisition is completed we will use the net proceeds from this offering, the net proceeds from the concurrent common units offering and borrowings under our expanded revolving credit facility to fund the purchase price for the Enterprise Offshore Business Acquisition. If the Enterprise Offshore Business Acquisition is not completed, we will use the net proceeds from this offering to fund the special mandatory redemption of all the notes, as described below.

Special Mandatory Redemption	If the purchase and sale agreement for the Enterprise Offshore Business Acquisition is terminated prior to the closing of such acquisition, or if the closing of the Enterprise Offshore Business Acquisition does not otherwise occur on or prior to December 31, 2015, we will redeem all of the notes at a redemption price equal to 100% of the aggregate issue price of the notes, plus accrued and unpaid interest to, but not including, the redemption date.

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time on or after , 2018, at the redemption prices described in this prospectus supplement under the heading “Description of Notes — Optional Redemption,” together with any accrued and unpaid interest to, but not including, the date of redemption. In addition, before , 2018, we may redeem all or any part of the notes at the make-whole price set forth under “Description of Notes — Optional Redemption,” plus any accrued and unpaid interest to the date of redemption. In addition, before , 2018, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes in an amount not greater than the net proceeds of a public or private equity offering at a redemption price of % of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the notes issued under the indenture governing the notes remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

Change of Control	If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay distributions or dividends on, or purchase, redeem or other otherwise acquire, equity interests;

•	make certain investments;

•	incur additional indebtedness or liens;

•	sell certain assets or merge with or into other companies;

•	engage in transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	engage in an unrelated business.

These covenants are subject to important exceptions and qualifications. In addition, substantially all of the covenants will be terminated before the notes mature if both of two specified ratings agencies assign the notes an investment grade rating in the future and no events of default exist under the indenture governing the notes. Please see “Description of Notes—Certain Covenants—Covenant Termination.”

Risk Factors	You should read “Risk Factors” beginning on page S-23 of this prospectus supplement and found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in the notes.

Trustee	U.S. Bank National Association.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year ended December 31,						Quarter Ended March 31,
	2010		2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	—	(1)	2.7	3.2	2.4	2.4	2.2

(1)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $43,640,000.

For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income from continuing operations of consolidated subsidiaries before provision for income taxes and adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term debt plus capitalized interest, amortization of capitalized costs related to indebtedness, and rental expense representative of an interest factor.

Summary Historical and Pro Forma Consolidated Financial Information and Other Data of

Genesis Energy, L.P.

Our summary historical financial data were derived from our historical financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 incorporated by reference into this prospectus supplement. The summary historical financial data do not purport to project our results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the summary historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Our historical consolidated financial statements as of and for the years ended December 31, 2012, 2013 and 2014 have been audited. Our historical consolidated financial statements as of and for the three months ended March 31, 2014 and 2015 are unaudited. We believe they reflect all adjustments (which consist solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial results for interim periods. Results of operations for any interim period are not necessarily indicative of the results of operations for our entire fiscal year.

Our summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2015 and for the year ended December 31, 2014 give effect on a pro forma basis to the following transactions as if each had occurred on January 1, 2014 and our summary unaudited pro forma condensed combined balance sheet data as of March 31, 2015 gives effect on a pro forma basis to the following transactions as if each had occurred on March 31, 2015:

(1)	the sale and issuance of $750,000,000 aggregate principal amount of senior notes pursuant to this offering and the application of the estimated $736.9 million net proceeds therefrom to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition;

(2)	the sale and issuance of 9,000,000 common units pursuant to the concurrent common units offering at an assumed public offering price of $46.49 per common unit, which was the closing price of our common units on the NYSE on July 15, 2015, and the application of the estimated $403.4 million net proceeds therefrom to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition;

(3)	estimated borrowings of $395.8 million under our revolving credit facility to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition and to pay estimated offering and transaction expenses; and

(4)	the closing of the Enterprise Offshore Business Acquisition, including (a) the effects of adjustments to reflect the ownership interests in Cameron Highway Oil Pipeline Company and Southeast Keathley Canyon Pipeline Company, L.L.C. that we held prior to the closing of the Enterprise Offshore Business Acquisition at fair value based on the purchase price allocated to ownership interests in these entities that we are acquiring pursuant to the Enterprise Offshore Business Acquisition and (b) the reflection of the ownership interests in Cameron Highway Oil Pipeline Company and Southeast Keathley Canyon Pipeline Company, L.L.C. that both we and the Enterprise Offshore Business held prior to the closing of the Enterprise Offshore Business Acquisition as consolidated subsidiaries rather than as equity investments after the closing of the Enterprise Offshore Business Acquisition.

The financial data set forth below has been presented for informational purposes only and is not necessarily indicative of what our results of operations or financial position actually would have been had the transactions above occurred on the dates indicated. The unaudited pro forma condensed combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Data” included elsewhere in this prospectus supplement. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement and the Offshore Business historical financial statements and accompanying notes included elsewhere in this prospectus supplement. See “Where You Can Find More Information.”

	Pro Forma Twelve Months Ended March 31, 2015	Pro Forma Three Months Ended March 31, 2015	Historical Three Months Ended March 31,		Pro Forma Year Ended December 31, 2014	Historical Year Ended December 31,
			2015	2014		2014(1)	2013(1)	2012(1)
Income Statement Data (in millions except per Common Unit amounts):
Revenues:
Onshore pipeline transportation	$82.2	$19.0	$19.0	$20.0	$83.2	$83.2	$82.6	$70.8
Offshore pipeline transportation	310.0	78.5	0.8	0.9	293.1	3.3	3.9	5.5
Refinery services	199.3	46.1	46.1	54.2	207.4	207.4	206.0	196.0
Marine transportation	230.4	57.4	57.4	56.3	229.3	229.3	152.5	118.2
Supply and logistics	2,838.2	403.5	403.5	888.3	3,323.0	3,323.0	3,689.8	2,976.9
Total revenue	$3,660.1	$604.5	$526.8	$1,019.7	$4,136.0	$3,846.2	$4,134.8	$3,367.4

Equity in earnings of equity investees	$41.1	$13.2	$15.5	$7.8	$30.8	$43.1	$22.7	$14.3
Income from continuing operations after income taxes	$148.6	$35.8	$20.2	$29.8	$150.3	$106.2	$84.0	$97.3
Income from continuing operations after income taxes attributable to Genesis Energy, L.P.	$146.4	$35.4	$20.2	$29.8	$147.8	$106.2	$84.0	$97.3
Income from continuing operations after income taxes attributable to Genesis Energy, L.P. per Common Unit	$1.45	$0.34	$0.21	$0.34	$1.49	$1.18	$1.00	$1.24
Cash distributions declared per Common Unit	$2.29	$0.595	$0.595	$0.535	$2.2300	$2.2300	$2.0150	$1.8225

Balance Sheet Data (at end of period) (in millions):
Current assets	$352.4	$352.4	$307.9	$454.3		$355.4	$535.2	$404.0
Total assets	$5,282.5	$5,282.5	$3,272.1	$2,857.6		$3,230.4	$2,862.2	$2,109.7
Long-term liabilities	$3,030.8	$3,030.8	$1,736.7	$1.376.1		$1,638.0	$1,317.9	$880.5
Total partners’ capital	$1,878.8	$1,878.8	$1,192.9	$1,080.1		$1,229.2	$1,097.7	$916.5

Other Data:
Volumes—continuing operations:
Onshore crude oil pipeline (barrels per day)	120,512	122,624	122,624	105,239	116,225	116,225	104,026	92,897
Offshore crude oil pipeline (barrels per day)(2)	503,325	521,375	181,375	175,246	500,570	170,570	151,618	133,194
Offshore natural gas pipeline (MBtus per day)(2)	638,828	618,916	—	—	626,583	—	—	—
CO2 pipeline (Mcf per day)	173,502	190,507	190,507	191,593	173,770	173,770	190,274	186,479
NaHS sales (DST)	141,566	32,430	32,430	40,902	150,038	150,038	147,297	142,712
NaOH sales (DST)	91,846	21,186	21,186	24,033	94,693	94,693	87,463	77,492
Crude oil and petroleum products sales (barrels per day)	97,496	94,193	94,193	100,856	99,139	99,139	99,651	79,174

(1)	Our operating results and financial position have been affected by acquisitions. For additional information regarding our acquisitions and divestitures during 2014, 2013 and 2012, see Note 3 to our consolidated financial statements incorporated by reference into this prospectus supplement.
(2)	Includes volumes attributable to our net ownership interest for equity method investees.

Reconciliation of Estimated Adjusted EBITDA to Estimated Net Income

The following table reconciles our estimated Adjusted EBITDA to estimated Net Income for the three months ending December 31, 2015 and on an estimated annualized basis:

	Three Months Ending December 31, 2015	Annualized Estimated Fourth Quarter 2015
Estimated Adjusted EBITDA	$140.0	$560.0

Adjustments to Estimated Adjusted EBITDA
Interest Expense, net	(35.0)	(140.0)
Depreciation, Amortization and Accretion	(45.3)	(181.2)
Net Income Effects of Equity Method Investees Not Included in Estimated Adjusted EBITDA	(7.8)	(31.2)
Other Items, net	(2.4)	(9.6)

Estimated Net Income	$49.5	$198.0

The following table sets forth the estimated components of the estimated Adjusted EBITDA included in the table above:

	Genesis	Enterprise Offshore Business	Combined
Estimated Adjusted Year Ended December 31, 2014
Operating income	$132.6	$4.3	$136.9
Depreciation and amortization	90.9	88.6	179.5
Actual equity distributions	75.6	83.5	159.1
Other	2.0	(1.2)	0.8

Adjusted EBITDA	$301.1	$175.2	$476.3

Estimated Adjusted Year Ending December 31, 2015
SEKCO/Poseidon minimum bill revenue(1)	$21.2	$24.5	$45.7
Growth projects effect on Estimated Adjusted EBITDA(2)	38.0		38.0

2015 Estimated Adjusted EBITDA	$360.3	$199.7	$560.0

(1)	Represents two incremental quarters of minimum bill tariff revenue for SEKCO and Poseidon not included in our results for the year ended December 31, 2014 since they became operational on July 1, 2014.
(2)	Principally inclusive of incremental Estimated Adjusted EBITDA from marine assets (M/T American Phoenix acquisition and additional inland marine barges) and additional growth in Genesis offshore pipeline assets.

Management’s estimates are based upon a number of assumptions. While these estimates are presented with numerical specificity and considered reasonable, they are inherently subject to significant business, economic and competitive uncertainties. Please see “Risk Factors” in this prospectus supplement and in the accompanying base prospectus for additional information regarding the risks and uncertainties that affect our business. These estimated should also be should be read in conjunction with “Information Regarding Forward—Looking Statements” in this prospectus supplement and the accompanying base prospectus.

The estimates are necessarily speculative in nature, and actual results could differ materially, particularly if actual events differ from one or more of our key assumptions. Our key assumptions include:

•	our expectation that there will be no change in competitive dynamics;

•	our expectation of a stable cost and operating environment;

•	our expectation that our integration of the Enterprise Offshore Business occurs smoothly and that we realize estimated financial and operating results; if we do not meet these expectations, that could materially impact our revenues as well as our costs; and

•	the absence of any significant unanticipated or unusual charges.

These estimates also assume that we do not consummate any significant change in our operations such as significant acquisitions or dispositions. If one or more of our assumptions prove incorrect, our results will differ, and such differences could be material. Accordingly, prospective investors should not place undue reliance on these estimates, as they should not be regarded as a representation that the anticipated results will be achieved.

Non-GAAP Financial Measures

We have presented the non-GAAP financial measures Adjusted EBITDA and Available Cash before Reserves in this prospectus supplement. Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Adjusted EBITDA and Available Cash before Reserves measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

•	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

•	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

•	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

•	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow, the effects of available cash generated by equity method investees not included in income, and loss on redemption of senior notes. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

•	the financial performance of our assets;

•	our operating performance;

•	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

•	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

•	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, the subtraction of maintenance capital utilized, and loss on redemption of senior notes.

Summary Historical Combined Financial Data of the Enterprise Offshore Business

The summary historical financial data for the Enterprise Offshore Business were derived from the Enterprise Offshore Business historical financial statements and the related notes included elsewhere in this prospectus supplement. The summary historical financial data do not purport to project the Enterprise Offshore Business’ results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the summary financial data below together with “Enterprise Offshore Business Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Enterprise Offshore Business historical consolidated financial statements and related notes included elsewhere in this prospectus supplement.

The Enterprise Offshore Business historical consolidated financial data as of and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. The Enterprise Offshore Business historical consolidated financial statements as of and for the three months ended March 31, 2015 and 2014 are unaudited. The Enterprise Offshore Business believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for Enterprise Offshore Business’ entire fiscal year.

	Three months ended March 31,		Year ended December 31,
($ in millions)	2015	2014	2014	2013	2012
Income Statement Data:
Revenues	$41.1	$44.4	$184.4	$187.9	$228.3
Costs and expenses	41.7	41.1	180.1	178.7	185.9
Equity in income of unconsolidated affiliates	19.1	11.1	55.2	29.8	26.8
Net income attributable to Enterprise Offshore Business	18.8	14.4	59.9	37.9	64.5
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$53.0	$39.0	$175.7	$149.5	$173.9
Investing activities	2.2	(2.8)	13.6	(46.0)	(72.0)
Financing activities	(54.5)	(36.3)	(189.1)	(105.4)	(102.4)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.7		$2.0	$1.8
Total assets	1,765.9		1,796.0	1,920.3
Total liabilities	122.0		117.0	114.2
Total Equity	1,643.9		1,679.0	1,806.1

RISK FACTORS

An investment in the notes involves risk. We urge you to read and consider carefully the following risks, along with the risks that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement, before deciding whether to invest in the notes. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to meet our obligations under the notes could be materially affected. You could lose all or part of your investment in, or fail to achieve the expected return on, the notes.

Risks Relating to the Notes and this Offering

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, the existing notes and our indebtedness under our credit agreement, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes offered hereby.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our credit agreement, the indentures governing the existing notes, and the indenture governing the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit agreement and the indentures governing the existing notes contain, and the indenture governing the notes will contain, restrictions on our ability to dispose of assets. We may be unable to consummate those dispositions or to obtain the proceeds that we could realize from them, and any proceeds may be inadequate to meet any debt service obligations then due. Please see “Description of Certain Other Indebtedness” and “Description of Notes.”

The notes and the related guarantees will be unsecured and effectively junior to our and the guarantors’ existing and future secured indebtedness and to debt of our non-guarantor subsidiaries and joint ventures.

The notes will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future senior unsecured debt. The notes will be effectively junior to all of our existing and future secured debt (to the extent of the value of the collateral securing that debt) and to the existing and future secured debt of any subsidiaries that guarantee the notes (to the extent of the value of the collateral securing that debt).

The notes will also be structurally subordinated to the existing and future debt of (i) our subsidiaries that do not guarantee the notes, including the Existing Unrestricted Subsidiaries and subsidiaries we designate in the future as “Unrestricted Subsidiaries” as described below under “Description of Notes—Brief Description of the Notes and the Subsidiary Guarantees” and (ii) any joint ventures.

If we are involved in any dissolution, liquidation or reorganization, holders of our secured debt would be paid before you receive any amounts due under the notes to the extent of the value of the assets securing such debt and creditors of each of our non-guarantor subsidiaries and joint ventures would be paid before you receive any amounts due under the notes from the proceeds of any remaining assets of such non-guarantor subsidiary or joint venture. In that event, you may be unable to recover any principal or interest you are due under the notes.

At March 31, 2015, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the net proceeds of this offering as described herein, we would have had approximately $2,672.5 million of total indebtedness (including $11.2 million in respect of outstanding letters of credit), approximately $822.5 million of which (including $11.2 million in respect of outstanding letters of credit) would be secured indebtedness to which the notes would be effectively junior (to the extent of the value of the collateral securing such indebtedness), and we would have had approximately $177.5 million of borrowing capacity available under our $1.0 billion credit facility, subject to compliance with financial covenants, for additional secured borrowings under our credit agreement, which would be effectively senior to the notes. On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

Fluctuations in interest rates could adversely affect our business or cause our debt service obligations to increase significantly.

We have exposure to movements in interest rates. The interest rates under our credit agreement are variable. Our results of operations and our cash flows, as well as our access to future capital and our ability to fund our growth strategy, could be adversely affected by significant increases in interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the notes, would decrease.

Our indebtedness could adversely restrict our ability to operate, affect our financial condition and prevent us from complying with our requirements under our debt instruments, including the notes.

As of March 31, 2015, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the net proceeds as described herein, we had approximately $822.5 million outstanding of senior secured indebtedness (including $11.2 million in respect of outstanding letters of credit).

We must comply with various affirmative and negative covenants contained in our credit agreement and the indentures governing the existing notes and that will be contained in the indenture governing the notes. Among other things, these covenants limit or will limit our ability to:

•	incur additional indebtedness or liens;

•	make payments in respect of or redeem or acquire any debt or equity issued by us;

•	sell assets;

•	make loans or investments;

•	make guarantees;

•	enter into any hedging agreement for speculative purposes;

•	acquire or be acquired by other companies; and

•	amend some of our contracts.

The restrictions under our indebtedness may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us and could have other important consequences to noteholders. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to make distributions; to fund future working capital, capital expenditures and other general partnership requirements; to engage in future acquisitions, construction or development activities; or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

•	place us at a competitive disadvantage as compared to our competitors that have less debt.

We may incur additional indebtedness (public or private) in the future under our existing credit agreement, by issuing debt instruments, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project-finance or other basis, or a combination of any of these. If we incur additional indebtedness in the future, it likely would be under our existing credit agreement or under arrangements that may have terms and conditions at least as restrictive as those contained in our existing credit agreement, the indentures governing the existing notes or the indenture governing the notes. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders or noteholders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt.

We and our subsidiaries, subject to certain limitations, including those contained in our credit agreement and the indentures governing the existing notes and that will be contained in the indenture governing the notes, may be able to incur additional indebtedness in the future by issuing debt instruments, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project-finance or other basis, or a combination of any of these. For example, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the net proceeds as described herein, we expect to be able to borrow approximately an additional $177.5 million available on a revolving basis under our $1.0 billion credit agreement, subject to compliance with financial covenants. Please see “Description of Certain Other Indebtedness—Revolving Credit Facility.”

If new debt is added to our current debt levels, the related risks that we and our subsidiaries currently face could intensify. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership. This may have the effect of reducing the amount of proceeds paid to you. Please see “Description of Notes” and “Description of Certain Other Indebtedness.”

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the existing notes and the notes then outstanding for cash at 101% of the principal amount plus accrued and unpaid interest. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our credit agreement or other sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our credit agreement or any future credit facilities will not allow such repurchases. Additionally, a “change of control” (as defined in the indenture governing the notes) will be an event of default under our credit agreement, which would permit the lenders to accelerate the debt outstanding under the credit agreement. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could have a negative impact on our ability to conduct our business operations.

The change of control put right might not be enforceable.

The Chancery Court of Delaware has raised in current case law the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds. Therefore, you may not be entitled to receive this protection under the indenture governing the notes.

The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the guarantee of a subsidiary may be further subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantee of a subsidiary may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if that subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against that subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from that subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Many of the covenants contained in the indenture governing the notes will be terminated if the notes are rated investment grade by both Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will be terminated if the notes are rated investment grade by both Standard & Poor’s and Moody’s provided at such time no event of default has occurred and is continuing. These covenants will include those that restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force. Please see “Description of Notes—Certain Covenants—Covenant Termination.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the U.S. bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to make payments on our commitments, including the notes.

We are a holding company. As such, our primary assets are the equity interests in our subsidiaries and joint ventures. Consequently, our ability to fund our commitments, including payments on the notes, depends upon the earnings and cash flows of our subsidiaries and joint ventures and the distribution of that cash to us. Distributions from our joint ventures are subject to the discretion of their respective management committees. Further, each joint venture’s charter documents typically vest in its management committee sole discretion regarding distributions. Accordingly, our joint ventures may not continue to make distributions to us at current levels or at all.

We distribute all of our available cash to our unitholders, which may limit the cash available to service the notes or repay them at maturity.

Subject to the limitations on restricted payments contained in our credit agreement and the indentures governing the existing notes and that will be contained in the indenture governing the notes, we will distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our limited partnership agreement. As a result, we may not accumulate significant amounts of cash. If our board of directors fails to establish sufficient reserves, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

Restrictive covenants under the indentures governing our existing notes, our credit agreement and the indenture governing the notes may adversely affect our operations.

Our credit agreement and the indentures governing our existing notes contain, and the indenture governing the notes will contain, and any future indebtedness we incur may contain, a number of restrictive covenants that impose or will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	sell assets, including equity interests in our subsidiaries;

•	pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred units;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	enter into sale and leaseback transactions; and

•	engage in certain business activities.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or to finance future operations or capital needs.

There may be no public trading market for the notes.

The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities and the time remaining to maturity of your notes. We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will be rated at time of original issue by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our perceived financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your notes.

An increase in market rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The tax treatment of publicly traded partnerships could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our business activities, affect the tax considerations of an investment in us and change the character or treatment of portions of our income. For example, from time to time, the President and members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that would adversely affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships.

On May 5, 2015, the U.S. Treasury Department and the IRS released proposed regulations (the “Proposed Regulations”) regarding qualifying income under Section 7704(d)(1)(E) of the Code. The U.S. Treasury Department and the IRS have requested comments from industry participants regarding the standards set forth in the Proposed Regulations. The Proposed Regulations provide an exclusive list of industry-specific activities and certain limited support activities that generate qualifying income. Although the Proposed Regulations adopt a narrow interpretation of the activities that generate qualifying income, we believe the income that we treat as qualifying income satisfies the requirements for qualifying income under the Proposed Regulations. However, the Proposed Regulations could be changed before they are finalized and could take a position that is contrary to our interpretation of Section 7704 of the Code. If the regulations in their final form were to treat any material portion of our income we treat as qualifying income as non-qualifying income, we anticipate being able to treat that income as qualifying income for ten years under special transition rules provided in the Proposed Regulations.

We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could cause a material reduction in our anticipated cash flows and could cause us to be treated as an association taxable as a corporation for U.S. federal income tax purposes subjecting us to the entity-level tax and adversely affecting the value of our common units.

Risks Related to Enterprise Offshore Business Acquisition

In the event that (i) the Enterprise Offshore Business Acquisition is not consummated on or before December 31, 2015 or (ii) the purchase and sale agreement for the Enterprise Offshore Business Acquisition is terminated prior to the closing of such acquisition, the Issuers will be required to redeem all of the notes at 100% of the aggregate issue price, plus accrued and unpaid interest, if any, to, but not including, the redemption date, and you may not obtain your expected return on the notes

The Enterprise Offshore Business Acquisition may not be consummated within the time frame specified under “Description of Notes—Special Mandatory Redemption.” Consummation of the Enterprise Offshore Business Acquisition is subject to various closing conditions, certain of which are beyond our control. See “Summary—Pending Acquisition of Enterprise Offshore Pipelines and Services Business.” If the purchase and sale agreement for the Enterprise Offshore Business Acquisition is terminated prior to the closing of such acquisition, or the closing of the Enterprise Offshore Business Acquisition does not otherwise occur on or prior to December 31, 2015, all of the net proceeds will be used for redemption of all of the notes at a redemption price equal to 100% of the aggregate issue price of the notes, plus accrued and unpaid interest to, but not including, the redemption date. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if you purchase the notes at a price greater than the issue price of the notes, you may suffer a loss on your investment. Although we currently expect to consummate the Enterprise Offshore Business Acquisition in the third quarter of 2015, we cannot assure you that we will in fact close the Enterprise Offshore Business Acquisition, or that we will not otherwise have to redeem the notes.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Enterprise Offshore Business Acquisition.

The pro forma financial statements included in this prospectus supplement and our statements in “Summary—Pending Acquisition of Enterprise Offshore Pipelines and Services Business—Rationale for Enterprise Offshore Business Acquisition” are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the Enterprise Offshore Business Acquisition. Our actual financial condition and results of operations following the Enterprise Offshore Business Acquisition may not be consistent with, or evident from, these pro forma financial statements and other statements relating to the Enterprise Offshore Business Acquisition. In addition, the assumptions used in preparing the pro forma financial data and estimates may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Enterprise Offshore Business Acquisition. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in our common units.

As a result of the Enterprise Offshore Business Acquisition, we anticipate that the scope and size of our operations and business will substantially change. We cannot provide assurance that our expansion in scope and size will be successful.

We anticipate that the Enterprise Offshore Business Acquisition will substantially expand the scope and size of our business by adding substantial offshore operations to our existing offshore business. The anticipated future growth of our business will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. Our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Enterprise Offshore Business Acquisition. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities and use more cash and other financial resources on integration and implementation activities than we expect. We may not be able to successfully integrate the Enterprise Offshore Business into our existing operations or realize the expected economic benefits of the Enterprise Offshore Business Acquisition, which may have a material adverse effect on our business, financial condition and results of operations, including our distributable cash flow.

Failure to successfully combine our business with the assets to be acquired in the Enterprise Offshore Business Acquisition, or an inaccurate estimate by us of the benefits to be realized from the Enterprise Offshore Business Acquisition, may adversely affect our future results.

The Enterprise Offshore Business Acquisition involves potential risks, including:

•	the failure to realize expected profitability, growth or accretion;

•	environmental or regulatory compliance matters or liabilities;

•	title or permit issues;

•	the incurrence of significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; and

•	the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate.

The expected benefits from the pending Enterprise Offshore Business Acquisition may not be realized if our estimates of the potential net cash flows associated with the assets to be acquired by us in the Enterprise Offshore Business Acquisition are materially inaccurate or if we fail to identify operating issues or liabilities associated with the assets prior to closing. The accuracy of our estimates of the potential net cash flows attributable to such assets is inherently uncertain. If certain issues are identified after closing of the Enterprise Offshore Business Acquisition, the purchase and sale agreement provides for limited recourse against EPO.

If we close the Enterprise Offshore Business Acquisition and if any of these risks or unanticipated liabilities or costs were to materialize, any desired benefits of the Enterprise Offshore Business Acquisition may not be fully realized, if at all, and our future financial condition, results of operations and distributable cash flow could be negatively impacted.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million, after deducting the underwriters’ discount and payment of estimated offering expenses.

If the Enterprise Offshore Business Acquisition is completed we will use the net proceeds from this offering to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition.

If the purchase and sale agreement for the Enterprise Offshore Business Acquisition is terminated at any time prior to the closing of such acquisition, or if the closing of the Enterprise Offshore Business Acquisition does not otherwise occur on or prior to December 31, 2015, all of the net proceeds will be used to redeem all of the notes at a redemption price equal to 100% of the aggregate issue price of the notes, plus accrued and unpaid interest to, but not including, the redemption date.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2015:

(1)	on a historical basis;

(2)	on an as adjusted basis to give effect to (a) the April 2015 common units offering and the application of the net proceeds to repay $198.2 million of borrowings outstanding under our revolving credit facility, (b) the May 2015 notes offering and the application of the net proceeds to fund the 2018 notes tender offer and redemption and repay $34.7 million in borrowings outstanding under our revolving credit facility, and (c) the 2018 notes tender offer and redemption; and

(3)	on a pro forma basis, as further adjusted to give effect to (a) the transactions in (2), (b) the sale and issuance of $750,000,000 aggregate principal amount of senior notes pursuant to this offering and the application of the estimated $736.9 million net proceeds therefrom to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition, (c) the sale and issuance of 9,000,000 common units pursuant to the concurrent common units offering at an assumed public offering price of $46.49 per common unit, which was the closing price of our common units on the NYSE on July 15, 2015, and the application of the estimated $403.4 million net proceeds therefrom to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition, (d) estimated borrowings of $395.8 million under our revolving credit facility to fund a portion of the purchase price for the Enterprise Offshore Business Acquisition and to pay estimated offering and transaction expenses, and (e) the closing of the Enterprise Offshore Business Acquisition.

The following table should be read together with our historical financial statements and the related notes thereto that are incorporated by reference into this prospectus supplement. This offering of senior notes is not contingent upon the closing of the concurrent common units offering and the closing of the concurrent common units offering is not contingent upon the closing of this offering of notes.

	As of March 31, 2015
	Historical	As adjusted	Pro forma as further adjusted
	(in millions)
Cash and cash equivalents	$11.1	$11.1	$

Long-term debt:
Revolving credit facility due July 2017(1)(2)	648.4	415.5
2018 Notes (including unamortized premium of $604)	350.6	—		—
2021 Notes	350.0	350.0		350.0
2023 Notes	—	400.0		400.0
2024 Notes	350.0	350.0		350.0
2022 Notes offered hereby	—	—		750.0
Total long-term debt	1,699.0	1515.5

Partners’ capital:
Common unitholders	1,192.9	1,372.5

Total capitalization	$2,891.9	$2,888.0

(1)	Does not include $11.2 million in outstanding letters of credit.
(2)	On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2015 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2014 and the three months ended March 31, 2015 give effect to the proposed acquisition (the “Acquisition”) by Genesis Energy, L.P. (“Genesis”) of the Offshore Gulf of Mexico Energy Services Business (the “Enterprise Offshore Business”) of Enterprise Products Operating, LLC (“Enterprise”) for $1.5 billion and the related assumptions and adjustments described in the notes thereto. These statements will be referred to as the Unaudited Pro Forma Statements.

For purposes of preparing this data, the $1.5 billion of financing to be obtained by Genesis in connection with the Acquisition is assumed to be financed by net proceeds of a public offering of common units of $403.4 million, new indebtedness of approximately $750 million from the issuance of new senior unsecured notes and additional borrowings of $363.2 million (inclusive of an assumed net working capital amount of approximately $16.6 million to be included in the purchase price) under our senior secured credit facility. Such amounts do not include assumed additional borrowings under our senior secured credit facility to finance assumed transaction costs to be incurred as a result of the Acquisition. See further discussion of such items in the accompanying footnotes.

As of the date of these Unaudited Pro Forma Statements, Genesis has not performed detailed valuation studies to determine the required estimates of the fair value of the Enterprise Offshore assets to be acquired and the liabilities to be assumed. Accordingly, the pro forma adjustments for the Acquisition are preliminary and subject to further adjustments as additional information become available and the various analyses and other valuations are performed. Such adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses and depreciation and amortization expenses. The preliminary pro forma adjustments have been made solely for the purposes of providing the Unaudited Pro Forma Statements.

The Unaudited Pro Forma Statements are based upon the historical unaudited and audited financial statements of the Enterprise Offshore Business, which are included in Exhibit 99.4 in Genesis’ Current Report on Form 8-K filed on July 16, 2015, the unaudited condensed consolidated financial statements of Genesis for the three months ended March 31, 2015 as included in Genesis’ Form 10-Q, as amended and superseded in part in Genesis’ Current Report on Form 8-K filed on July 2, 2015, and the audited consolidated financial statements of Genesis for the year ended December 31, 2014 as included in Genesis’ Form 10-K for the fiscal year then ended, as amended and superseded in part in Genesis’ Current Report on Form 8-K filed on July 2, 2015. The Unaudited Pro Forma Statements have been compiled in a manner consistent with the accounting policies adopted by Genesis.

The Enterprise Offshore Business includes a 50% interest in Cameron Highway Oil Pipeline Company (“CHOPS”) and a 50% interest in Southeast Keathley Canyon Pipeline Company, L.L.C (“SEKCO”). Prior to this proposed acquisition, Genesis owns 50% of each of CHOPS and SEKCO, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes the effects of the re-measurement of Genesis’ pre-acquisition, historical interest in each of CHOPS and SEKCO at fair value based on accounting guidance involving step acquisitions as discussed in ASC 805-10-25. The value assigned in the purchase price allocation to the interest to be acquired in CHOPS and SEKCO from Enterprise is used as a basis in calculating the fair value of Genesis’ historical interest in each of CHOPS and SEKCO.

The Unaudited Pro Forma Statements of Genesis should be read in conjunction with the audited consolidated financial statements and notes thereto included in Genesis’ Annual Report on Form 10-K for the year ended December 31, 2014, as amended and superseded in part in Genesis’ Current Report on Form 8-K filed on July 2, 2015, the unaudited consolidated financial statements and notes thereto included in Genesis’ Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as amended and superseded in part in Genesis’ Current Report on form 8-K filed on July 2, 2015, and the audited and unaudited financial statements of Enterprise Offshore included in Exhibit 99.4 in Genesis’ Current Report on Form 8-K filed on July 16, 2015.

The Unaudited Pro Forma Statements were prepared assuming that the acquisition by Genesis of the Enterprise Offshore Business was consummated as of March 31, 2015 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2014 for the Unaudited Pro Forma Condensed Consolidated Statements of Operations. The Unaudited Pro Forma Statements have been prepared based upon assumptions deemed appropriate by Genesis and may not be indicative of actual results.

The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Statements to give effect to pro forma events that are:

•	directly attributable to the Acquisition;

•	factually supportable; and

•	with respect to the unaudited pro forma combined condensed statements of operations, expected to have a continuing impact on the combined results of Genesis and Enterprise Offshore.

The Unaudited Pro Forma Statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Acquisition.

The Unaudited Pro Forma Statements do not include the effects of the completion of an offering of 4.6 million common units in a public offering in April 2015, resulting in net proceeds of approximately $198 million. Such net proceeds were used for general partnership purposes, including the repayment of a portion of the borrowings outstanding under Genesis’ revolving credit facility. The Unaudited Pro Forma Statements also do not include the effects of a public offering of $400 million in aggregate principal amount of 6% senior unsecured notes due 2023. The proceeds from that notes offering were used to fund the purchase price of $300.1 million of Genesis’ 7.875% senior unsecured notes due 2018 that were tendered in May 2015 and the redemption of the remaining $49.9 million of Genesis’ 7.875% senior unsecured notes due 2018 that were redeemed in June 2015.

Assumptions and estimates underlying the unaudited pro forma combined condensed adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Statements. Since the Unaudited Pro Forma Statements have been prepared in advance of the close of the Acquisition, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of closing.

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2015

(in millions)

	Historical Genesis	Enterprise Offshore Business	Pro Forma Adjustments			Pro Forma Adjustments to Consolidate Historically Held Equity Investments (A)	Pro Forma Genesis
ASSETS
Cash and cash equivalents	$11.1	$2.7	$750.0	(B	)	$1.1	$14.9
			403.4	(B	)
			377.3	(B	)
			(1,516.6)	(D	)
			(14.1)	(E	)
			18.5	(F	)
			(18.5)	(F	)
Accounts receivable—trade, net	202.6	24.9				12.1	239.6
Inventories	63.8					0.3	64.1
Other	30.4	2.1				1.3	33.8

Total current assets	307.9	29.7	0.0			14.8	352.4
Fixed assets, net	1,730.2	1,126.0	(640.2)	(D	)	1,532.1	3,748.2
Investment in direct financing leases, net	144.5						144.5
Equity investees	620.1	487.6	678.1	(D	)	(1,541.0)	547.9
			303.1	(C	)
Intangible assets, net	79.9	39.3	(39.3)	(D	)		79.9
Goodwill	325.0	82.0	(82.0)	(D	)		325.0
Other assets, net	64.5	1.3	18.5	(F	)	1.6	84.6
			(1.3)	(D	)

Total assets	$3,272.1	$1,765.9	$236.9			$7.5	$5,282.5

LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable—trade	$203.3	$7.9				$3.3	$214.5
Accrued and other current liabilities	139.3	16.9				2.2	158.4

Total current liabilities	342.6	24.8	0.0			5.5	372.9
Senior secured credit facility	648.4		377.3	(B	)		1,044.2
			18.5	(F	)
Senior unsecured notes	1,050.6		750.0	(B	)		1,800.6
Deferred tax liabilities	19.3						19.3
Other long-term liabilities	18.3	97.2	49.2	(D	)	2.0	166.7
Partners’ capital:
Common unitholders	1,192.9	1,580.8	(1,580.8)	(D	)	0.0	1,885.4
			403.4	(B	)
			303.1	(C	)	0.0
			(14.1)	(E	)
Noncontrolling Interest		63.1	(69.7)	(D	)		(6.6)

Total partners’ capital	1,192.9	1,643.9	(958.1)			0.0	1,878.8

Total liabilities and partners’ capital	$3,272.1	$1,765.9	$236.9			$7.5	$5,282.5

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2015

(in millions, except per common unit amounts)

	Historical Genesis	Enterprise Offshore Business	Pro Forma Adjustments		Pro Forma Adjustments to Consolidate Historically Held Equity Investments (G)	Pro Forma Genesis
REVENUES	$526.8	$41.1			$36.6	$604.5
COSTS AND EXPENSES:
Cost of sales and operating expenses	461.7	17.0			7.1	485.8
General and administrative expenses	13.2	1.3				14.5
Depreciation and amortization expense	27.1	23.4	(14.1)	(H)	11.0	47.4

Total costs and expenses	502.0	41.7	(14.1)		18.1	547.7

OPERATING INCOME	24.8	(0.6)	14.1		18.5	56.8
Equity in earnings of equity investees	15.5	19.1	(2.1)	(I)	(18.5)	13.2
			(0.8)	(J)
Interest expense	(19.2)		(14.1)	(K)		(33.3)

Income before income taxes	21.1	18.5	(2.9)		—	36.7
Income tax expense	(0.9)					(0.9)

NET INCOME	20.2	18.5	(2.9)		—	35.8
Net income (loss) attributable to noncontrolling interest		0.3	(0.7)	(L)		(0.4)

NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS	$20.2	$18.8	$(3.6)		$—	$35.4

Net income attributable to common unitholders per common unit:
Basic and Diluted	$0.21					$0.34
Weighted average common units:
Basic and Diluted	95.0		9.0	(M)		104.0

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2014

(in millions, except per common unit amounts)

	Historical Genesis	Enterprise Offshore Business	Pro Forma Adjustments			Pro Forma Adjustments to Consolidate Historically Held Equity Investments (G)	Pro Forma Genesis
REVENUES	$3,846.2	$184.4				$105.4	$4,136.0
COSTS AND EXPENSES:
Cost of sales and operating expenses	3,572.0	84.0				17.1	3,673.1
General and administrative expenses	50.7	7.5					58.2
Depreciation and amortization expense	90.9	88.6	(56.2)	(H)		36.0	159.3

Total costs and expenses	3,713.6	180.1	(56.2)			53.1	3,890.6

OPERATING INCOME	132.6	4.3	56.2			52.3	245.4
Equity in earnings of equity investees	43.1	55.2	(8.4)	(I)		(52.3)	30.8
			(6.8)	(J)
Interest expense	(66.6)		(56.4)	(K)			(123.0)

Income before income taxes	109.1	59.5	(15.4)			—	153.2
Income tax expense	(2.9)						(2.9)

NET INCOME	106.2	59.5	(15.4)			—	150.3
Net income (loss) attributable to noncontrolling interest		0.4	(2.9)	(L)			(2.5)

NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS	$106.2	$59.9	$(18.3)			$—	$147.8

Net income attributable to common unitholders per common unit:
Basic and Diluted	$1.18						$1.49
Weighted average common units:
Basic and Diluted	90.1		9.0	(M	)		99.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

1. Basis of Pro Forma Presentation

The unaudited pro forma combined condensed financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of Genesis Energy, L.P. (“Genesis”) and the Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating, LLC (“Enterprise Offshore”) after giving effect to Genesis’ contemplated acquisition of Enterprise Offshore and related financing arrangements. All pro forma statements use Genesis’ period end date.

The allocation of the purchase price used in the Unaudited Pro Forma Statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Genesis expects the purchase price allocation to be completed upon the finalization of the related valuations and analyses. The final valuations may be materially different from the preliminary valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses and valuations are performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the Unaudited Pro Forma Statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to various assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The acquisition method of accounting is based on Accounting Standards Codification, ASC, Topic 805, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurement.” ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Genesis may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Genesis’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, at their respective fair values and consolidated with those of Genesis. Financial statements and reported results of operations of Genesis issued after completion of the acquisition will reflect these values. Periods prior to completion of the acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Enterprise Offshore.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by Genesis are estimated to be $14.1 million.

The unaudited pro forma condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Genesis that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Genesis. The unaudited pro forma condensed financial statements should be read in conjunction with Genesis financial statements for the three months ended March 31, 2015 and for the year ended December 31, 2014, which are included in its Annual Report on Form 10-K for the year ended December 31, 2014, as amended and superseded in part in its Current Report on Form 8-K filed on July 2, 2015, and in Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, as amended and superseded in part in its Current Report on Form 8-K filed on July 2, 2015. Enterprise Offshore’s combined financial statements as of March 31, 2015, December 31, 2014 and 2013 and for the three years ended December 31, 2014, and for the quarterly periods ended March 31, 2015 and 2014 are included in Genesis’ Current Report on Form 8-K filed on July 16, 2015.

2. Description of the Transaction

On July 16, 2015, Genesis Energy, L.P. entered into a purchase and sale agreement with Enterprise Products Operating, LLC pursuant to which it will acquire all of the equity interests in the Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating, LLC upon the terms and subject to the conditions set forth in the purchase and sale agreement. The consideration for the Enterprise Offshore acquisition is comprised of $1.5 billion in cash, subject to certain post-closing adjustments for working capital. As detailed in the purchase and sale agreement, the purchase price will be adjusted based upon Enterprise Offshore’s net assets on a date prior to the closing date. This purchase price adjustment is to be determined and agreed to after closing, subject to a review period.

The purchase and sale agreement contains customary representations and warranties, covenants and agreements. The purchase and sale agreement also contains customary termination rights for both parties. The Enterprise Offshore acquisition is expected to close in July 2015, subject to satisfaction or waiver of customary closing conditions. The Company’s obligation to close the Enterprise Offshore acquisition is not subject to any condition related to the availability of financing.

3. Financing of the Transaction

These Unaudited Pro Forma Statements reflect Genesis’ acquisition of Enterprise Offshore through an assumed combination of the cash proceeds from the issuance of approximately $750 million of senior unsecured notes and net cash proceeds of approximately $403.4 million from the issuance of common units (9,000,000 common units at an assumed offering price of $46.49 per common unit based on the closing price as of July 15, 2015, net of underwriting discounts and offering costs) of Genesis Energy, L.P. and $395.8 million from total additional borrowings under our under our senior secured credit facility. In addition to financing the $1.5 billion preliminary purchase price, these financing assumptions also include an adjustment for $16.6 million in estimated net working capital reflected in the financial statements of Enterprise Offshore to be purchased prior to closing. These amounts also include additional borrowings under our senior secured credit facility to finance a portion of our transaction related costs assumed to be incurred. All associated fees related to the acquisition of

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

Enterprise Offshore and the issuance of long term debt and equity have been reflected in the pro forma financial statements. A summary of assumed financing related items resulting from the Acquisition is shown below:

Financing Item	Amount (in millions)
Proceeds from Issuance of Common Units	$403.4
Proceeds from Issuance of Senior Unsecured Notes	750.0
Additional Borrowings Under Senior Secured Credit Facility to Finance Base Purchase Price	346.6
Additional Borrowings Under Senior Secured Credit Facility to Finance Working Capital Purchase	16.6
Additional Borrowings Under Senior Secured Credit Facility to Finance Note Issuance and Credit Facility Related Costs	18.5
Additional Borrowings Under Senior Secured Credit Facility to Finance Transaction and Financing Related Costs	14.1

Total Proceeds	$1,549.2

4. Items Excluded from Unaudited Pro Forma Statements

Subsequent to March 31, 2015, Genesis completed several financing related transactions that were not directly attributable to this proposed acquisition.

On April 10, 2015, Genesis completed an underwritten public offering of common units. Including the overallotment option, which was exercised in full by the underwriters, the Genesis sold a total of 4,600,000 common units at $44.42 per common unit. Total net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $198 million. Genesis has used these net proceeds for general partnership purposes, including the repayment of a portion of the borrowings outstanding under its revolving credit facility.

On May 20, 2015, Genesis completed a cash tender offer to purchase outstanding principal amounts on its 7.875% senior notes due 2018. As of this date, $350 million aggregate principal amount of the notes were outstanding. As of the expiration of the tender offer on May 20, 2015, $300 million aggregate principal amount of the outstanding notes were validly tendered. For the outstanding remaining notes not tendered, Genesis redeemed all remaining outstanding notes in June 2015.

On May 21, 2015, Genesis completed an offering of $400 million of 6.0% senior unsecured notes due 2023.

The estimated net second quarter financial impact of the notes transactions discussed above (including the $400 million notes offering due 2023, as well as the tender/redemption of the $350 million notes due 2018) include an estimated $49 million in additional senior secured notes outstanding, repayment of an estimated $16 million of borrowings outstanding under Genesis’ revolving credit facility and an estimated $15 million non-cash loss to be recorded relating to the extinguishment of $350 million 2018 notes discussed above.

As the financing transactions mentioned above were not directly attributable to the proposed acquisition, they are excluded from the pro forma adjustments included in this Current Report on Form 8-K.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

5. Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimate of the fair values of assets acquired and liabilities assumed as of the closing of the Acquisition were allocated to each of Enterprise Offshore’s assets and liabilities, pending Genesis’s completion of its purchase price allocation after closing once final analyses and valuations can be completed. Genesis cannot currently estimate the value of the purchase price to be allocated to property, plant and equipment, goodwill or identifiable intangible assets at this time. As a result, for purposes of this pro forma presentation, the net of the purchase price in excess of estimated preliminary fair value assigned to noncontrolling interest, other long term liabilities, other assets, equity investment interests to be acquired and working capital (related to current assets and current liabilities to be assumed) has been reflected in property, plant and equipment. The results of final analyses and valuations may reflect a value for certain customer contracts or other identifiable intangible assets, the quantification of which cannot be determined at this time.

The preliminary estimates of fair values of assets acquired and liabilities assumed (in millions), including a preliminary allocation based on the historical presentation of CHOPS and SEKCO as equity investments as well as and allocation adjusted for the consolidation of CHOPS and SEKCO, are as follows:

	Preliminary Amount Allocated (in millions)	Adjustment for CHOPS and SEKCO Consolidation	Amount Allocated (in millions)
Cash	$—	$0.6	$0.6
Accounts Receivable	0.0	6.1	6.1
Inventories	0.0	0.2	0.2
Other Current	0.0	0.7	0.7
Property, Plant, Equipment	485.9	765.9	1,251.8
Equity Investees	1,163.7	(769.5)	394.2
Other Assets	0.0	0.8	0.8
Accounts Payable	0.0	(1.7)	(1.7)
Accrued Liabilities and other current liabilities	0.0	(1.1)	(1.1)
Current ARO	(11.7)		(11.7)
Other Long-term Liabilities	(144.5)	(2.0)	(146.5)
Noncontrolling Interest	6.6	0.0	6.6

Purchase Price	$1,500.0	$(0.0)	$1,500.0

Estimated Working Capital Adjustment			16.6

Net Purchase Price			$1,516.6

The $1,251.8 million assigned to Property, Plant, and Equipment is estimated to be attributed to natural gas pipelines and equipment, offshore platforms, and crude oil pipelines. Within these categories, estimated useful lives range from 5 to 35 years for purposes of calculating estimated depreciation expense in these Unaudited Pro Forma Statements.

6. Adjustments to Unaudited Pro Forma Statements

(A) Reflects the consolidation of the historical financial statements of CHOPS and SEKCO as of March 31, 2015 on the unaudited pro forma condensed consolidated balance sheet (after giving effect to the estimated fair value of the acquired interest in each CHOPS and SEKCO as derived from the preliminary

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

purchase price allocation) . Genesis owned 50% equity interest in each of CHOPS and SEKCO prior to this proposed acquisition and would own 100% equity interest in each of CHOPS and SEKCO assuming the acquisition of the 50% equity interest held by Enterprise in each of CHOPS and SEKCO. Genesis and Enterprise have historically accounted for their equity interest in each of CHOPS and SEKCO as equity method investments. Amounts include the 50% already owned by Genesis as well as the 50% portion attributable to the Acquisition. As such, these adjustments also reflect the elimination of the equity investments in CHOPS and SEKCO held by Genesis and Enterprise as of March 31, 2015. As 100% owner of all equity interests in CHOPS and SEKCO, Genesis will consolidate CHOPS and SEKCO in its consolidated financial statements.

(B) Reflects the assumed financing of the Acquisition. As previously mentioned, financing assumptions include the issuance of $403.4 million of new common units (9,000,000 units at a price of $46.49 per unit based on a closing price as of July 15, 2015, net of underwriting discounts and offering costs), $750 million of new senior unsecured notes, and $377.3 million of incremental borrowings under our senior secured credit facility. In addition to financing the $1.5 billion preliminary purchase price, these financing assumptions also include an adjustment to purchase $16.6 million in estimate net working capital reflected in the financial statements of the Enterprise Offshore Business to be purchased prior to closing, as well as additional borrowing under our credit facility to finance a portion of our transaction related costs assumed to be incurred.

(C) Reflects the step up to fair value of Genesis’ historically owned 50% interest in each of CHOPS and SEKCO as of March 31, 2015 (as historically accounted for as equity method investments). This step up of Genesis’ historical interest in CHOPS and SEKCO is based on the fair value assigned in the preliminary purchase price allocation to the 50% interest in CHOPS and 50% interest in SEKCO owned by Enterprise.

(D) Reflects the effects of the preliminary purchase price allocation relating to the Acquisition. This adjustment also reflects the removal of previously recorded goodwill, intangible assets and partners’ capital as recorded in the historic balance sheet of the Enterprise Offshore Business as of March 31, 2015 prior to applying the preliminary purchase price allocation. Additionally, this adjustment initially assumes applying the preliminary purchase price allocation to Genesis’ equity investments (assuming an additional 50% equity interest each) in CHOPS and SEKCO prior to adjusting for the consolidation of the entities as previously discussed. See Note 5 for further discussion surrounding the preliminary purchase price allocation.

(E) Reflects the estimated amounts relating to one-time transaction costs for various services and other payments necessary to complete the Acquisition.

(F) Reflects estimated new deferred debt issuance costs for the assumed $750 million issuance of senior unsecured notes to finance a portion of the Acquisition. This adjustment also reflects anticipated costs incurred in amending and restating Genesis’ credit agreement (with assumed upsizing of the senior secured credit facility), which will be assumed to occur as result of this Acquisition. Such items include legal fees, underwriting fees, bank fees and other services which would be amortized over the term of the notes and credit agreement respectively.

(G) Reflects the impact of the consolidation of the historical financial statements of CHOPS and SEKCO as of January 1, 2014 on the unaudited pro forma condensed consolidated statement of operations. Genesis owned 50% equity interest in each of CHOPS and SEKCO prior to this proposed acquisition and would own 100% equity interest in each CHOPS and SEKCO assuming the acquisition of the 50% equity interest held by Enterprise Offshore in each of CHOPS and SEKCO. Genesis and Enterprise Offshore have historically accounted for their equity interest in each of CHOPS and SEKCO as equity method investments.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

(H) Reflects change in depreciation resulting from the change in fair value and lives of tangible assets acquired from Enterprise Offshore (excluding CHOPS and SEKCO since these entities are now consolidated and discussed separately above) resulting from the preliminary purchase price allocation.

(I) Reflects change in amortization of excess purchase price (as compared to book value of equity interest) resulting from the change in fair value from preliminary purchase price allocation of the equity interest in Poseidon acquired from Enterprise.

(J) Reflects the change in equity income (before pro forma adjustment for consolidation of CHOPS and SEKCO) resulting from the changes in the fair value of our historically owned and acquired interests in CHOPS and SEKCO resulting from the preliminary purchase price allocation. See below for schedule:

	CHOPS 3/31/2015	SEKCO 3/31/2015	Total 3/31/2015
Reverse Equity Income — Genesis and Enterprise Offshore	$(6.7)	$(12.6)	$(19.3)
Add Historical Net Income — Genesis and Enterprise Offshore	8.3	15.3	23.6
Less Depreciation — PP&E from changes resulting from Purchase Price Allocation	(5.7)	0.6	(5.1)

Net Difference	$(4.1)	$3.3	$(0.8)

	CHOPS 12/31/2014	SEKCO 12/31/2014	Total 12/31/2014
Reverse Equity Income — Genesis and Enterprise Offshore	$(28.9)	$(30.2)	$(59.1)
Add Book Net Income — Genesis and Enterprise Offshore	33.2	29.3	62.5
Less Depreciation — PP&E from changes resulting from Purchase Price Allocation	(11.5)	1.4	(10.2)

Net Difference	$(7.2)	$0.5	$(6.8)

(K) Reflects increase in interest expense resulting from the assumed issuance of $750 million in senior unsecured notes and assumed incremental borrowings of $395.8 million under our senior secured credit facility resulting from the financing of this Acquisition and associated costs. Interest expense on the notes is calculated at an assumed annual interest rate of 6%. Interest expense on the incremental borrowing under our senior secured credit facility is calculated at an assumed annual interest rate of 2.5% (Genesis’ historic rate on LIBOR borrowing under its credit facility). This adjustment also reflects additional amortization of debt issuance costs related to the new senior unsecured note issuance, as well as the amortization of costs associated with an assumed credit agreement amendment. A 0.125% increase or decrease to the assumed interest rate on the borrowings would increase or decrease pro forma interest expense by approximately $1.4 million on an annual basis and $0.4 million on a quarterly basis.

(L) Reflects change in net income (loss) attributable to noncontrolling interest resulting from the change in fair value and lives of tangible assets relating to Independence Hub, L.L.C. Independence Hub, L.L.C., which owns the Independence Hub platform on the Outer Continental Shelf in the Gulf of Mexico, is 80% owned by Enterprise. This change in net income attributable to noncontrolling interest results from the change in net income of Independence Hub, L.L.C. as relating to changes in depreciation expense. These changes in expense are based on fair value and lives of tangible assets of Independence Hub L.L.C. as determined from the preliminary purchase price allocation.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except where otherwise indicated, or amounts per unit)

(M) Reflects change in common units from the assumed issuance of 9,000,000 million common units at a price of $46.49 per unit (based on a closing price as of July 15, 2015) to finance a portion of this Acquisition. This change in number of common units outstanding and corresponding effects on earnings per unit do not include the effects of Genesis’ April 2015 issuance of common units (for purposes other than this acquisition) which generated net proceeds of approximately $198 million.

ENTERPRISE OFFSHORE BUSINESS

The Enterprise Offshore Business serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise Offshore Business includes approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.

Offshore Natural Gas and Crude Oil Pipelines

The offshore Gulf of Mexico pipelines provide for the gathering and transportation of natural gas or crude oil from offshore production fields to interconnecting offshore or onshore pipelines or processing facilities. The results of operations from these pipelines are primarily dependent upon the volume of natural gas or crude oil transported and the level of fees charged to shippers. Transportation fees are based either on contractual arrangements or, as in the case of the High Island Offshore System (“HIOS”), tariffs regulated by the FERC. In general, contractual arrangements for offshore pipeline transportation services tend to be long-term in nature and involve life-of-reserve commitments.

The following table presents selected information regarding the offshore natural gas pipelines at December 31, 2014:

Description of Asset	Ownership Interest		Pipeline Length (Miles)	Approximate Net Capacity (MMcf/d)(1)
Offshore natural gas pipelines:
Independence Trail	100.0%		135	1,000
Viosca Knoll Gathering System	100.0%		107	600
High Island Offshore System	100.0%		287	500
Matagorda Gathering System	100.0%		127	500
Falcon Natural Gas Pipeline	100.0%		14	400
Anaconda Gathering System	100.0%		183	300
Green Canyon Laterals	Various	(2)	34	213
Manta Ray Offshore Gathering System	25.7%	(3)	237	205
Nautilus System	25.7%	(3)	101	154

Total			1,225

(1)	Amounts presented are net to the ownership interest of entities owned by the Enterprise Offshore Business in the associated asset.
(2)	The Enterprise Offshore Business proportionately consolidates its undivided interests, which range from 2.7% to 33.3%, in 28 miles of the Green Canyon Lateral pipelines. The remainder of the laterals are wholly owned.
(3)	The Enterprise Offshore Business’s ownership interests in the Manta Ray Offshore Gathering System and the Nautilus System are held indirectly through its equity method investment in Neptune Pipeline Company, L.L.C.

On a weighted-average basis, overall utilization rates for the offshore natural gas pipelines were approximately 12.9%, 14.6% and 12.9% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the principal offshore natural gas pipelines. The Enterprise Offshore Business operates the Independence Trail pipeline, Viosca Knoll Gathering System, High Island Offshore System, Falcon Natural Gas Pipeline, Anaconda Gathering System and certain components of the Green Canyon Laterals. Third parties operate the remainder of the offshore natural gas pipelines.

•	The Independence Trail pipeline transports natural gas from the Independence Hub platform and a pipeline interconnect downstream of the Independence Hub platform to the Tennessee Gas Pipeline at a pipeline interconnect on the West Delta 68 pipeline junction platform. Natural gas transported on the Independence Trail pipeline originates from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Viosca Knoll Gathering System gathers natural gas from producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico for delivery to several major interstate pipelines, including the High Point Gas Transmission, Transco, Dauphin Island Gathering System, Tennessee Gas Pipeline and Destin Pipelines.

•	The HIOS transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island and East Breaks areas of the Gulf of Mexico to interconnects with the TC Offshore system and Kinetica Energy Express. HIOS includes 201 miles of pipeline and eight pipeline junction and service platforms that are regulated by the FERC. In addition, this system includes the 86-mile East Breaks Gathering System, which connects HIOS to the Hoover-Diana deepwater platform located in Alaminos Canyon Block 25.

•	The Matagorda Gathering System gathers natural gas from producing fields in the Matagorda Island area of the Gulf of Mexico for delivery to interconnecting onshore pipelines located in Matagorda and Calhoun counties in Texas. This system includes two pipeline junction platforms.

•	The Falcon Natural Gas Pipeline transports natural gas processed at the Falcon Nest platform to a connection with the Central Texas Gathering System located at the Brazos Addition Block 133 platform.

•	The Anaconda Gathering System gathers natural gas from producing fields located in the Green Canyon area of the Gulf of Mexico for delivery to the Nautilus System.

•	The Green Canyon Laterals represent a collection of small diameter pipelines that gather natural gas for delivery to HIOS and various other downstream pipelines.

•	The Manta Ray Offshore Gathering System gathers natural gas from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico for delivery to numerous downstream pipelines, including the Nautilus System. This system includes three pipeline junction platforms.

•	The Nautilus System connects the Anaconda Gathering System and Manta Ray Offshore Gathering System to the Neptune natural gas processing plant located in south Louisiana.

The following table presents selected information regarding the Enterprise Offshore Business’s offshore crude oil pipelines at December 31, 2014:

Description of Asset	Ownership Interest		Length (Miles)	Approximate Net Capacity (MBPD)(1)
Offshore crude oil pipelines:
Shenzi Oil Pipeline	100.0%		83	230
Poseidon Oil Pipeline System	36.0	%(2)	366	155
Cameron Highway Oil Pipeline	50.0	%(3)	374	150
Allegheny Oil Pipeline	100.0%		40	140
Marco Polo Oil Pipeline	100.0%		37	120
Constitution Oil Pipeline	100.0%		67	80
SEKCO Oil Pipeline	50.0	%(4)	145	58
Viosca Knoll Oil Pipeline	100.0%		6	5
Tarantula	100.0%		4	30

Total			1,122

(1)	Amounts presented are net to the ownership interest of entities owned by the Enterprise Offshore Business in the associated asset.
(2)	The Enterprise Offshore Business’s ownership interest in the Poseidon Oil Pipeline System is held indirectly through its equity method investment in Poseidon Oil Pipeline Company, L.L.C.
(3)	The Enterprise Offshore Business’s ownership interest in the Cameron Highway Oil Pipeline is held indirectly through its equity method investment in Cameron Highway Oil Pipeline Company.
(4)	The Enterprise Offshore Business’s ownership interest in the SEKCO Oil Pipeline is held indirectly through its equity method investment in Southeast Keathley Canyon Pipeline Company, L.L.C.

On a weighted-average basis, overall utilization rates for the Enterprise Offshore Business’s offshore crude oil pipelines were approximately 35.9%, 31.3% and 30.6% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the principal offshore crude oil pipelines, all of which the Enterprise Offshore Business operates.

•	The Shenzi Oil Pipeline gathers crude oil production from the Shenzi production field located in the Green Canyon area of the Gulf of Mexico for delivery to both the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Poseidon Oil Pipeline System transports crude oil production from the outer continental shelf and deepwater areas of the Gulf of Mexico offshore Louisiana to onshore facilities in south Louisiana. This system includes one pipeline junction platform.

•	The Cameron Highway Oil Pipeline transports crude oil production from deepwater areas of the Gulf of Mexico, primarily the Green Canyon area, for delivery to refineries and terminals in southeast Texas. This system includes two pipeline junction platforms.

•	The Allegheny Oil Pipeline connects the Allegheny and South Timbalier 316 platforms in the Green Canyon area of the Gulf of Mexico with the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Marco Polo Oil Pipeline transports crude oil from our Marco Polo oil platform to an interconnect with the Allegheny Oil Pipeline in Green Canyon Block 164.

•	The Constitution Oil Pipeline gathers crude oil from the Constitution, Caesar Tonga and Ticonderoga production fields located in the Green Canyon area of the Gulf of Mexico for delivery to either the Cameron Highway Oil Pipeline or Poseidon Oil Pipeline System.

•	The SEKCO Oil Pipeline connects the third party-owned Lucius-truss spar floating production platform to an existing junction platform at South Marsh Island 205, which is part of our Poseidon Oil Pipeline System. The SEKCO Oil Pipeline was completed and started earning firm capacity reservation fees in July 2014. Crude oil shipments commenced in January 2015 when the Lucius oil and gas field started operations.

Offshore Hub Platforms

Offshore hub platforms are important components of the Enterprise Offshore Business’s pipeline operations in the Gulf of Mexico. These platforms are typically used to interconnect the offshore pipeline network; provide an efficient means to perform pipeline maintenance; locate compression, separation and production handling equipment and similar assets; and conduct drilling operations during the initial development phase of an oil and natural gas property.

The results of operations from offshore platform services are primarily dependent upon the level of commodity charges and/or demand-type fees billable to customers. Revenue from commodity charges is based on a fee per unit of volume delivered to the platform (typically per MMcf of natural gas or per barrel of crude oil) multiplied by the total volume of each product delivered. Demand-type fees are similar to firm capacity reservation agreements for a pipeline in that they are charged to a customer regardless of the volume the customer actually delivers to the platform. Contracts for platform services often include both demand-type fees and commodity charges, but demand-type fees generally expire after a contractually fixed period of time and in some instances may be subject to cancellation by customers.

The following table presents selected information regarding the Enterprise Offshore Business’s offshore hub platforms at December 31, 2014:

Description of Asset	Ownership Interest		Water Depth (Feet)	Approximate Net Capacity(1)
				Natural Gas (MMcf/d)	Crude Oil (MBPD)
Offshore hub platforms:
Independence Hub	80.0	%(2)	8,000	800	N/A
Marco Polo	50.0	%(3)	4,300	150	60
Viosca Knoll 817	100.0%		671	145	5
Garden Banks 72	50.0	%(4)	518	113	18
East Cameron 373	100.0%		441	195	3
Falcon Nest	100.0%		389	400	3

(1)	Amounts presented are net to the ownership interest.
(2)	The Enterprise Offshore Business owns an 80% consolidated interest in the Independence Hub platform through its majority owned subsidiary, Independence Hub, LLC.
(3)	The Enterprise Offshore Business’s ownership interest in the Marco Polo platform is held indirectly through its equity method investment in Deepwater Gateway, L.L.C.
(4)	The Enterprise Offshore Business proportionately consolidates its undivided interest in the Garden Banks 72 platform.

In addition to the offshore hub platforms, the Enterprise Offshore Business also owns or indirectly owns, through its equity method investees, 17 pipeline junction and service platforms (14 of which it operates). Unlike hub platforms, pipeline junction and service platforms do not have processing capacity.

With respect to natural gas processing capacity, the overall utilization rates (on a weighted-average basis) of the offshore hub platforms were approximately 8.1%, 11.2% and 16.2% during the years ended December 31, 2014, 2013 and 2012, respectively. With respect to crude oil processing capacity, the overall utilization rates (on a weighted-average basis) of the offshore platforms were approximately 16.9%, 17.5% and 18.9% during the years ended December 31, 2014, 2013 and 2012, respectively.

The following information describes each of the Enterprise Offshore Business’s principal Gulf of Mexico offshore hub platforms. The Enterprise Offshore Business operates these platforms with the exception of the Independence Hub and Marco Polo platforms.

•	The Independence Hub platform is located in Mississippi Canyon Block 920. This platform processes natural gas gathered from deepwater production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Marco Polo platform, which is located in Green Canyon Block 608, processes crude oil and natural gas from production fields located in the South Green Canyon area of the Gulf of Mexico.

•	The Viosca Knoll 817 platform primarily serves as a base for gathering deepwater production in the Viosca Knoll area, including the Ram Powell development.

•	The Garden Banks 72 platform serves as a base for gathering deepwater production from the Garden Banks area of the Gulf of Mexico. This platform also serves as a junction platform for the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The East Cameron 373 platform processes production from the Garden Banks and East Cameron areas of the Gulf of Mexico.

•	The Falcon Nest platform, which is located in the Mustang Island East area of the Gulf of Mexico, processes natural gas from the Falcon field.

Seasonality

The Enterprise Offshore Business operations exhibit little to no effects of seasonality; however, they may be affected by weather events such as hurricanes and tropical storms in the Gulf of Mexico, which generally arise during the summer and fall months.

Competition

Within their respective market areas, the offshore pipelines compete with other offshore pipelines primarily on the basis of fees charged, available throughput capacity, connections to downstream markets and proximity and access to existing reserves.

ENTERPRISE OFFSHORE BUSINESS SELECTED FINANCIAL DATA

The selected historical financial data for the Enterprise Offshore Business were derived from the Enterprise Offshore Business’ historical financial statements and the related notes included elsewhere in this prospectus supplement. The selected historical financial data do not purport to project the Enterprise Offshore Business’ results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the selected financial data below together with “Enterprise Offshore Business Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Enterprise Offshore Business’ historical consolidated financial statements and related notes included elsewhere in this prospectus supplement.

The historical consolidated financial data as of December 31, 2014 and 2013 and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. The historical consolidated financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are unaudited. The Enterprise Offshore Business believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for the Enterprise Offshore Business’ entire fiscal year.

	Three months ended March 31,		Year ended December 31,
($ in millions)	2015	2014	2014	2013	2012
Income Statement Data:
Revenues	$41.1	$44.4	$184.4	$187.9	$228.3
Costs and expenses	41.7	41.1	180.1	178.7	185.9
Equity in income of unconsolidated affiliates	19.1	11.1	55.2	29.8	26.8
Net income attributable to Enterprise Offshore Business	18.8	14.4	59.9	37.9	64.5
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$53.0	$39.0	$175.7	$149.5	$173.9
Investing activities	2.2	(2.8)	13.6	(46.0)	(72.0)
Financing activities	(54.5)	(36.3)	(189.1)	(105.4)	(102.4)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$2.7		$2.0	$1.8
Total assets	1,765.9		1,796.0	1,920.3
Total liabilities	122.0		117.0	114.2
Total Equity	1,643.9		1,679.0	1,806.1

ENTERPRISE OFFSHORE BUSINESS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview of Business

The Enterprise Offshore Business serves some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. The Enterprise Offshore Business includes approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.

Outlook for 2015

The Enterprise Offshore Business expects that transportation volumes on its offshore crude oil pipelines will continue to increase in the near term as significant deepwater prospects begin production. For example, the SEKCO Oil Pipeline, which serves the Lucius field located in the southern Keathley Canyon area of the deepwater central Gulf of Mexico, commenced operations during the first quarter of 2015. Conversely, the Enterprise Offshore Business expects that throughput volumes on its offshore Gulf of Mexico natural gas pipelines will continue to decline in 2015 due to producers focusing more of their near-term resources to exploit offshore crude oil developments and onshore NGL-rich natural gas and crude oil producing areas; however, increases in natural gas production associated with oil production are expected to temper the overall decline in Gulf of Mexico natural gas production. Development of hydrocarbon reserves in the Gulf of Mexico is capital intensive and projects typically have long lead times. At this time, the Enterprise Offshore Business is uncertain what, if any, effect the current environment of lower hydrocarbon prices will have on producers’ intermediate plans to explore and develop reserves in the Gulf of Mexico.

Three Months Ended March 31, 2015 compared to Three Months Ended March 31, 2014

Results of Operations

The following table summarizes the key components of our results of operations for the three months indicated (dollars in millions):

	For the Three months Ended March 31,
	2015	2014
Revenues	$41.1	$44.4
Costs and expenses:
Operating expenses	17.0	17.6
Depreciation, amortization and accretion expense	23.4	21.9
Gain on disposal of fixed assets	—	(0.3)
General and administrative costs	1.3	1.9

Total costs and expenses	41.7	41.1

Equity in income of unconsolidated affiliates	19.1	11.1

Operating income and net income	18.5	14.4
Net income attributable to noncontrolling interests	0.3	—

Net income attributable to owners	$18.8	$14.4

Management of the Enterprise Offshore Business evaluates the performance of the Enterprise Offshore Business based on the non-GAAP financial measure of gross operating margin. For additional information regarding use of this non-GAAP financial measure, please read “—Use of Non-GAAP Financial Measure.” The following table presents gross operating margin and selected volumetric data for the periods indicated (dollars in millions, volumes as noted):

	Three Months Ended March 31,
	2015	2014
Gross operating margin	$44.1	$38.7
Selected volumetric data:
Natural gas transportation volumes (BBtus/d)	619	569
Crude oil transportation volumes (MBPD)	340	335

Comparison of 2015 with 2014

Gross operating margin for the first quarter of 2015 increased $5.4 million when compared to the first quarter of 2014. Gross operating margin for the first quarter of 2015 includes $8.1 million of equity earnings from the Enterprise Offshore Business’ investment in the SEKCO Oil Pipeline, which started earning firm capacity reservation fees in the third quarter of 2014. Aggregate gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $2.8 million quarter-to-quarter primarily due to lower platform processing and pipeline transportation volumes during the first quarter of 2015.

Years Ended December 31, 2014, December 31, 2013, and December 31, 2012

Results of Operations

The following table summarizes the key components of Enterprise’s Offshore Business results of operations for the years indicated (dollars in millions):

	For the Year Ended December 31,
	2014	2013	2012
Revenues	$184.4	$187.9	$228.3
Costs and expenses:
Operating expenses	84.0	76.0	83.0
Depreciation, amortization and accretion expense	88.4	84.7	90.7
(Gain) loss on disposal of fixed assets	(4.9)	(2.7)	0.5
Asset impairment charges	5.1	13.2	4.0
General and administrative costs	7.5	7.5	7.7

Total costs and expenses	180.1	178.7	185.9

Equity in income of unconsolidated affiliates	55.2	29.8	26.8

Operating income and net income	59.5	39.0	69.2
Net loss (income) attributable to noncontrolling interests	0.4	(1.1)	(4.7)

Net income attributable to owners	$59.9	$37.9	$64.5

The following table presents gross operating margin and selected volumetric data for the years indicated (dollars in millions, volumes as noted):

	For the Year Ended December 31,
	2014	2013	2012
Gross operating margin	$159.5	$144.7	$174.0
Selected volumetric data:(1)
Natural gas transportation volumes (BBtus/d)	627	678	853
Crude oil transportation volumes (MBPD)	330	307	300

Year Ended December 31, 2014 compared with Year Ended December 31, 2013

Gross operating margin for 2014 increased $14.8 million when compared to 2013. Gross operating margin for 2014 includes $15.5 million of equity earnings from the Enterprise Offshore Business’ investment in the SEKCO Oil Pipeline, which started earning firm capacity reservation fees in the third quarter of 2014. Equity earnings from the investment in the Cameron Highway Oil Pipeline increased $5.1 million year-to-year primarily due to a 21 MBPD increase (net to our interest) in crude oil transportation volumes. Equity earnings from the investment in Neptune Pipeline Company, L.L.C. (“Neptune”) increased $4.2 million year-to-year primarily due to its 2013 results including a $4.8 million non-cash impairment charge. Lastly, in the aggregate, gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $15.8 million year-to-year primarily due to lower platform processing and pipeline throughput volumes during 2014. Natural gas processing volumes on the Independence Hub platform decreased 70 MMcf/d year-to-year (net to our interest) and natural gas transportation volumes on the Independence Trail pipeline decreased 81 BBtus/d year-to-year.

Due to the high cost of third party windstorm insurance coverage for the offshore Gulf of Mexico assets, the Enterprise Offshore Business has self-insured these operations since June 2012.

Year Ended December 31, 2013 compared with Year Ended December 31, 2012

Gross operating margin for 2013 decreased $29.3 million when compared to 2012. In the aggregate, gross operating margin from the Independence Hub platform and Independence Trail pipeline decreased $24.7 million year-to-year primarily due to the expiration of contractual platform demand fees during the first quarter of 2012, which accounted for $9.7 million of the decrease, and lower platform processing and pipeline throughput volumes during 2013, which accounted for $16.0 million of the decrease. Natural gas processing volumes on the Independence Hub platform decreased 88 MMcf/d year-to-year (71 MMcf/d net to our interest) and natural gas transportation volumes on the Independence Trail pipeline decreased 73 BBtus/d year-to-year. Gross operating margin from the High Island Offshore System (“HIOS”) decreased $3.4 million year-to-year primarily due to a 37 BBtus/d decrease in natural gas transportation volumes. Equity earnings from our investment in Neptune include a $4.8 million non-cash impairment charge recorded in 2013.

Collectively, gross operating margin from the Shenzi and Constitution Oil Pipelines decreased $7.4 million year-to-year. These pipelines experienced a combined 13 MBPD decrease in throughput volumes primarily due to production declines. Equity earnings from the investment in the Cameron Highway Oil Pipeline increased $7.8 million year-to-year primarily due to a 22 MBPD increase (net to the Enterprise Offshore Business’ interest) in crude oil transportation volumes.

Due to the high cost of third party windstorm insurance coverage for the offshore Gulf of Mexico assets, the Enterprise Offshore Business has self-insured these operations since June 2012. As a result, insurance expense in 2013 decreased $6.5 million when compared to 2012.

Use of Non-GAAP Financial Measure

Management of the Enterprise Offshore Business evaluates the performance of the Enterprise Offshore Business based on the non-GAAP financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of the Enterprise Offshore Business’ operations and forms the basis of the Enterprise Offshore Business’ internal financial reporting. Management of the Enterprise Offshore Business believes that investors benefit from having access to the same financial measures that management uses in evaluating results. The GAAP financial measure most directly comparable to total segment gross operating margin is net income.

The following table presents a reconciliation of non-GAAP total gross operating margin to GAAP net income for the periods indicated (dollars in millions):

	For the Three Months Ended March 31,		For the Year Ended March 31,
	2015	2014	2014	2013	2012
Gross Operating Margin	$44.1	$38.7	$159.5	$144.7	$174.0
Depreciation, Amortization and Accretion	(23.4)	(21.9)	(88.4)	(84.7)	(90.7)
General and Administrative Expense	(1.3)	(1.9)	(7.5)	(7.5)	(7.7)
Other, net	(0.9)	(0.5)	(4.1)	(13.5)	(6.4)

Net Income	$18.5	$14.4	$59.5	$39.0	$69.2

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Revolving Credit Facility

We have a $1.0 billion revolving credit facility with a group of banks led by Wells Fargo Bank, National Association. Our credit agreement includes an accordion feature whereby the total credit available can be increased up to $1.5 billion, subject to lender consent and certain other customary conditions. The credit agreement includes a $150 million inventory financing sublimit tranche, which we may use to finance the purchase and sale of certain petroleum products subject to sales contracts or hedging agreements and related storage and transportation costs.

On July 16, 2015, we received commitments to increase the committed amount under our revolving credit facility from $1.0 billion to $1.5 billion effective as of the closing of the Enterprise Offshore Business Acquisition.

At March 31, 2015, we had approximately $415.5 million borrowed under our credit agreement on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, and the 2018 notes tender offer and redemption, with $48.3 million of that amount designated as a loan under the inventory sublimit tranche. Additionally, we had $11.2 million in letters of credit outstanding. Due to the revolving nature of loans under our credit agreement, additional borrowings and periodic repayments and re-borrowings may be made until the maturity date of July 25, 2017. Collateral under the credit agreement consists of substantially all of our assets.

The key terms for rates under our revolving credit facility, which are dependent on our leverage ratio (as defined in the credit agreement), are as follows:

•	The interest rate on borrowings may be based on an alternate base rate or a Eurodollar rate, at our option. The alternate base rate is equal to the sum of (a) the greatest of (i) the prime rate as established by the administrative agent for the revolving credit facility, (ii) the federal funds effective rate plus 0.5% of 1% and (iii) the LIBOR rate for a one-month maturity plus 1% and (b) the applicable margin. The Eurodollar rate is equal to the sum of (a) the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate and (b) the applicable margin. The applicable margin varies from 1.50% to 2.50% on Eurodollar borrowings and from 0.50% to 1.50% on alternate base rate borrowings, depending on our leverage ratio. Our leverage ratio is recalculated quarterly and in connection with each material acquisition. At March 31, 2015, the applicable margins on our borrowings were 1.25% for alternate base rate borrowings and 2.25% for Eurodollar rate borrowings.

•	Letter of credit fees range from 1.50% to 2.50% based on our leverage ratio as computed under the revolving credit facility. The rate can fluctuate quarterly. At March 31, 2015, our letter of credit rate was 2.25%.

•	We pay a commitment fee on the unused portion of the $1 billion maximum facility amount. The commitment fee on the unused committed amount will range from 0.250% to 0.375% per annum depending on our leverage ratio (0.375% at March 31, 2015).

Our credit agreement contains customary covenants (affirmative, negative and financial) that limit the manner in which we may conduct our business. Our credit agreement contains three primary financial covenants—a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. In general, our leverage ratio calculations compare our consolidated funded debt (excluding the amounts borrowed under the inventory sublimit in our credit agreement) to EBITDA (as defined and adjusted in accordance with our credit agreement). Our interest coverage ratio compares EBITDA (as adjusted) to interest expense. Our credit agreement includes provisions for the temporary adjustment of the required ratios following certain transactions, including material acquisitions. In connection with the commitments to increase the committed amount under our revolving credit facility, upon the closing of the Enterprise Offshore Business Acquisition and the satisfaction of certain other conditions, we have also received commitments to increase the leverage ratio under our revolving credit facility for a limited period of time before it reverts to the leverage ratio in effect under our revolving credit facility today. So long as we are in compliance with the terms of our credit agreement, we have no limitations on our ability to distribute all of our available cash (as defined in our partnership agreement).

Financial Covenant	Requirement	Required Ratio	Required Ratio Following a Material Acquisition	Actual Ratio as of March 31, 2015
Leverage Ratio	Maximum	5.00 to 1.0	5.50 to 1.0	4.70 to 1.0
Senior Secured Leverage Ratio	Maximum	3.75 to 1.0	4.25 to 1.0	1.72 to 1.0
Interest Coverage Ratio	Minimum	3.00 to 1.0	2.75 to 1.0	4.97 to 1.0

We believe the amounts included in our balance sheet for debt outstanding under our credit agreement approximate fair value as interest rates reflect current market rates. We were in compliance with the financial covenants contained in our credit agreement as of June 30, 2015.

2021 Notes

On February 8, 2013, Genesis and Finance Corp., as co-issuers, issued $350 million in aggregate principal amount of our 2021 notes. The 2021 notes mature on February 15, 2021 and bear interest at a rate of 5.750% per annum, payable semi-annually in cash on arrears on February 15 and August 15 of each year. The 2021 notes are guaranteed on a senior basis by, with certain exceptions, all of our subsidiaries (other than Finance Corp. as co-issuer). The 2021 notes were issued under and are governed by an indenture dated as of February 8, 2013 among Genesis, Finance Corp., the guarantors and U.S. Bank National Association, as trustee. The indenture governing the 2021 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2021 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We will have the option to redeem the 2021 notes, in whole or in part, at any time on or after February 15, 2017, at the redemption prices (expressed as percentages of principal amount) of 102.875% for the twelve-month period beginning on February 15, 2017, 101.438% for the twelve-month period beginning on February 15, 2018, and 100% beginning on February 15, 2019, together with any accrued and unpaid interest to, but not including, the date of redemption. Before February 15, 2017, we may redeem all or any part of the 2021 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption. Before February 15, 2016, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2021 notes with the net proceeds of a public or private equity offering at a redemption price of 105.750% of the principal amount of the 2021 notes, plus any accrued and unpaid interest to, but not including, the date of redemption, if at least 65% of the aggregate principal amount of the 2021 notes issued under the indenture governing the 2021 notes remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

2023 Notes

On May 21, 2015, Genesis and Finance Corp., as co-issuers, issued $400 million in aggregate principal amount of our 2023 notes. The 2023 notes mature on May 15, 2023 and bear interest at a rate of 6.000% per annum, payable semi-annually in cash on arrears on May 15 and November 15 of each year. The 2023 notes are guaranteed on a senior basis by, with certain exceptions, all of our subsidiaries (other than Finance Corp. as co-issuer). The 2023 notes were issued under and are governed by an indenture dated as of May 21, 2015 among Genesis, Finance Corp., the guarantors and U.S. Bank National Association, as trustee. The indenture governing the 2023 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2023 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We will have the option to redeem the 2023 notes, in whole or in part, at any time on or after May 15, 2018, at the redemption prices (expressed as percentages of principal amount) of 104.500% for the twelve-month period beginning on May 15, 2018, 103.000% for the twelve-month period beginning on May 15, 2019, 101.500% for the twelve-month period beginning on May 15, 2020 and 100% beginning on May 15, 2021, together with any accrued and unpaid interest to, but not including, the date of redemption. Before May 15, 2018, we may redeem all or any part of the 2023 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption. Before May 15, 2018, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2023 notes in an amount not greater than the net proceeds of a public or private equity offering at a redemption price of 106.000% of the principal amount of the 2023 notes, plus any accrued and unpaid interest to, but not including, the date of redemption, if at least 65% of the aggregate principal amount of the 2023 notes issued under the indenture governing the 2023 notes remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

2024 Notes

On May 15, 2014, Genesis and Finance Corp., as co-issuers, issued $350 million in aggregate principal amount of our 2024 notes. The 2024 notes mature on June 15, 2024 and bear interest at a rate of 5.625% per annum, payable semi-annually in cash on arrears on June 15 and December 15 of each year. The 2024 notes are guaranteed on a senior basis by, with certain exceptions, all of our subsidiaries (other than Finance Corp. as co-issuer). The 2024 notes were issued under and are governed by an indenture dated as of May 15, 2014 among Genesis, Finance Corp., the guarantors and U.S. Bank National Association, as trustee. The indenture governing the 2024 notes contains customary terms, events of default and covenants relating to, among other things, the incurrence of indebtedness, the payment of restricted payments, engaging in transactions with affiliates and making certain investments. Indebtedness under the 2024 notes may be accelerated in certain circumstances upon an event of default as set forth in the indenture governing such notes.

We will have the option to redeem the 2024 notes, in whole or in part, at any time on or after June 15, 2019, at the redemption prices (expressed as percentages of principal amount) of 102.813% for the twelve-month period beginning on June 15, 2019, 101.875% for the twelve-month period beginning on June 15, 2020, 100.938% for the twelve-month period beginning on June 15, 2021 and 100% beginning on June 15, 2022, together with any accrued and unpaid interest to, but not including, the date of redemption. Before June 15, 2019, we may redeem all or any part of the 2024 notes for a redemption price equal to the sum of the principal amount thereof plus a make-whole premium plus any accrued and unpaid interest to, but not including, the date of redemption. Before June 15, 2017, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2024 notes in an amount not greater than the net proceeds of a public or private equity offering at a redemption price of 105.625% of the principal amount of the 2024 notes, plus any accrued and unpaid interest to, but not including, the date of redemption, if at least 65% of the aggregate principal amount of the 2024 notes issued under the indenture governing the 2024 notes remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying base prospectus. You should review this description together with the description of the debt securities included in the accompanying base prospectus. To the extent this description is inconsistent with the description in the accompanying base prospectus this description will control and replace the inconsistent description in the accompanying base prospectus.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Company,” “us,” “our” or “we” refers only to Genesis Energy, L.P. and not to any of its subsidiaries, the term “Finance Corp.” refers to Genesis Energy Finance Corporation and the term “Issuers” refers to the Company and Finance Corp. The term “notes” refers to the Issuers’ notes being offered hereby. For purposes of this “Description of Notes” section, references to the “Issuers” do not include the subsidiaries of those Issuers.

The Issuers will issue the notes under a fourth supplemental indenture to the indenture dated as of May 21, 2015 (the “base indenture”) among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “trustee”) (the “supplemental indenture”; and the base indenture as supplemented by the fourth supplemental indenture, the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The notes will be a separate series of “senior debt securities” (as that term is used in the accompanying base prospectus).

The following summary of certain provisions of the indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is supplemented by the description of debt securities contained in the accompanying base prospectus and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the form of the indenture may be obtained from the Issuers.

The following description is a summary of the material provisions of the indenture relating to the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of Holders of the notes. Certain defined terms used in this description but not defined below under the subheading “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes. The notes:

•	are general unsecured obligations of the Issuers;

•	are equal in right of payment with our existing notes and all existing and future Senior Debt (as defined below) of either of the Issuers; and

•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Subsidiary Guarantees. Initially, the notes are guaranteed by all of the Company’s existing Subsidiaries (other than Finance Corp. and the Existing Unrestricted Subsidiaries referred to below).

Each guarantee of the notes:

•	is a general unsecured obligation of that Guarantor; and

•	is equal in right of payment with all existing and future Senior Debt of that Guarantor, including its guarantee of the existing notes.

As of March 31, 2015, on an adjusted pro forma basis after giving effect to the April 2015 common units offering, the May 2015 notes offering, the 2018 notes tender offer and redemption and this offering and the application of the proceeds of this offering as described herein, the Company and the Guarantors would have had:

•	total Senior Debt of approximately $2,661.3 million, consisting of the notes, $1.1 billion aggregate principal amount of our existing notes and approximately $811.3 million of secured Senior Debt outstanding under our senior secured revolving credit facility (excluding letters of credit aggregating approximately $11.2 million); and

•	no Indebtedness contractually subordinated to the notes, our existing notes or the guarantees, as applicable.

The indenture will permit us and the Guarantors to incur additional Indebtedness, including additional Senior Debt.

Initially, all of our existing Subsidiaries (other than Finance Corp. and the Existing Unrestricted Subsidiaries) will guarantee the notes. Under the circumstances described below under the subheading “—Certain Covenants—Additional Subsidiary Guarantees,” in the future one or more of our newly created or acquired Subsidiaries may not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay current outstanding obligations to the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the Issue Date, each of our Subsidiaries, except for the Existing Unrestricted Subsidiaries, will be a “Restricted Subsidiary.” The Existing Unrestricted Subsidiaries will constitute “Unrestricted Subsidiaries” under the indenture. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. Our Existing Unrestricted Subsidiaries (1) as of March 31, 2015, represented less than 8% of our consolidated assets and had liabilities to trade creditors of approximately $0.8 million and (2) for the three months ended March 31, 2015, accounted for less than 2% of our consolidated revenues and 7% of our segment margin (with Genesis NEJD Pipeline, LLC accounting for 0.7% of our consolidated revenues and 5% of our segment margin).

We own a 50% interest in each of Cameron Highway Oil Pipeline Company, T&P Syngas Supply Company, Sandhill Group, L.L.C. and Southeast Keathley Canyon Pipeline Company L.L.C., a 29% interest in Odyssey Pipeline L.L.C. and a 28% interest in Poseidon Oil Company, L.L.C., none of which Joint Ventures will initially (i) be classified as a Subsidiary of the Company or (ii) guarantee the notes. If the Enterprise Offshore Business Acquisition closes, (i) Cameron Highway Oil Pipeline Company and Southeast Keathley Canyon Pipeline Company L.L.C. will become Restricted Subsidiaries and will guarantee the notes in accordance with the indenture and (ii) Poseidon Oil Company, L.L.C. and Independence Hub, LLC, will, subject to compliance with the requirements of the indenture, be designated as Unrestricted Subsidiaries.

Principal, Maturity and Interest

The Issuers will issue notes with an initial maximum aggregate principal amount of $750 million, maturing on             , 2022. The Issuers may issue additional notes having substantially identical terms and conditions to the notes offered in this offering (the “additional notes”) from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture, will be treated as a single class under the indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest on the notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on             and             , commencing on                     , 2016. The Issuers will make each interest payment to the Holders of record on the             and         immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such interest payment date.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as the paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by the Issuers, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Initially, all of our existing Subsidiaries, excluding Finance Corp. and the Existing Unrestricted Subsidiaries, will guarantee the notes on a senior unsecured basis. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—The guarantee of a subsidiary could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

1. immediately after giving effect to such transaction, no Default or Event of Default exists; and

2. either:

a. the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of that Guarantor under the notes, the indenture and its Subsidiary Guarantee on terms set forth therein; or

b. if the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is not (either before or after giving effect to such transaction) a Guarantor, such transaction complies with the “Asset Sales” provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

1. in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

2. in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sales” provisions of the indenture;

3. if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

4. upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the indenture as described below under the caption “—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge”;

5. upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; or

6. at such time as such Guarantor ceases to guarantee any other Indebtedness of either of the Issuers or any other Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to             , 2018, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price of     % of the principal amount, plus accrued

and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more Equity Offerings by the Company, provided that:

1. at least 65% of the aggregate principal amount of the notes (including any additional notes) issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

2. the redemption occurs within 120 days of the date of the closing of such Equity Offering.

On and after             , 2018, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning         on of the years indicated below:

Year	Percentages
2018		%
2019		%
2020		%
2021 and thereafter	100.000%

Prior to             , 2018, the Issuers may redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

1. the principal amount thereof, plus

2. the Make-Whole Premium at the redemption date,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

2. if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may, not be conditional, except that redemption pursuant to the first paragraph under the “—Optional Redemption” section, may, at the Company’s discretion, be subject to completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

A notice of redemption with respect to any redemption pursuant to the last paragraph under the caption “—Optional Redemption” need not set forth the Make-Whole Premium but only the manner of calculation thereof in reasonable detail. The Issuers will notify the trustee of the Make-Whole Premium with respect to any such redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

Mandatory Redemption

Except as described in “—Special Mandatory Redemption,” neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described below under “—Repurchase at the Option of Holders.” The Issuers may, at any time and from time to time, purchase notes in the open market or otherwise.

Special Mandatory Redemption

In the event that the Enterprise Offshore Business Acquisition does not close on or prior to December 31, 2015 or the Enterprise Offshore Business Acquisition Agreement is terminated prior to the closing of such acquisition (any such event being a ‘‘Special Mandatory Redemption Event’’), the Issuers will redeem all of the notes (the ‘‘Special Mandatory Redemption’’) at the Special Mandatory Redemption Price.

Notice of the occurrence of a Special Mandatory Redemption Event and that a Special Mandatory Redemption is to occur (the ‘‘Special Mandatory Redemption Notice’’) shall be delivered to the Trustee and mailed by first class mail to the registered address of each Holder of notes and, in addition, electronically delivered according to the procedures of DTC, within five Business Days after the Special Mandatory Redemption Event. At the Issuers’ written request, the Trustee shall give the Special Mandatory Redemption Notice in the Issuers’ names and at their expense. On such date specified in the Special Mandatory Redemption Notice as shall be no more than five Business Days (or such other minimum period not to exceed 30 days as may be required by DTC) after mailing the Special Mandatory Redemption Notice, the Special Mandatory Redemption shall occur (the date of such redemption, the ‘‘Special Mandatory Redemption Date’’).

If funds sufficient to pay the Special Mandatory Redemption Price of all of the notes to be redeemed on the Special Mandatory Redemption Date are deposited with a paying agent or the Trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under such notes shall terminate.

Prior to the Special Mandatory Redemption or the consummation of the Enterprise Offshore Business Acquisition, the Company shall maintain the net proceeds from this offering on hand at all times (in cash or Cash Equivalents). However, Holders of notes will not have any special access or rights to or a Lien or encumbrance of any kind on the net proceeds to the Issuers from this offering.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” the Company will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

1. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

2. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or otherwise. The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Senior Debt outstanding thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions. The indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of notes required by this covenant. If the Company does not obtain the requisite consents or repay all of its other outstanding Senior Debt, the Company may remain prohibited from purchasing notes under those other agreements. The Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) irrevocable notice of redemption of all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

In the event that upon consummation of a Change of Control Offer less than 10% of the aggregate principal amount of the notes (including any additional notes) that were originally issued are held by Holders other than the Issuers or Affiliates thereof, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Offer payment amount plus, to the extent not included in the Change of Control Offer payment amount, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified, prior to the occurrence of a Change of Control, with the written consent of the Holders of a majority in principal amount of the outstanding notes (including any additional notes).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1. the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

2. the fair market value is determined by (a) an executive officer of the General Partner if the value is less than $30.0 million and evidenced by an officers’ certificate delivered to the trustee, or (b) the Company’s Board of Directors if the value is $30.0 million or more and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

3. at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

a. any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);

b. any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion; and

c. any stock or assets of the kind referred to in clauses (2), (3) or (5) of the following paragraph.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

1. to repay Senior Debt;

2. to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

3. to acquire a majority of the Voting Stock of a Person primarily engaged in a Permitted Business;

4. to make capital expenditures; or

5. to acquire other long-term assets that are used or useful in a Permitted Business.

The acquisition of stock or assets, or making of a capital expenditure, pursuant to clauses (2), (3), (4) or (5) of the preceding paragraph shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such agreement within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 360 days (or such longer period provided above). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (based on principal amounts of notes and pari passu Indebtedness (or, in the case of pari passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company’s ability to repurchase notes in an Asset Sale Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company’s financial resources. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the applicable lenders to the purchase of notes or could attempt to Refinance the Indebtedness that contains such prohibitions. If the Company does not obtain a consent or repay the Indebtedness, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such conflict.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the outstanding notes (including any additional notes).

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

2. purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by any Person (other than a Restricted Subsidiary) other than through the exchange therefor solely of Equity Interests (other than Disqualified Stock) of the Company;

3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a purchase, redemption or other acquisition or retirement for value of any such subordinated Indebtedness that is so purchased, redeemed or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, redemption or other acquisition or retirement for value); or

4. make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

1. if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (e) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

a. Available Cash with respect to the Company’s preceding fiscal quarter, plus

b. 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the Measuring Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

c. to the extent that any Restricted Investment that was made after the Measuring Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

d. the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Measuring Date (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

e. the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

2. if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with (without duplication of amounts included in (a) or (b) below) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11) and (14) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Company’s common units, subordinated units, or incentive distribution rights, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

a. $80.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date, plus

b. Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1), (2), (3), (4), (7), (8), (10), (11), (12) and (13) below under which the Restricted Payment is permitted), the preceding provisions will not prohibit:

1. the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

2. the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor’s Subsidiary Guarantee thereof or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

3. the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Guarantor that is subordinate in right of payment to the notes or such Guarantor’s Subsidiary Guarantee thereof or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

4. the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

5. the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year plus (A) the cash proceeds received during such calendar year by the Company or any of its Restricted Subsidiaries from the sale of the Equity Interests of the Company (other than Disqualified Stock) to any such directors or employees (provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement for value will not increase the amount of Incremental Funds under clause (1)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Company and its Restricted Subsidiaries;

6. the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated or junior in right of payment to the notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control”; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the caption “—Repurchase at the Option of Holders—Asset Sales”;

7. the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or Restricted Subsidiary or any other transaction permitted by the indenture;

8. the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise or conversion price thereof;

9. the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred securities of any Restricted

Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

10. the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Company or any Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests (including, to the extent holding such Equity Interests, the Company and its Restricted Subsidiaries) on a pro rata basis based on their respective holdings of such Equity Interests;

11. the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

12. any payments to dissenting equityholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the indenture;

13. any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

14. the purchase, redemption or other acquisition or retirement for value of any Acquired Debt of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or such Guarantor’s Subsidiary Guarantee, as the case may be, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of a Credit Facility (so long as within 30 days prior to such purchase, redemption or other acquisition or retirement for value, a corresponding amount of borrowings under the revolving portion of a Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Company is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase, redemption or other acquisition or retirement for value; or

15. any other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate outstanding amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $30.0 million, by an officer of the General Partner and, in the case of amounts over $30.0 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. In determining the aggregate net cash proceeds or fair market value of Property other than cash received by the Company from the issuance and sale of Equity Interests of the Company (other than Disqualified Stock) in accordance with clause (1)(b) of the second preceding paragraph, amounts of cash received by the Company pursuant to clause (2) of the preceding paragraph or clause (5) of the definition of “Permitted Investments” shall be excluded from such calculation. For purposes of determining compliance with this covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) of the immediately preceding paragraph or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall be permitted, in its sole discretion, to classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the second preceding paragraph, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in clauses (2) through (15) of the preceding paragraph) the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred securities, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred securities are issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred securities had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit incurrence or issuance of any of the following items of Indebtedness or Disqualified Stock or preferred securities (collectively, “Permitted Debt”) described below:

1. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.0 billion or (b) $725.0 million plus 20.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

2. the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

3. the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees issued on the Issue Date;

4. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million or (b) 2.5% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence;

5. the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (13) or (16) of this paragraph or this clause (5);

6. the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

a. if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

b. (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7. the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

8. the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

9. the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

10. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance, bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

11. the issuance by (x) any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Disqualified Stock or preferred securities or (y) the Company or any of its Restricted Subsidiaries of any Disqualified Stock; provided, however, that, in the case of (x) or (y):

a. any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

b. any sale or other transfer of any such Disqualified Stock or preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred securities by such Restricted Subsidiary or the Company, as applicable, that was not permitted by this clause (11);

12. the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the Company or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed $25.0 million;

13. the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation satisfying either one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets”;

14. the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

15. the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred securities of any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are concurrently (a) used to redeem all of the outstanding notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the indenture as described below under the caption “—Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge”;

16. the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries; and

17. the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock; provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness incurred and Disqualified Stock issued under this clause (17) and then outstanding does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of incurrence or issuance.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or Disqualified Stock or preferred securities (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner (including by dividing and classifying such item of Indebtedness or Disqualified Stock or preferred securities in more than one type of Indebtedness or Disqualified Stock or preferred securities permitted under such covenant) that complies with this covenant. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant exchange rates in effect at the time of incurrence. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under the first paragraph of this covenant, subject to any subsequent classification or reclassification permitted pursuant to this paragraph.

The accrual of interest, the accretion or amortization of original issue discount, the accretion of principal with respect to a non-interest bearing or other discount security, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this covenant, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (adjusted, in the case of dividends, by the fraction specified in clause (4)(b) of the definition of “Fixed Charges”). For purposes of this covenant, (i) the accrual of an obligation to pay a premium in respect of Indebtedness or Disqualified Stock or preferred securities arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Disqualified Stock or preferred securities and (ii) unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of SFAS 133) will, in case of (i) or (ii), not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities. Further, the accounting reclassification of any obligation or Disqualified Stock or preferred securities of the Company or any of its Restricted Subsidiaries as Indebtedness or Disqualified Stock or preferred securities will not be deemed an incurrence of Indebtedness or issuance of Disqualified Stock or preferred securities for purposes of this covenant.

For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis (to at least the same extent as the notes are senior in right of payment) to, in the case of obligations subordinated in right of payment to the notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1. pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

2. make loans or advances to the Company or any of its Restricted Subsidiaries; or

3. transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1. agreements (including the Credit Agreement) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment and transfer restrictions than those contained in those agreements on the Issue Date;

2. the indenture, the notes and the Subsidiary Guarantees;

3. applicable law;

4. any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of any instrument governing Indebtedness, such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

5. customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business and consistent with past practices;

6. Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

7. any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary of the Company as to restrictions on distributions by that Restricted Subsidiary pending its sale or other disposition or other customary restrictions pursuant thereto;

8. Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

10. customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements or other customary provisions;

11. any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

12. restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

13. any other agreement governing Indebtedness or Disqualified Stock or preferred securities of the Company or any Guarantor that is permitted to be incurred or issued by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement as it exists on the Issue Date;

14. encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

15. Hedging Contracts permitted from time to time under the indenture.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

1. either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person unless the Person formed by or surviving such consolidation or merger is a corporation satisfying such requirement so long as the Company is not a corporation;

2. the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

3. immediately after such transaction no Default or Event of Default exists;

4. in the case of a transaction involving the Company and not Finance Corp., either

a. the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction immediately after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

b. immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

5. such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

Notwithstanding the restrictions described in the foregoing clause (4), (i) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or (ii) the Company may consolidate or merge with or into a Subsidiary of the Company, in each case, without the Company being required to comply with the preceding clause (4) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity in accordance with the following procedures, provided that:

1. the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

2. the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

3. the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

4. immediately after such reorganization no Default or Event of Default exists; and

5. such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5), a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Upon any consolidation or merger or any disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing, in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets) the Company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

The covenant described under “Mergers and Similar Transactions” in the accompanying base prospectus will not apply to the notes except as and to the extent of the covenant described above.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

1. the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

2. the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or the Company’s Conflicts Committee (or other committee serving a similar function).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1. any employment, severance, employee benefit, director or officer indemnification, equity award, equity option or equity appreciation or other compensation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

2. transactions between or among any of the Company and its Restricted Subsidiaries;

3. transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or otherwise controls, such Person;

4. transactions effected in accordance with the terms of (a) agreements described in the annual report on Form 10-K of Genesis Energy, L.P. for the fiscal year ended December 31, 2014 under the caption “Transactions with Related Persons” or in note 13 to our audited historical financial statements included in such annual report, in each case, as such agreements are in effect on the Issue Date, (b) any amendment or replacement of any of such agreements or (c) any agreements entered into hereafter that are similar to any of such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement are, on the whole no less advantageous to the Company, or no less favorable to the Holders, in any material respect than the agreement so amended or replaced or the similar agreement referred to in the preceding clause (a), respectively;

5. customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

6. sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company, or receipt by the Company of capital contributions from holders of its Equity Interests;

7. Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

8. payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended, modified or supplemented from time to time, so long as any such amendment, modification or supplement is no less favorable to the Company in any material respect than the agreement prior to such amendment, modification or supplement;

9. in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm’s-length basis;

10. (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (9) of the definition of “Permitted Liens” with respect to clause (b) so long as any such transaction, if involving aggregate consideration in excess of $25.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the Company;

11. transactions between the Company and any Person, a director of which is also a director of the General Partner or, if applicable, the Company; provided, however, that such director abstains from voting as a director of the General Partner or, if applicable, the Company on any matter involving such other Person; and

12. any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will either be deemed to be an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” either as “Permitted Debt” or pursuant to the first paragraph thereof with the Fixed Charge Coverage Ratio, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

Additional Subsidiary Guarantees

If, after the Issue Date, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any other Guarantor which, when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, then that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances under “—Subsidiary Guarantees.”

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction other than an Equipment Lease Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

1. the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

2. the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in accordance with the definition of that term and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

3. the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. may not incur Indebtedness unless (1) the Company is an obligor or a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will file with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing), and, if the Commission will not accept such a filing, the Company will furnish to the trustee and, upon its prior request, to any of the Holders or Beneficial Owners of notes (by hard copy or internet access), within five Business Days of the date such filing would otherwise be required to be made with the Commission:

1. quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, prepared in all material respects in accordance with the rules and regulations applicable to such Forms, and, with respect to the annual information only, a report on the annual financial statements that would be required to be contained in a Form 10-K by the Company’s certified independent accountants; and

2. all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable), then, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will be deemed to have furnished to the Holders and Beneficial Owners of notes and securities analysts and prospective investors the reports referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the third paragraph of this covenant if the Company has posted such reports or information on the Company Website and issued a press release in respect thereof. For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.genesisenergy.com or such other address as the Company may from time to time designate in writing to the Trustee.

Covenant Termination

If at any time (a) the rating assigned to the notes by S&P and Moody’s is an Investment Grade Rating, (b) no Event of Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an officers’ certificate certifying to the matters specified in clauses (a) and (b) of this sentence as of the date of such certificate, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described under the caption “—Certain Covenants”:

•	“—Restricted Payments,”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“—Transactions with Affiliates,”

•	“—Business Activities,”

•	“—Designation of Restricted and Unrestricted Subsidiaries,”

•	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets,” and

•	“—Sale and Leaseback Transactions.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control,” and the following provisions of the indenture described above under the caption “—Certain Covenants”:

•	“—Liens,”

•	“—Merger, Consolidation or Sale of Assets” (other than clause (4) of the first paragraph of such covenant),

•	“—Additional Subsidiary Guarantees,”

•	“—Reports,” and

•	the covenant respecting payments for consent described below in the last paragraph under the caption “—Amendment, Supplement and Waiver.”

Events of Default and Remedies

Each of the following is an “Event of Default”:

1. default for 30 days in the payment when due of interest on the notes;

2. default in payment when due of the principal of, or premium, if any, on the notes;

3. failure by the Company to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

4. failure by the Company for 180 days after notice as provided below to comply with the provisions described under “—Certain Covenants—Reports”;

5. failure by the Company for 60 days after notice as provided below to comply with any of its other agreements in the indenture (including the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control”);

6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

b. results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

7. failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

8. any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than, in any such case, by reason of release of a Guarantor in accordance with the terms of the indenture); and

9. certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in the indenture, with respect to Finance Corp., the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes (including any additional notes) may declare all the notes to be due and payable immediately. However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes (including any additional notes) notify the Issuers in writing and, in the case of a notice given by the holders, the trustee of the default and the Issuers do not cure such default within the respective times specified in clauses (4) and (5) of this paragraph after receipt of such notice.

The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes (including any additional notes) may rescind and cancel such declaration and its consequences if:

1. the rescission would not conflict with any judgment or decree;

2. all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due other than by such declaration of acceleration, has been paid; and

4. the Issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Holders of the notes may not enforce the indenture or the notes except as will be provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes (including any additional notes) may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

The Holders of a majority in principal amount of the notes (including any additional notes) then outstanding (including, without limitation, waivers obtained in connection with a purchase of, or tender offer or exchange offer for, notes) by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

The matters described under “Default, Remedies and Waiver of Default” in the accompanying base prospectus will not apply to the notes except as and to the extent described above.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partners

None of the General Partner or any director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or any Guarantor under the notes, the indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

1. the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

2. the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

3. the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

4. the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to terminate their obligations under the caption “—Repurchase at the Option of Holders” and under all of the covenants that are described under the caption “—Certain Covenants” (other than the covenant described in the first paragraph under the caption “—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the operation of clause (3) through (8) under the caption “—Events of Default and Remedies” and the limitations described in clause (4) of the first paragraph under the caption “—Merger, Consolidation or Sale of Assets” (“Covenant Defeasance”) and thereafter any failure to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, and interest and premium, if any, on, the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

2. in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

a. the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

b. since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

3. in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner;

4. no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

5. such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

6. the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

7. the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with ; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

1. either:

a. all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

b. all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

2. no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the granting of Liens securing such Indebtedness or other borrowing of funds, all or a portion of which are to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

3. the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

4. the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the General Partner.

The matters described under “Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge” in the accompanying base prospectus will not apply to the notes except as and to the extent of the matters described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding notes (including any additional notes) issued under the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including any additional notes) issued under the indenture including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

1. reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

3. reduce the rate of or change the time for payment of interest on any note;

4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

5. make any note payable in currency other than that stated in the notes;

6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes (other than payments required by one of the covenants described under the caption “—Repurchase at the Option of Holders”);

7. waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

9. make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

1. to cure any ambiguity, defect or inconsistency;

2. to provide for uncertificated notes in addition to or in place of certificated notes;

3. to provide for the assumption of an Issuer’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s properties or assets;

4. to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder or to conform the indenture to this prospectus supplement;

5. to secure the notes or the Subsidiary Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

6. to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

7. to add any additional Guarantor or to evidence the release of any Guarantor from its Subsidiary Guarantee, in each case as provided in the indenture;

8. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

9. to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

10. to conform the text of the indenture or the notes to any provision of the “Description of Notes” contained in this prospectus supplement; or

11. to provide for the reorganization of the Company as any other form of entity in accordance with the third paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

The matters described under “Modifications and Waivers” in the accompanying base prospectus will not apply to the notes except as and to the extent of the matters described above.

Concerning the Trustee

If the trustee becomes a creditor of an Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Genesis Energy, L.P., 919 Milam, Suite 2100, Houston, Texas 77002, Attention: Chief Financial Officer.

Book Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Ownership of beneficial interests in a global note is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global note. Ownership of beneficial interests in a global note by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of notes they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global note.

We will make payment of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global note, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with notes held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. No global note shall be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in notes through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of notes certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Investors may hold interests in the notes outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of notes by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Certain Definitions

Set forth below are certain defined terms that will be used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

1. Indebtedness or Disqualified Stock of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness or Disqualified Stock is incurred or issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness or Disqualified Stock which is extinguished, retired, cancelled or repaid in connection with such Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

2. Indebtedness secured by a Lien encumbering any asset acquired by such specified Person but excluding Indebtedness which is extinguished, retired, cancelled or repaid in connection with such asset being acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

1. the sale, lease, conveyance or other disposition of any properties or assets (including by way of a merger or consolidation or by way of a Sale and Leaseback Transaction); and

2. the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries; provided, however, that, in the case of clause (1) or (2), the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not constitute an “Asset Sale” but will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant;

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

1. any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

2. a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries;

3. an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

4. the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

5. the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

6. a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Hedging Contracts);

7. the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

8. dispositions in connection with Permitted Liens;

9. surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

10. the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

11. an Asset Swap; and

12. an Equipment Lease Transaction.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means:

1. with respect to Finance Corp., its board of directors;

2. with respect to the Company, the Board of Directors of the General Partner (or any other Person serving a similar function for the Company) or any authorized committee thereof; and

3. with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under the caption “—Certain Covenants—Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

1. in the case of a corporation, corporate stock;

2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3. in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4. any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1. United States dollars;

2. securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

3. marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

4. certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any United States branch of a foreign bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

5. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

6. commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

7. money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

8. marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof.

“Change of Control” means the occurrence of any of the following:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2. the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company;

3. the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of the Company by the Qualified Owners, so long as at least 20% of the common units of the Company remain registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States;

4. the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (4), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

5. the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned, directly or indirectly, the Voting Stock of the Company immediately prior to such transactions continue to Beneficially Own, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own, directly or indirectly, sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns, directly or indirectly, more than 50% of the Voting Stock of such entity or its general partner, as applicable; provided, however, that a Change of Control shall not have occurred as a result of the Beneficial Ownership of more than 50% of the Voting Stock of the Company by the Qualified Owners, so long as at least 20% of the common units, or other comparable common equity, of such entity remains registered and listed for trading on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

“Change of Control Offer” means, upon a Change of Control, an offer required to be made by the Company to repurchase all or any part of each Holder’s notes on the terms set forth in the indenture.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

1. an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

2. provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

3. consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

4. depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

5. unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

6. all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense and, without duplication, Transaction Costs; plus

7. any cash received by the Company or any Restricted Subsidiary pursuant to any Direct Financing Lease during such period; plus

8. any deferred or non-cash equity compensation or stock option or similar compensation expense, including all expense recorded for the Company’s equity appreciation rights plan in excess of cash payments for exercised rights, in each case during such period; provided, however, that actual cash payments made with respect to such deferred compensation during such period shall reduce Consolidated Cash Flow for such period; plus

9. an amount equal to dividends or distributions paid during such period in cash to such Person or any of its Restated Subsidiaries by a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting; minus

10. non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

1. the aggregate Net Income (but not net loss in excess of such aggregate Net Income) of each of the Persons that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded;

2. the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

3. the cumulative effect of a change in accounting principles will be excluded;

4. unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded;

5. any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

6. any asset (including goodwill) impairment or writedown on or related to non-current assets under applicable GAAP or Commission guidelines will be excluded; and

7. any income or losses attributable to Direct Financing Leases will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

1. was a member of such Board of Directors on the Issue Date; or

2. was approved by a vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such approval.

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 30, 2014, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A. and Bank of Montreal, as co-syndication agents, U.S. Bank National Association, as documentation agent, and each of the other lenders party thereto, as amended by the First Amendment thereto, dated August 25, 2014 and the Second Amendment thereto, dated July 16, 2015 or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or debt issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory), commercial paper, debt securities or letters of credit, in each case, as amended, restated, modified, or Refinanced (including Refinancing with any capital markets transaction) in whole or in part from time to time.

“Davison Family” means James E. Davison, James E. Davison, Jr., Steven Davison, Todd Davison and the members of their Families.

“Davison Group” means (i) any member of the Davison Family, (ii) any Related Person of any such member, and (iii) the James Ellis Davison, Jr. Grantor Retained Annuity Trust, the Steven Davison Family Trust, the Todd Davison Children’s Trust c/o Argent Trust, and the Todd Davison Legacy Trust-2010 c/o Argent Trust. For the avoidance of doubt, the Persons named in (iii) above may be Related Persons of members of the Davison Family.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Direct Financing Lease” means (i) the note of Genesis NEJD Pipeline, LLC owing to Genesis NEJD Holdings, LLC and related financing lease between Genesis NEJD Pipeline, LLC and Denbury Onshore, LLC and (ii) any other arrangement, in the case of (i) or (ii) in respect of which cash received pursuant to such arrangements is shown on the Company’s consolidated statement of cash flows as being attributable to “direct financing leases.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final Stated Maturity of the notes. Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” and (b) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations.

For purposes of the covenant under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the “amount” or “principal amount” of any Disqualified Stock or preferred securities shall equal the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, in each case, exclusive of accrued dividends. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred securities which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred securities as if such Disqualified Stock or preferred securities were redeemed, repaid or repurchased on the date on which the “amount” or “principal amount” thereof shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or preferred securities could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or preferred securities as reflected in the most recent financial statements of such Person.

“Enterprise Offshore Business Acquisition” shall mean the acquisition by the Company of certain equity interests in certain entities specified in and pursuant to the Enterprise Offshore Business Acquisition Agreement.

“Enterprise Offshore Business Acquisition Agreement” shall mean that certain Purchase and Sale Agreement, dated as of July 16, 2015, by and between the Company and Enterprise Products Operating LLC, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms in a manner not materially adverse to the Holders of notes as determined in good faith by the Company.

“Equipment Lease Transactions” means sales or transfers of new equipment within 30 days of its acquisition by the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with historical practice to any Person whereby the Company or any of its Restricted Subsidiaries shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date; or (ii) any contribution to capital of the Company in respect of Capital Stock of the Company, provided that at any time on or after Change of Control, any sale of Capital Stock to, or contribution to capital by, an Affiliate of the Company shall not be deemed an Equity Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness or Disqualified Stock of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, which is considered incurred under the first paragraph under the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and other than intercompany Indebtedness or Disqualified Stock) in existence on the Issue Date, until such amounts are repaid.

“Existing Unrestricted Subsidiaries” means Genesis Free State Pipeline, LLC, Genesis NEJD Pipeline, LLC, TDC Americas, LLC, TDC Chile, SpA, TDC Energy Canada Ltd., TDC Peru S.A.C., and TDC South America, LLC.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner, which determination will be conclusive for all purposes under the indenture.

“Family” means, with respect to any natural person, (i) such Person, (ii) any spouse or descendant of such Person, (iii) any other natural person who is a member of the family of any such Person referenced in (i)-(ii) above and (iv) any other natural person who has been adopted by such person referenced in (i)-(iii) above.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred securities subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed

Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred securities, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1. acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries (or by any Person acquired by such Person or any of its Restricted Subsidiaries), including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

4. interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the reference period; and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

1. the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

2. the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

3. any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

Furthermore, in calculating “Fixed Charges” for purposes of determining the “Fixed Charge Coverage Ratio”:

a. interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date;

b. if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the reference period;

c. notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Contracts, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and

d. interest on Indebtedness referred to in clause (3) will be included only to the extent attributable to the portion of such Indebtedness that is so guaranteed by such Person or its Restricted Subsidiaries or so secured by a lien on the assets thereof (provided that the amount of such Indebtedness so secured will be the lesser of (a) the fair market value of such assets at the date of determination and (b) the amount of such Indebtedness).

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Genesis Energy, LLC and its successors and permitted assigns as general partner of the Company.

“Genesis Energy, LLC” means Genesis Energy, LLC, a Delaware limited liability company, and any successor thereto.

“Government Securities” means securities that are:

1. direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

2. obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness; provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

1. the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and

2. any other Restricted Subsidiary of the Company that becomes a Guarantor in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

1. (i) any agreement of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount or (ii) any interest rate swap agreement, interest rate future agreement, interest rate option agreement, interest rate cap agreement or interest rate collar agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

2. any foreign exchange contract or similar currency protection agreement entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

3. any commodity futures contract, forward contract, commodity swap agreement, commodity option or other similar agreement or arrangement or any combination thereof designed to protect against fluctuations in the price of Hydrocarbons purchased, used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

4. any other agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, without duplication and whether or not contingent:

1. in respect of borrowed money;

2. evidenced by bonds, notes, debentures or similar instruments;

3. in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under such letters of credit issued for the account of such Person;

4. in respect of bankers’ acceptances;

5. representing Capital Lease Obligations;

6. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

7. representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the irrevocable deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness (and subject to no other Liens) and the other applicable terms of the instrument governing such indebtedness shall not constitute “Indebtedness.” In addition, the term “Indebtedness” includes, with respect to any Person, all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (other than Indebtedness of an Unrestricted Subsidiary or Joint Venture of the specified Person to the extent secured by a Lien on or pledge of Equity Interests of such Unrestricted Subsidiary or Joint Venture as contemplated by clause (9) of the definition of “Permitted Liens”), whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes

(i) any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on a final financial statement or report or the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets;

(ii) accrued expenses and trade accounts payable arising in the ordinary course of business;

(iii) any unrealized losses or charges in respect of Hedging Contracts (including those resulting from the application of FAS 133);

(iv) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers’ acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (iv) are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(v) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers’ acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guarantees and obligations of the Company or any Restricted Subsidiary with respect to or letters of credit functioning as or supporting any of the foregoing bonds or obligations; and

(vi) any contracts and other obligations, agreements instruments or arrangements described in clause (11) of the definition of “Permitted Liens.”

The “amount” or “principal amount” of any Indebtedness outstanding as of any date will be, except as specified below, determined in accordance with GAAP:

1. in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness;

2. in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

3. in the case of any Capitalized Lease Obligation, the amount determined in accordance with the definition thereof;

4. in the case of other unconditional obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the amount of the liability thereof determined in accordance with GAAP;

5. in the case of other contingent obligations (other than those specified in clauses (1) or (2) of the first paragraph of this definition), the maximum liability at such date of such Person; and

6. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such rating agency ceases to rate the notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other nationally recognized statistical rating agency selected by the Company.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the indenture, the amount of any Investment shall be its fair market value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date of original issuance of the notes (excluding, for such purposes, any additional notes).

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make-Whole Premium” means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at             , 2018 (such redemption price being set forth in the table appearing under the caption “—Optional Redemption”) plus (ii) any required interest payments due on such note through             , 2018 (except for accrued and unpaid interest at such time), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

“Measuring Date” means November 18, 2010.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred securities dividends, excluding, however:

1. any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

2. any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

1. the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

2. taxes paid or payable, or taxes required to be accrued as a liability under GAAP, as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

3. amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

4. any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

5. all distributions and other payments required to be made to minority interest holders in the Restricted Subsidiaries or Joint Ventures that are the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

1. as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

2. no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3. the explicit terms of which provide there is no recourse against any of the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of “Permitted Liens.”

For purposes of determining compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“pari passu Indebtedness” means any Indebtedness of the Issuers or any Guarantor that ranks pari passu in right of payment with the notes or such Guarantor’s Subsidiary Guarantees, as applicable.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, dated as of December 28, 2010, as in effect on the Issue Date and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code, or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) or (2) of this definition.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture; provided that:

1. either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

2. if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) at the time such Investment is made, constitutes Permitted Debt or could be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

3. such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

1. any Investment in the Company (including, without limitation, through purchases of notes) or in a Restricted Subsidiary of the Company;

2. any Investment in Cash Equivalents;

3. any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

a. such Person becomes a Restricted Subsidiary of the Company, or

b. such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

4. any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) pursuant to clause (6) of the items deemed not to be Asset Sales under the definition of “Asset Sale”;

5. any Investment in any Person solely in exchange for the issuance of, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company in respect of or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided, however, that such amounts are not included in Incremental Funds;

6. any Investments received (a) in compromise of or resolution of, or upon satisfaction of judgments with respect to, (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

7. Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

8. Permitted Business Investments;

9. payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

10. loans or advances to officers, directors or employees made in compliance with law and in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and otherwise in compliance with the covenant described under the caption “—Certain Covenants—Transactions with Affiliates”;

11. any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation or performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

12. Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

13. guarantees of performance of operating leases or other obligations (other than Indebtedness) arising in the ordinary course of business;

14. Investments of a Restricted Subsidiary existing on the date such entity became a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the covenants described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

15. repurchases of or other Investments in the notes;

16. Guarantees of Indebtedness other than Indebtedness of an Affiliate permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

17. other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, do not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

1. Liens securing Indebtedness under the Credit Agreement or any other Credit Facilities;

2. Liens in favor of the Company or the Guarantors;

3. Liens on property of a Person existing at the time such Person (a) becomes a Restricted Subsidiary of the Company or (b) is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that, in the case of subclause (b), such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4. Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

5. any interest or title of a lessor to the property subject to a Capital Lease Obligation;

6. Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

a. the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

b. such Liens are created within 360 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

7. Liens existing on the Issue Date;

8. Liens incurred in the ordinary course of business (a) to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, or (b) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

9. Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

10. Liens on pipelines or pipeline facilities that arise by operation of law;

11. Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

12. Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

13. Liens securing Obligations of the Issuers or any Guarantor under the notes or the Subsidiary Guarantees or otherwise under the indenture, as the case may be;

14. Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens”;

15. Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

16. Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

17. Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

18. any attachment or judgment Lien that does not constitute an Event of Default;

19. survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with the Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

20. Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

21. leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

22. Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Permitted Business for the gathering, compression, treating, distribution, production, processing, transportation, marketing, storage or otherwise handling of Hydrocarbons;

23. statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

24. Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Issuers or any Restricted Subsidiary to provide collateral to the depository institution;

25. Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuers or any Restricted Subsidiary on deposit with or in possession of such bank;

26. Liens arising under the indenture in favor of the trustee thereunder for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

27. Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under the caption “—Certain Covenants—Restricted Payments”;

28. other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (28) does not exceed the greater of (a) $50.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets; and

29. any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (27) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in a Refinancing of other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

1. the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or Disqualified Stock or preferred securities being Refinanced (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on preferred securities and the amount of all expenses and premiums incurred in connection therewith);

2. such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock or preferred securities being Refinanced;

3. if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock or preferred securities being Refinanced or shall be Disqualified Stock or preferred securities of the obligor on the Indebtedness being Refinanced;

4. if such Indebtedness being Refinanced is Indebtedness of the Issuers or one or more Guarantors, then such Permitted Refinancing Indebtedness shall be Indebtedness solely of the Issuers or such Guarantors which were obligors or guarantors of such Indebtedness being Refinanced;

5. if any preferred securities being Refinanced were not Disqualified Stock of the Issuers, the Permitted Refinancing Indebtedness shall not be Disqualified Stock of the Issuers; and

6. if any preferred securities being Refinanced were preferred securities of a Restricted Subsidiary, the Refinancing Indebtedness shall be preferred securities of such Restricted Subsidiary.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of “Permitted Refinancing Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred securities” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Qualified Owners” means the (i) Company and its Subsidiaries, (ii) the Davison Group, and (iii) any Related Persons with respect to any Person specified in clauses (i) or (ii) of this definition. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of

Control Offer is (or pursuant to the seventh paragraph under the caption “—Change of Control” is not required to be) made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Qualified Owner.

“Refinance” means, in respect of any Indebtedness or preferred securities, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue Indebtedness or preferred securities in exchange or replacement for (or the net proceeds of which are used to Refinance), such Indebtedness or preferred securities in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Person” means, with respect to a particular Qualified Owner: (i) to the extent such Person is an individual, (a) each other member of such Qualified Owner’s Family; (b) any Person that is directly or indirectly Controlled by such Qualified Owner and/or any one or more members of such Qualified Owner’s Family; (c) any Person with respect to which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or all Related Persons thereto, collectively, constitute at least a majority of the executors or trustees thereof (or in a similar capacity); and (d) any person that is an estate planning vehicle (such as a trust) of which such Qualified Owner and/or one or more members of such Qualified Owner’s Family and/or any Related Persons thereto, collectively, are substantial beneficiaries; or (ii) to the extent such Qualified Owner is not an individual, (x) any controlling stockholder, partner, member, 51% (or more) owned Subsidiary or immediate family member (in the case of an individual) of such Qualified Owner; or (y) any trust, corporation, partnership, limited liability company or other Person (other than any individual), the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more subsidiaries) a 51% or more controlling interest of which consist of any one or more Qualified Owners or such other Persons referred to in the immediately preceding clause (x) or this clause (y).

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuers or a Restricted Subsidiary of any Property, whether owned by the Issuers or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act “ means the Securities Act of 1933, as amended.

“Senior Debt” means

1. all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

2. any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

3. all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

1. any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

2. any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Mandatory Redemption Price” shall mean 100% of the aggregate issue price of the notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date. For purposes of this definition, “issue price” means the public offering price of the notes as set forth on the cover of this prospectus supplement excluding any accrued interest from             , 2015 if settlement occurs after such date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1. any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2. any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under the indenture and on the notes.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (whether or not incurred) by the Company or any Restricted Subsidiary in connection with any incurrence of Indebtedness or Disqualified Stock or any issuance of other equity securities or any Refinancing thereof.

“Treasury Rate” means, as of any redemption date, the yield to maturity at such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source

of similar market data)) most nearly equal to the period from such redemption date to             , 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to             , 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Make-Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (i) the Existing Unrestricted Subsidiaries and (ii) any other Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that, in the case of (i) or (ii), such Subsidiary:

1. except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

2. is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

3. is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

4. has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that (or, if such Person is a limited partnership, such Person or its general partner, as applicable) is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person (or, if such Person is a limited partnership, its general partner).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or preferred securities at any date, the number of years obtained by dividing:

1. the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or (with respect to preferred securities) redemption or similar payment, including payment at final maturity, in respect of the Indebtedness or preferred securities, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2. the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that at least 90% of our current gross income is qualifying income. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Akin Gump Strauss Hauer & Feld, LLP is of the opinion that at least 90% of our current gross income should constitute qualifying income. For a more complete description of this qualifying income requirement, please read “Material Income Tax Consequences—Partnership Status” in the accompanying base prospectus and “Item 1A. Risk Factors—Tax Risks to Common Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2014.

No ruling has been sought from the Internal Revenue Service (the “IRS”), and there is no expectation that any such ruling will be sought, and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Akin Gump Strauss Hauer & Feld, LLP. It is the opinion of Akin Gump Strauss Hauer & Feld, LLP that, based upon the Code, the Treasury Regulations, current administrative rulings and court decisions and the representations described below, we should be classified as a partnership for federal income tax purposes.

In rendering its opinion, Akin Gump Strauss Hauer & Feld, LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which counsel has relied include:

(a)	Neither we nor any of our subsidiaries has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

(b)	For each taxable year, more than 90% of our gross income has been and will be income from sources that Akin Gump Strauss Hauer & Feld, LLP has opined or will opine should be “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or are to be held by us in activities that Akin Gump Strauss Hauer & Feld, LLP has opined or will opine should result in qualifying income.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be subject to federal income tax at corporate rates and we would likely pay state income taxes at varying rates as well. Accordingly, taxation as a corporation could cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes and our other debt obligations and could cause a substantial reduction in the value of the notes.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, from time to time, the President and members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. On May 5, 2015, the U.S. Treasury Department and the IRS released proposed regulations (the “Proposed Regulations”) regarding qualifying income under Section 7704(d)(1)(E) of the Code. The U.S. Treasury Department and the IRS have requested comments from industry participants regarding the standards set forth in the Proposed Regulations. The Proposed Regulations provide an exclusive list of industry-specific activities and certain limited support activities that generate qualifying income. Although the Proposed Regulations adopt a narrow interpretation of the activities that generate qualifying income, we believe the income that we treat as qualifying income satisfies the requirements for qualifying income under the Proposed Regulations. However, the Proposed Regulations could be changed before they are finalized and could take a position that is contrary to our interpretation of Section 7704 of the Code. If the regulations in their final form were to treat any material portion of our income we treat as qualifying income as non-qualifying income, we anticipate being able to treat that income as qualifying income for ten years under special transition rules provided in the Proposed Regulations.

Any modifications to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact an investment in our common units. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay Texas franchise tax at a maximum effective rate of 0.5% of our gross income apportioned to Texas.

The remainder of the discussion below is based on Akin Gump Strauss Hauer & Feld LLP’s opinion that we should be classified as a partnership for federal income tax purposes.

Senior Notes

The following general discussion summarizes certain U.S. federal income tax considerations of the ownership and disposition of the notes by holders who (i) purchase notes for cash at their original issuance at their

“issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) and (ii) hold the notes as capital assets (generally, property held for investment). This discussion is based upon the Code, applicable U.S. Treasury Regulations promulgated thereunder, the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought and do not expect to seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons liable for alternative minimum tax;

•	expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies;

•	controlled foreign corporations; and

•	holders that acquire the notes for a price other than their issue price.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

IF YOU ARE CONSIDERING BUYING NOTES, WE URGE YOU TO CONSULT YOUR TAX ADVISOR ABOUT THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION.

Certain Additional Payments

Certain debt instruments that provide for one or more contingent payments are subject to U.S. Treasury Regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote. In certain circumstances (see the discussion under “Description of Notes—Optional Redemption,” “Description of Notes—Special Mandatory Redemption” and “Description of Notes—Repurchase at the Option of Holders—Change of Control”), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not cause the notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

A “U.S. holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation, regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if a trust has validly elected to continue to be treated as a United States person.

Taxation of Interest

Stated interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the sum of the amount of cash plus the fair market value of all other property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) minus your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount paid for the note. Any such gain or loss on a taxable disposition of a note will generally constitute capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting will generally apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding generally may apply unless you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional tax relating to net investment income

A 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and to the undistributed “net investment income” of certain estates and trusts, subject to certain limitations and exceptions. For these purposes, net investment income generally includes gross income from interest on the notes and net gain realized by a U.S. holder from a sale or other disposition of notes. The tax is imposed on the lesser of (i) the U.S. holder’s net income from all investments, and (ii) the amount by which the U.S. holder’s adjusted gross income exceeds $250,000 (if the U.S. holder is married and filing jointly) or $200,000 (if the U.S. holder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Tax Consequences to Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and are for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Income and withholding tax on payments on the notes

Subject to the discussion of backup withholding and FATCA below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note under the “portfolio interest exception,” provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of our capital or profits interests; or

•	a controlled foreign corporation related (directly or indirectly) to us within the meaning of the Code;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•	you properly certify as to your foreign status.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate form to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below, in which case such interest will be taxed as discussed below.

If interest on a note is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to benefits under an applicable tax treaty, such interest is attributable to a permanent establishment or a fixed base maintained by you in the United States), then you will be exempt from U.S. withholding tax but will be subject to U.S. federal income tax on the interest on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, such income may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed IRS Form W-8ECI (or IRS Form W-8BEN or W-8BEN-E if a treaty exemption applies) or successor form, signed under penalties of perjury.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and, for a disposition of a note occurring after December 31, 2016, gross proceeds from such disposition, in each case, made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners.

In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the notes.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest and principal on a note if you duly provide a certification as to your foreign status, or you otherwise establish an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds on the sale or other disposition of a note (including redemption or retirement) by you within the United States or conducted through certain U.S. intermediaries generally will not be subject to information reporting requirements and backup withholding provided you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor Form W-8) and certain other conditions are met, or you otherwise establish an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that you are a United States person.

We urge you to consult your tax advisor regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS. U.S. backup withholding tax is not an additional tax.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INVESTMENT IN THE NOTES BY EMPLOYEE BENEFIT PLANS AND IRAs

The following is a summary of certain considerations associated with an investment in the notes by any employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, individual retirement account (an “IRA”) or other arrangement that is subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, “Similar Laws”), and any entity whose underlying assets are considered to include “plan assets” by reason of any such plan’s, account’s or arrangement’s investment in such entity (each of the foregoing, a “Plan”). This summary is based on the provisions of ERISA and the Internal Revenue Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions or administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into before the date of their enactment or release.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that the investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Internal Revenue Code. Fiduciaries of any such plans should consult with their counsel before acquiring notes.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs of individuals) prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal

Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

The acquisition, holding or disposition of notes by an ERISA Plan with respect to which either we, our general partner, selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the investment is acquired, is held and is disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between ERISA Plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction could apply.

Each of these class exemptions and statutory exemptions contains conditions and limitations with respect to their application. We cannot and do not provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in the notes by, or on behalf of, an ERISA Plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and subsequent disposition will not constitute or result in a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a violation of any applicable Similar Laws. Each person investing in the notes will be deemed to represent that its acquisition, holding and disposition of such investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a violation of any applicable Similar Law.

Plan Asset Issues

The DOL as adopted regulations (the “Plan Asset Regulations”) that generally provide that when an ERISA Plan invests in an equity interest of an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity (the “look-through rule”), unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Section 3(42) of ERISA defines the term “plan assets” to mean plan assets as defined by such regulations as the DOL may prescribe, except that under such regulations the assets of an entity shall not be treated as plan assets if, immediately after the most recent acquisition of an equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors. The term “Benefit Plan Investor” means any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to the provisions of Title 1 of ERISA, any plan, IRA or other arrangement to which the prohibited transaction provisions of Section 4975 of the Internal Revenue Code apply and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Except as specifically addressed by Section 3(42) of ERISA, until the DOL issues regulations under Section 3(42) of ERISA, it is probable that the principles set forth in the Plan Asset Regulations will continue to apply with respect to determinations as to whether an entity’s underlying assets include plan assets, including the general exception to the look-through rule for operating companies. The Plan Asset Regulations define an “operating company” in part as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. The Plan Asset Regulations also define an “equity interest” as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, it would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code. (Whether or not our assets are deemed to be “plan assets” under ERISA, see discussion under “Prohibited Transactions” above).

It is not anticipated that our assets will be considered plan assets because we are primarily engaged in business activities that we believe qualify us as an “operating company” under the Plan Asset Regulations (although no assurance can be or is given in this regard). In addition, our common units are “publicly-offered securities” and we believe that our debt securities are not “equity interests” for purposes of the Plan Asset Regulations, so that even significant investment by Benefit Plan Investors in the notes should not result in our assets being treated as plan assets under ERISA. Investment in each class of our securities by Benefit Plan Investors also may not be “significant” for purposes of the Plan Asset Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in any class of our securities by Benefit Plan Investors is or may become significant.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the excise tax and other penalties and liabilities that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes and the subsequent disposition thereof.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
BMO Capital Markets Corp.	$
Wells Fargo Securities, LLC	$
ABN AMRO Securities (USA) LLC.	$
BBVA Securities Inc.	$
Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.	$
RBC Capital Markets, LLC	$
Scotia Capital (USA) Inc.	$
U.S. Bancorp Investments, Inc.	$

Total		$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes being sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose initially to offer the notes at the price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering price and selling terms. The underwriters may offer and sell through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

	Per note	Total
Underwriting discount	%	$

We estimate that our total expenses of this offering, other than underwriting discounts and commissions, will be approximately $1,800,000. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, if, as and when issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of certificates from certain of our officers and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

We have agreed in the underwriting agreement that for a period of 60 days after the date of this prospectus supplement, we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our debt securities or securities exchangeable for or convertible into our debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

The trading market for the notes is limited. The notes are not listed on any securities exchange or included on any automated dealer quotation system and we do not plan to apply for such listing or arrange for such inclusion. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws; however, they are not obligated to do so and may discontinue such market-making at any time without providing any notice. Accordingly, no assurance can be given as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering, the underwriters may purchase and sell notes and/or our other debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes (or such other securities) than they are required to purchase in the offering or which they hold in inventory. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the commission received by it because Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and/or other of our debt securities. As a result, the price of the notes (or such other securities) may be higher than the price that otherwise might exist in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions and activities. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the          business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+    .” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next          business days will be required, by virtue of the fact that the notes initially will settle T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement or the next          succeeding business days should consult their own advisor.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of each of the underwriters are lenders under our revolving credit facility, and as such will be entitled to be repaid with the net proceeds of this offering that are used to repay a portion of the borrowings outstanding under the revolving credit facility and will receive their pro rata portion of such repayment.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Also, U.S. Bank National Association is the trustee under the indenture for this offering. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is an underwriter in this offering. U.S. Bank National Association acts as a lender with respect to our revolving credit facility. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank National Association would be deemed to have conflicting interests, by virtue of being an affiliate of a lender under our revolving credit facility agreement and an affiliate of one of the underwriters of the notes. In that event, U.S. Bank National Association would be required to resign as trustee or eliminate the conflicting interests.

Financial advisory fees will be paid to the following in connection with the offering: Regions Financial Corporation ($250,000), Amegy Bank N.A. ($150,000), Cadence Bank, N.A. ($100,000), Comerica Bank ($75,000), Santander Bank, N.A. ($75,000), Sumitomo Mitsui Banking Corporation ($75,000) and Trustmark National Bank ($50,000), none of which are acting as underwriters in this offering.

Sales Outside of the United States

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of our notes directly or indirectly, or distribute this prospectus supplement or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representative has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representative to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying base prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

This prospectus supplement and the accompanying base prospectus are only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling with both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”).

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1o-or-2o-or 3o of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations. The notes are not a collective investment within the meaning of the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 27 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of the notes on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The notes offered hereby have not been and will not be registered with the Swiss Federal Financial Market Supervisory Authority (FINMA) and have not been and will not be authorized under the Federal Collective Investment Schemes Act of June 23, 2006 (Bundesgesetz über die kollektiven Kapitalanlagen, KAG). The investor protection afforded by the Federal Collective Investment Schemes Act (Bundesgesetz über die kollektiven Kapitalanlagen, KAG) does not extend to the acquirers of the notes.

Notice to Prospective Investors in Dubai International Financial Centre

The Markets Law DIFC Law No. 1 of 2012 and the Markets Rules (MKT) of the Dubai Financial Services Authority (“DFSA”) Rulebook (“DFSA Rulebook”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules (MKT) of the DFSA Rulebook to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. Accordingly, the DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes should review this prospectus with due care and conduct their own due diligence on the common units. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld, LLP, Houston, Texas. The validity of certain of the offered notes and other matters arising under Alabama and Louisiana law will be passed upon by McDavid, Noblin & West PLLC and Liskow & Lewis, A Professional Law Corporation, respectively. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus supplement by reference from Genesis Energy, L.P.’s Current Report on Form 8-K filed July 2, 2015 and the effectiveness of Genesis Energy, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report is dual dated and (1) expresses an unqualified opinion and includes an explanatory referring to retrospective adjustments made to reflect updates to Genesis Energy, L.P.’s guarantor subsidiaries and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 included and incorporated by reference in this prospectus supplement by reference from Genesis Energy, L.P.’s Current Report on Form 8-K filed with the SEC on July 16 , 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

The financial statements of Cameron Highway Oil Pipeline Company as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 incorporated by reference in this prospectus supplement by reference from Genesis Energy, L.P.’s Current Report on Form 8-K filed with the SEC on July 16 , 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

The financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 incorporated by reference in this prospectus supplement by reference from Genesis Energy, L.P.’s Current Report on Form 8-K filed with the SEC on July 16 , 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

The financial statements of Southeast Keathley Canyon Pipeline Company, L.L.C. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 incorporated by reference in this prospectus supplement by reference from Genesis Energy, L.P.’s Current Report on Form 8-K filed with the SEC on July 16 , 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus or incorporated by reference into this prospectus that are not historical information may be “forward-looking statements” as defined under federal law.

All statements, other than historical facts, included in this prospectus and the documents incorporated in this prospectus by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions, and other such references are forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “could,” “plan,” “position,” “projection,” “strategy,” “should” or “will,” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•	demand for, the supply of, our assumptions about, changes in forecast data for, and price trends related to crude oil, liquid petroleum, NaHS, caustic soda and CO2, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•	our ability to successfully identify and close strategic acquisitions, including the Enterprise Offshore Business Acquisition, on acceptable terms (including obtaining third-party consents and waivers of preferential rights), develop or construct energy infrastructure assets, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our pipeline transportation systems and processing operations;

•	shutdowns or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, petroleum or other products or to whom we sell such products;

•	risks inherent in marine transportation and vessel operation, including accidents and discharge of pollutants;

•	changes in laws and regulations to which we are subject, including tax withholding issues, accounting pronouncements, and safety, environmental and employment laws and regulations;

•	the effects of production declines and the effects of future laws and government regulation;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of our credit agreement and the indentures governing our notes, which contain various affirmative and negative covenants;

•	loss of key personnel;

•	cash from operations that we generate could decrease or fail to meet expectations, either of which could reduce our ability to pay quarterly cash distributions at the current level or continue to increase quarterly cash distributions in the future;

•	an increase in the competition that our operations encounter;

•	cost and availability of insurance;

•	hazards and operating risks that may not be covered fully by insurance;

•	our financial and commodity hedging arrangements, which may reduce our earnings, profitability and cash flows;

•	changes in global economic conditions, including capital and credit markets conditions, inflation and interest rates;

•	natural disasters, accidents or terrorism;

•	changes in the financial condition of customers or counterparties;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters;

•	the treatment of us as a corporation for federal income tax purposes or if we become subject to entity-level taxation for state tax purposes; and

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors identified in this prospectus under “Risk Factors,” as well as the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Form 8-K/A and any other prospectus supplement we may file from time to time with the SEC with respect to this offering. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference information that we file with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information that we incorporate by reference is an integral part of this prospectus supplement, and references to this “prospectus supplement” include the documents (or portions of documents) incorporated by reference into this prospectus supplement. Any future filings we make with the SEC prior to the completion of this offering under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and which are deemed to be “filed,” are also incorporated by reference in this prospectus supplement. Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 901 related to those Items, the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on April 10, 2015, May 20, 2015, May 21, 2015, July 2, 2015 (two reports) and July 16, 2015.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Investor Relations

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

(713) 860-2500

We also make available free of charge on our internet website at http://www genesisenergy.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement is accurate as of any date other than the date on the front of each document.

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Enterprise Products Holdings LLC.

Houston, Texas

We have audited the accompanying combined financial statements of the Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating LLC (the “Business”), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related statements of combined operations, cash flows and equity for each of the three years in the period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Business’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Offshore Gulf of Mexico Energy Services Business as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records of Enterprise Products Operating LLC. The combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations of the Business had been operated as an unaffiliated entity. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Houston, Texas

July 14, 2015

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

COMBINED BALANCE SHEETS

(Dollars in millions)

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2.7	$2.0	$1.8
Accounts receivable—trade, net of allowance for doubtful accounts of $0.9 at March 31, 2015, $0.5 at December 31, 2014 and $0.4 at December 31, 2013	23.9	27.1	24.8
Accounts receivable—related parties	1.0	0.7	1.4
Prepaid expenses	1.6	1.5	1.5
Other current assets	0.5	0.4	1.2

Total current assets	29.7	31.7	30.7
Property, plant and equipment, net (see Note 4)	1,126.0	1,144.5	1,219.5
Investments in unconsolidated affiliates (see Note 5)	487.6	494.9	531.8
Intangible assets (see Note 6)	39.3	41.6	54.7
Goodwill (see Note 2)	82.0	82.0	82.1
Other assets	1.3	1.3	1.5

Total assets	$1,765.9	$1,796.0	$1,920.3

LIABILITIES AND EQUITY
Current liabilities
Accounts payable—trade	$7.9	$5.5	$5.2
Accounts payable—related parties	0.1	—	—
Accrued product payables	1.8	2.0	2.0
Current portion of asset retirement obligations	11.7	12.4	1.6
Deferred revenue	2.8	1.5	2.2
Other current liabilities	0.5	1.0	1.1

Total current liabilities	24.8	22.4	12.1
Noncurrent liabilities	97.2	94.6	102.1
Commitments and contingencies (see Note 9)
Equity (see Note 1)
Owners’ net investment	1,580.8	1,615.2	1,739.2
Noncontrolling interest	63.1	63.8	66.9

Total equity	1,643.9	1,679.0	1,806.1

Total liabilities and equity	$1,765.9	$1,796.0	$1,920.3

The accompanying notes are an integral part of these Combined Financial Statements.

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

STATEMENTS OF COMBINED OPERATIONS

(Dollars in millions)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Pipeline transportation fees	$28.5	$29.2	$124.4	$126.2	$146.9
Platform fees	4.6	5.5	22.8	28.1	48.6
Other revenues	8.0	9.7	37.2	33.6	32.8

Total revenues (see Note 2)	41.1	44.4	184.4	187.9	228.3

Costs and expenses:
Operating expenses	17.0	17.6	84.0	76.0	83.0
Depreciation and accretion expense	21.1	19.3	78.5	73.2	79.9
Amortization of intangible assets	2.3	2.6	9.9	11.5	10.8
Asset impairment charges	—	—	5.1	13.2	4.0
Loss (gain) on disposal of fixed assets	—	(0.3)	(4.9)	(2.7)	0.5
General and administrative costs	1.3	1.9	7.5	7.5	7.7

Total costs and expenses	41.7	41.1	180.1	178.7	185.9

Equity in income of unconsolidated affiliates	19.1	11.1	55.2	29.8	26.8

Operating income and net income	18.5	14.4	59.5	39.0	69.2
Net loss (income) attributable to noncontrolling interest	0.3	—	0.4	(1.1)	(4.7)

Net income attributable to owners	$18.8	$14.4	$59.9	$37.9	$64.5

The accompanying notes are an integral part of these Combined Financial Statements.

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

STATEMENTS OF COMBINED CASH FLOWS

(Dollars in millions)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Operating activities:
Net income	$18.5	$14.4	$59.5	$39.0	$69.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion expense	21.1	19.3	78.5	73.2	79.9
Amortization of intangible assets	2.3	2.6	9.9	11.5	10.8
Asset impairment charges	—	—	5.1	13.2	4.0
Equity in income of unconsolidated affiliates	(19.1)	(11.1)	(55.2)	(29.8)	(26.8)
Distributions from unconsolidated affiliates	26.1	16.7	83.5	61.6	46.7
Loss (gain) on disposition of assets, net	—	(0.3)	(4.9)	(2.7)	0.5
Other noncash items	0.9	0.5	2.5	1.7	1.0
Changes in operating assets and liabilities:
Accounts receivable	2.9	0.1	(1.6)	4.6	5.9
Other current assets	(0.3)	(1.8)	0.8	1.3	(1.0)
Other assets	0.1	1.5	0.2	(1.5)	—
Accounts payable	0.8	(2.4)	(1.1)	(12.3)	8.0
Accrued product payables	(0.2)	(0.4)	0.1	(0.8)	0.1
Other current liabilities	(0.1)	(0.1)	(1.6)	(9.3)	(19.8)
Noncurrent liabilities	—	—	—	(0.2)	(4.6)

Net cash provided by operating activities	53.0	39.0	175.7	149.5	173.9

Investing activities:
Additions to property, plant and equipment	(0.6)	(0.6)	(6.4)	(0.2)	(0.1)
Contributions in aid of construction costs	2.6	—	0.4	1.8	0.4
Proceeds from disposition of assets	—	—	12.0	3.2	1.7
Investments in unconsolidated affiliates	(1.8)	(2.2)	(5.8)	(50.8)	(74.0)
Return of excess investment in unconsolidated affiliates	2.0	—	13.4	—	—

Net cash provided by (used in) investing activities	2.2	(2.8)	13.6	(46.0)	(72.0)

Financing activities:
Cash distributions to owners, net	(54.1)	(35.5)	(186.4)	(100.7)	(94.3)
Cash distributions to noncontrolling interests	(0.4)	(0.8)	(2.7)	(4.7)	(8.1)

Net cash used in financing activities	(54.5)	(36.3)	(189.1)	(105.4)	(102.4)

Net increase (decrease) in cash	0.7	(0.1)	0.2	(1.9)	(0.5)
Cash, beginning of period	2.0	1.8	1.8	3.7	4.2

Cash, end of period (see Note 1)	$2.7	$1.7	$2.0	$1.8	$3.7

The accompanying notes are an integral part of these Combined Financial Statements.

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

STATEMENTS OF COMBINED EQUITY

(Dollars in millions)

	Owners’ Net Investment	Noncontrolling Interest	Total
Balance, January 1, 2012	$1,829.1	$73.9	$1,903.0
Net income	64.5	4.7	69.2
Cash distributions to owners, net	(94.3)	—	(94.3)
Cash distributions to noncontrolling interests	—	(8.1)	(8.1)
Other	1.0	—	1.0

Balance, December 31, 2012 (audited)	1,800.3	70.5	1,870.8
Net income	37.9	1.1	39.0
Cash distributions to owners, net	(100.7)	—	(100.7)
Cash distributions to noncontrolling interests	—	(4.7)	(4.7)
Other	1.7	—	1.7

Balance, December 31, 2013 (audited)	1,739.2	66.9	1,806.1
Net income (loss)	59.9	(0.4)	59.5
Cash distributions to owners, net	(186.4)	—	(186.4)
Cash distributions to noncontrolling interests	—	(2.7)	(2.7)
Other	2.5	—	2.5

Balance, December 31, 2014 (audited)	1,615.2	63.8	1,679.0
Net income (loss)	18.8	(0.3)	18.5
Cash distributions to owners, net	(54.1)	—	(54.1)
Cash distributions to noncontrolling interests	—	(0.4)	(0.4)
Other	0.9	—	0.9

Balance, March 31, 2015 (unaudited)	$1,580.8	$63.1	$1,643.9

	Owners’ Net Investment	Noncontrolling Interest	Total
Balance, December 31, 2013 (audited)	$1,739.2	$66.9	$1,806.1
Net income	14.4	—	14.4
Cash distributions to owners, net	(35.5)	—	(35.5)
Cash distributions to noncontrolling interests	—	(0.8)	(0.8)
Other	0.5	—	0.5

Balance, March 31, 2014 (unaudited)	$1,718.6	$66.1	$1,784.7

The accompanying notes are an integral part of these Combined Financial Statements.

OFFSHORE GULF OF MEXICO ENERGY SERVICES BUSINESS

OF ENTERPRISE PRODUCTS OPERATING LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

Except as noted in the context of each disclosure, dollar amounts presented in the tabular data within these disclosures are stated in millions of dollars.

Note 1. Basis of Financial Statement Presentation and Description of Business

Key References Used in these Notes to Combined Financial Statements

Unless the context requires otherwise, references to “we,” “us,” “our,” or “the Business” are intended to mean and include the combined businesses and operations of the Offshore Gulf of Mexico Energy Services Business of Enterprise Products Operating LLC.

References to “EPO” mean Enterprise Products Operating LLC, which is a wholly owned subsidiary of Enterprise Products Partners L.P. (“EPD”), and its consolidated subsidiaries. References to “EPCO” mean Enterprise Products Company, a privately held Texas corporation, and its privately held affiliates.

As generally used in the energy industry and in these notes to combined financial statements, “MMcf/d” means million cubic feet per day and “MBPD” means thousands of barrels per day.

Basis of Financial Statement Presentation

The accompanying combined financial statements and related notes of the Business have been prepared from EPO’s separate historical accounting records. These combined financial statements have been prepared using EPO’s historical basis in the assets and liabilities of the Business and historical results of operations. The combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations of the Business if it had been operated as an unaffiliated entity. See Note 7 for information regarding related party transactions of the Business.

Our combined financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all normal and recurring intercompany accounts and transactions. Third party or affiliate ownership interests in our controlled subsidiaries are presented as noncontrolling interests.

Within the energy industry, it is customary for parties to own undivided interests in certain fixed assets rather than structuring a separate legal entity to own the asset and then acquiring equity interests in that company. We proportionately consolidate our undivided interest in such assets. As a result, our combined financial statements reflect our share of the assets, liabilities, revenues and expenses attributable to such fixed assets.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50%, unless our interest is so minor that we have virtually no influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. In preparing our combined financial statements, we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts remain on our Combined Balance Sheets (or those of our equity method investments) in inventory or similar accounts.

In the opinion of management, all adjustments necessary for a fair presentation of the combined financial statements, in accordance with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”), have been made.

The combined financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are unaudited. In the opinion of management, the unaudited interim combined financial statements have been prepared in accordance with GAAP and include all adjustments necessary to present fairly the financial position and results of operations of the Business for the respective interim periods. Interim financial results are not necessarily indicative of the results to be expected for an annual period.

All statistical data (e.g., pipeline mileage, processing capacity and similar operating metrics) in these notes to combined financial statements are unaudited.

Since a single direct owner relationship does not exist among the combined entities, we present our net investment in the entities (i.e., owners’ net investment) in lieu of parent or owners’ equity in the combined financial statements.

With the exception of our Independence Hub, LLC subsidiary (“Independence Hub”), the Business operates within EPO’s cash management program; therefore, all cash receipts and payments of our subsidiaries (excluding Independence Hub) are managed through EPO’s cash accounts. Our Statements of Combined Cash Flows present the operating and investing cash flows of our Business, with any transfers of excess net cash between subsidiaries under EPO’s cash management program and EPO reflected as a distribution to owners. As a result, cash and cash equivalents at the end of each period is attributable solely to balances held by Independence Hub.

Description of the Business

We serve some of the most active drilling and development regions, including deepwater production fields, in the northern Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. As of December 31, 2014, our integrated asset network included approximately 2,350 miles of offshore natural gas and crude oil pipelines and six offshore hub platforms.

Offshore natural gas pipelines

Our offshore natural gas pipelines provide for the gathering and transportation of natural gas from offshore production fields to interconnecting offshore or onshore pipelines, or processing facilities. The following table presents selected information regarding our offshore natural gas pipelines at December 31, 2014:

Description of Asset	Our Ownership Interest	Pipeline Length (Miles)	Approximate Net Capacity (MMcf/d)(1)
Offshore natural gas pipelines:
Independence Trail	100.0%	135	1,000
Viosca Knoll Gathering System	100.0%	107	600
High Island Offshore System	100.0%	287	500
Matagorda Gathering System(2)	100.0%	127	950
Falcon Natural Gas Pipeline	100.0%	14	400
Anaconda Gathering System	100.0%	183	300
Green Canyon Laterals	Various (3)	34	213
Manta Ray Offshore Gathering System	25.7% (4)	237	205
Nautilus System	25.7% (4)	101	154

Total		1,225

(1)	Amounts presented are net to our ownership interest in the associated asset.
(2)	At March 31, 2015, this system comprised 59 miles of pipeline having an approximate net capacity of 450 MMcf/d.
(3)	We proportionately consolidate our undivided interests, which range from 2.7% to 100.0%, in the Green Canyon Lateral pipelines.

(4)	Our ownership interests in the Manta Ray Offshore Gathering System and the Nautilus System are held indirectly through our equity method investment in Neptune Pipeline Company, L.L.C. (see Note 5).

The following information describes each of our principal offshore natural gas pipelines.

•	The Independence Trail pipeline transports natural gas from our Independence Hub platform and a pipeline interconnect downstream of our Independence Hub platform to the Tennessee Gas Pipeline at a pipeline interconnect on our West Delta 68 pipeline junction platform. Natural gas transported on the Independence Trail pipeline originates from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Viosca Knoll Gathering System gathers natural gas from producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico for delivery to several major interstate pipelines, including the High Point Gas Transmission, Transco, Dauphin Island Gathering System, Kinetica Energy Express and Destin Pipelines.

•	The High Island Offshore System (“HIOS”) transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island and East Breaks areas of the Gulf of Mexico to interconnects with the TC Offshore pipeline system and Kinetica Energy Express. HIOS includes 201 miles of pipeline and eight pipeline junction and service platforms that are regulated by the Federal Energy Regulatory Commission (“FERC”). In addition, this system includes the 86-mile East Breaks Gathering System, which connects HIOS to the Hoover-Diana deepwater platform located in Alaminos Canyon Block 25.

•	The Matagorda Gathering System gathers natural gas from producing fields in the Matagorda Island area of the Gulf of Mexico for delivery to interconnecting onshore pipelines located in Matagorda and Calhoun counties in Texas. This system includes two pipeline junction platforms.

•	The Falcon Natural Gas Pipeline transports natural gas processed at our Falcon Nest platform to a connection with the Central Texas Gathering System located at the Brazos Addition Block 133 platform.

•	The Anaconda Gathering System gathers natural gas from producing fields located in the Green Canyon area of the Gulf of Mexico for delivery to the Nautilus System.

•	The Green Canyon Laterals represent a collection of small diameter pipelines that gather natural gas for delivery to HIOS and various other downstream pipelines.

•	The Manta Ray Offshore Gathering System gathers natural gas from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico for delivery to numerous downstream pipelines, including the Nautilus System. This system includes three pipeline junction platforms.

•	The Nautilus System connects our Anaconda Gathering System and Manta Ray Offshore Gathering System to EPO’s Neptune natural gas processing plant located in south Louisiana.

Offshore crude oil pipelines

Our offshore crude oil pipelines provide for the gathering and transportation of crude oil from offshore production fields to interconnecting offshore or onshore pipelines, or processing facilities. The following table presents selected information regarding our offshore crude oil pipelines at December 31, 2014:

Description of Asset	Our Ownership Interest		Length (Miles)	Approximate Net Capacity (MBPD)(1)
Offshore crude oil pipelines:
Shenzi Oil Pipeline	100.0%		83	230
Poseidon Oil Pipeline System	36.0	%(2)	366	155
Cameron Highway Oil Pipeline	50.0	%(3)	374	150
Allegheny Oil Pipeline	100.0%		40	140
Marco Polo Oil Pipeline	100.0%		37	120
Constitution Oil Pipeline	100.0%		67	80
SEKCO Oil Pipeline	50.0	%(4)	145	58
Tarantula	100.0%		4	30
Viosca Knoll Oil Pipeline	100.0%		6	5

Total			1,122

(1)	Amounts presented are net to our ownership interest in the associated asset.
(2)	Our ownership interest in the Poseidon Oil Pipeline System is held indirectly through our equity method investment in Poseidon Oil Pipeline Company, L.L.C. (see Note 5).
(3)	Our ownership interest in the Cameron Highway Oil Pipeline is held indirectly through our equity method investment in Cameron Highway Oil Pipeline Company (see Note 5).
(4)	Our ownership interest in the SEKCO Oil Pipeline is held indirectly through our equity method investment in Southeast Keathley Canyon Pipeline Company, L.L.C. (see Note 5).

The following information describes each of our principal offshore crude oil pipelines.

•	The Shenzi Oil Pipeline gathers crude oil production from the Shenzi production field located in the Green Canyon area of the Gulf of Mexico for delivery to both our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Poseidon Oil Pipeline System transports crude oil production from the outer continental shelf and deepwater areas of the Gulf of Mexico offshore Louisiana to onshore facilities in south Louisiana. This system includes one pipeline junction platform.

•	The Cameron Highway Oil Pipeline transports crude oil production from deepwater areas of the Gulf of Mexico, primarily the Green Canyon area, for delivery to refineries and terminals in southeast Texas. This system includes two pipeline junction platforms.

•	The Allegheny Oil Pipeline connects the Allegheny and South Timbalier 316 platforms in the Green Canyon area of the Gulf of Mexico with our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The Marco Polo Oil Pipeline transports crude oil from our Marco Polo oil platform to an interconnect with our Allegheny Oil Pipeline in Green Canyon Block 164.

•	The Constitution Oil Pipeline gathers crude oil from the Constitution, Caesar Tonga and Ticonderoga production fields located in the Green Canyon area of the Gulf of Mexico for delivery to either our Cameron Highway Oil Pipeline or Poseidon Oil Pipeline System.

•	The SEKCO Oil Pipeline connects the third party-owned Lucius-truss spar floating production platform to an existing junction platform at South Marsh Island 205, which is part of our Poseidon Oil Pipeline System. The SEKCO Oil Pipeline was completed and started earning firm capacity reservation fees in July 2014. Crude oil shipments commenced in January 2015 when the Lucius oil and gas field started operations.

Offshore platforms

Offshore hub platforms are important components of our pipeline operations in the Gulf of Mexico. These platforms are typically used to interconnect the offshore pipeline network; provide an efficient means to perform pipeline maintenance; locate compression, separation and production handling equipment and similar assets; and conduct drilling operations during the initial development phase of an oil and natural gas property. The following table presents selected information regarding our offshore hub platforms at December 31, 2014:

				Approximate Net Capacity(1)
Description of Asset	Our Ownership Interest		Water Depth (Feet)	Natural Gas (MMcf/d)	Crude Oil (MBPD)
Offshore hub platforms:
Independence Hub	80.0	%(2)	8,000	800	N/A
Marco Polo	50.0	%(3)	4,300	150	60
Viosca Knoll 817	100.0%		671	145	5
Garden Banks 72	50.0	%(4)	518	113	18
East Cameron 373	100.0%		441	195	3
Falcon Nest	100.0%		389	400	3

(1)	Amounts presented are net to our ownership interest.
(2)	We own an 80% consolidated interest in the Independence Hub platform through our majority owned subsidiary, Independence Hub.
(3)	Our ownership interest in the Marco Polo platform is held indirectly through our equity method investment in Deepwater Gateway, L.L.C. (see Note 5).
(4)	We proportionately consolidate our undivided interest in the Garden Banks 72 platform.

In addition to our offshore hub platforms, we also own or indirectly own, through our equity method investees, 17 pipeline junction and service platforms (14 of which we operate). Unlike hub platforms, pipeline junction and service platforms do not have processing capacity.

The following information describes each of our principal Gulf of Mexico offshore hub platforms.

•	The Independence Hub platform is located in Mississippi Canyon Block 920. This platform processes natural gas gathered from deepwater production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico.

•	The Marco Polo platform, which is located in Green Canyon Block 608, processes crude oil and natural gas from production fields located in the South Green Canyon area of the Gulf of Mexico.

•	The Viosca Knoll 817 platform primarily serves as a base for gathering deepwater production in the Viosca Knoll area, including the Ram Powell development.

•	The Garden Banks 72 platform serves as a base for gathering deepwater production from the Garden Banks area of the Gulf of Mexico. This platform also serves as a junction platform for our Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System.

•	The East Cameron 373 platform processes production from the Garden Banks and East Cameron areas of the Gulf of Mexico.

•	The Falcon Nest platform, which is located in the Mustang Island East area of the Gulf of Mexico, processes natural gas from the Falcon field.

Note 2. Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is based on the specific identification of accounts receivable where the underlying amounts due have not been collected within 90 days. In addition, we may also increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses. Historically, losses attributable to uncollectible accounts have not been material to our combined financial statements.

The following table presents our allowance for doubtful accounts activity for the period indicated:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Balance, beginning of period	$0.5	$0.4	$0.4	$—	$—
Charged to costs and expenses	0.4	—	0.1	0.4	—

Balance, end of period	$0.9	$0.4	$0.5	$0.4	$—

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related property, plant and equipment asset. ARO amounts are measured at their estimated fair value using expected present value techniques. Over time, the discounted ARO liability is accreted to its expected settlement value (through “accretion expense”) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.

See Note 4 for additional information regarding our AROs.

Cash and cash equivalents

As presented on our Combined Balance Sheets and Statements of Combined Cash Flows, cash and cash equivalents at the end of each period is attributable solely to balances held by Independence Hub. These balances represent unrestricted cash of Independence Hub and may also include highly liquid investments with original maturities of less than three months from the date of purchase.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us depending on whether one or more future events occur or fail to occur. Management and its legal counsel assess such contingent liabilities on a quarterly basis, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our management and legal counsel evaluate the perceived merits of such matters as well as the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions on our Combined Balance Sheets, all components of current assets and current liabilities that exceed 5% of total current assets and liabilities, respectively.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. We did not have any environmental remediation liabilities recorded at March 31, 2015 (unaudited) or December 31, 2014 or 2013.

Estimates

Preparing our financial statements in conformity with GAAP requires management to make estimates and assumptions that effect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates relate to (i) the useful lives and depreciation/amortization methods used for fixed and identifiable intangible assets; (ii) measurement of fair value and projections used in impairment testing of fixed and intangible assets (including goodwill); (iii) contingencies; and (iv) revenue and expense accruals.

Actual results could differ materially from our estimates. On an ongoing basis, we review our estimates based on currently available information. Any changes in the facts and circumstances underlying our estimates may require us to update such estimates, which could have a material impact on our financial statements.

Equity-Based Compensation

We have no employees. Our operating functions and general and administrative support services are provided pursuant to an administrative services agreement (“ASA”) between EPCO and EPO (see Note 7) or by other service providers. Certain key employees of EPCO that are either wholly or partially dedicated to our Business also participate in long-term compensation plans managed by EPCO. These plans include the issuance of equity-based compensation (e.g., restricted common units of EPD), of which we are charged for our allocated share of the fair value of such awards to the extent that the recipients perform services on our behalf.

The amount of equity-based compensation allocable to our Business was $3.8 million, $3.1 million and $2.4 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the three months ended March 31, 2015 and 2014, the amount of equity-based compensation allocable to our Business was $0.9 million and $0.8 million, respectively (unaudited).

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. See Note 3 for information regarding the fair value of financial instruments and nonrecurring fair value measurements.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in a business combination. The goodwill presented on our Combined Balance Sheets is attributable to a business combination that occurred in 2004. The following table presents changes in the carrying amount of goodwill during the periods indicated:

Balance at January 1, 2012 and December 31, 2012 and 2013	$82.1
Removal of goodwill in connection with sale of the Typhoon oil pipeline (see Note 4)	(0.1)

Balance at December 31, 2014	$82.0

Balance at March 31, 2015 (unaudited)	$82.0

Goodwill is not amortized; however, it is subject to annual impairment testing at the end of each fiscal year, and more frequently, if circumstances indicate it is probable that the fair value of goodwill is below its carrying amount. If such circumstances occur, the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its carrying value. If the fair value of the reporting unit is less than its carrying value (including associated goodwill amounts), a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. Our integrated offshore activities comprise a single reporting unit for purposes of goodwill testing. Based on our most recent goodwill impairment test at December 31, 2014, the fair value of our reporting unit exceeded its carrying value by at least 10%.

When testing goodwill for impairment, our fair value estimates are based on a number of management assumptions, including (i) discrete financial forecasts for our offshore assets, including operating margins and throughput volumes; (ii) continuation of existing environmental and safety regulations that allow us to operate our assets in a prudent manner; (iii) tropical weather patterns that do not materially disrupt our operations during the forecast period; (iv) no governmental actions that shut-in Gulf of Mexico production activities (e.g., the moratorium put in place following the third-party Deepwater Horizon incident in 2010); (v) long-term growth rates for cash flows beyond the discrete forecast period; and (vi) appropriate discount rates. We believe that these assumptions are consistent with those that market participants would make in estimating the fair value of our Business.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

See Note 3 for information regarding impairment charges related to long-lived assets during the periods covered by this report.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline. In the event we determine that the loss in value of an investment is an other than temporary decline, we record a charge to equity earnings to adjust the carrying value of the investment to its estimated fair value.

See Note 5 for information regarding a $4.8 million impairment charge we recorded during the year ended December 31, 2013 in connection with our investment in Neptune.

Income Taxes

For federal income tax purposes, our combined operations are considered pass-through entities. As a result, our combined financial statements do not provide for such taxes and our owners are responsible for their allocable share of our taxable income.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized, and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits. Our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management’s assumptions regarding the useful economic lives and residual values of our assets.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would prospectively impact our depreciation expense amounts. Examples of such circumstances include, but are not limited to: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values or (iv) significant changes in the forecast life of the applicable resource basins, if any.

See Note 4 for additional information regarding our property, plant and equipment.

Revenue Recognition

We recognize revenue from our customers when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer’s price is fixed or determinable and (iv) collectibility is reasonably assured. Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.

Revenue from our offshore pipelines is generally based upon a fixed fee per unit of volume gathered or transported multiplied by the volume delivered. Transportation fees are based either on contractual arrangements or tariffs regulated by the FERC. Revenue associated with these fee-based contracts and tariffs is recognized when volumes have been delivered.

Revenues from offshore platform services generally consist of demand fees and commodity charges. Revenues from offshore platform services are recognized in the period the services are provided. Demand fees represent charges to customers served by our offshore platforms regardless of the volume the customer actually delivers to the platform. Revenue from commodity charges is based on a fee per unit of volume delivered to the platform multiplied by the total volume of each product delivered. Contracts for platform services often include both demand fees and commodity charges, but demand fees generally expire after a contractually fixed period of time and in some instances may be subject to cancellation by customers.

Fees we earn through the provision of management or similar services to our unconsolidated affiliates are presented as a component of “Other revenues” on our Statements of Combined Operations.

Major Customer

All of our consolidated revenues are earned in the U.S. and derived from a wide customer base. Our largest non-affiliated customer for the years ended December 31, 2014, 2013 and 2012 was Anadarko. The following table details Anadarko’s contribution to our revenues for the periods indicated:

	For the Year Ended December 31,
	2014	2013	2012
Revenues from Anadarko	$40.7	$54.3	$73.5
Percentage of total revenues attributable to Anadarko	22.1%	28.9%	32.1%

Our revenues from Anadarko are primarily due to platform processing and pipeline transportation services we render to them in connection with our Independence Hub platform and related Independence Trail natural gas pipeline.

Subsequent Events

In preparing these combined financial statements, we have evaluated subsequent events for potential recognition or disclosure through July 14, 2015, the issuance date of the financial statements.

Note 3. Fair Value Measurements

Fair Values of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying values of accounts receivable and accounts payable approximate their respective fair values due to their short term nature. We do not utilize derivative instruments in our operations.

Fair value is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest and most subjective) defined as follows:

•	Level 1: Inputs are based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

•	Level 2: Inputs include quoted prices for similar assets or liabilities in active markets and/or quoted prices for identical or similar assets or liabilities in markets that are not active near the measurement date.

•	Level 3: Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation.

Nonrecurring Fair Value Measurements

We incurred non-cash impairment charges of $5.1 million, $18.0 million and $4.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. There were no non-cash impairment charges incurred for the three months ended March 31, 2015 and 2014, respectively. The following table summarizes our non-recurring fair value measurements during these years:

		Fair Value Measurements Using
	Carrying Value at Respective Year End	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Impairment Loss
Year ended December 31, 2014:
Impairment of long-lived assets disposed of other than by sale(1)	$—	$—	$—	$—	$5.1

Year ended December 31, 2013:
Impairment of long-lived assets disposed of other than by sale(2)	$—	$—	$—	$—	$13.2
Impairment of equity method investment(3)	38.7	—	—	38.7	4.8

Total	$38.7	$—	$—	$38.7	$18.0

Year ended December 31, 2012:
Impairment of long-lived assets disposed of other than by sale(4)	$—	$—	$—	$—	$4.0

(1)	Primarily represents the write-off of two segments of pipeline on the Viosca Knoll Gathering System that management slated for abandonment. The carrying value of these assets was $4.8 million.
(2)	Represents the write-off of the northern section of the Phoenix pipeline. The northern section was abandoned and the southern section was contributed to SEKCO (see Note 5).
(3)	Due to declining throughput volumes forecast for these systems in 2014 and future years, we tested our investment in Neptune for impairment in 2013. As a result of this analysis, we recorded a $4.8 million impairment charge. Our fair value estimate for Neptune was based on the income approach, which relies on a discounted cash flow model. The underlying cash flow forecasts we used reflected management’s best estimates regarding future production volumes from the hydrocarbon resource basins served by Neptune and market-based transportation rates (both Level 3 assumptions involving significant unobservable inputs).
(4)	Represents the write-down of certain segments of pipeline on the Anaconda system that were subsequently sold to a third-party in September 2012.

Note 4. Property, Plant and Equipment

The historical costs of our property, plant and equipment and related accumulated depreciation balances were as follows at the dates indicated:

	Estimated Useful Life in Years	March 31, 2015	December 31,
			2014	2013
		(Unaudited)
Natural gas pipelines and related equipment(1)	5 - 35	$805.7	$805.7	$805.3
Offshore platforms(2)	8 - 35	630.3	630.2	630.1
Crude oil pipelines and related equipment(3)	10 - 35	300.2	300.2	304.8
Other offshore fixed assets(4)	5 - 29	8.7	8.6	8.3
Construction in progress		4.9	5.4	0.4

Total		1,749.8	1,750.1	1,748.9
Less accumulated depreciation		(623.8)	(605.6)	(529.4)

Property, plant and equipment, net		$1,126.0	$1,144.5	$1,219.5

(1)	In general, the estimated useful lives of major assets within this category are: natural gas pipelines, 11-35 years; processing equipment, 14 years; communication equipment, 7-10 years; office furniture and equipment, 10-15 years; vehicles, 5-6 years; and hardware and software, 5 years.
(2)	The largest asset classified within this group, the Independence Hub platform, has a 20 year estimated useful life.
(3)	In general, the estimated useful lives of major assets within this category are: crude oil pipelines, 20-35 years; and communication equipment, 10 years.
(4)	In general, the estimated useful lives of major assets within this category are: underwater pipeline emergency equipment, 29 years; communication equipment, 10 years; and vehicles, 5-6 years.

The following table summarizes our non-cash depreciation expense for each of the periods indicated:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Depreciation expense	$18.2	$18.1	$72.7	$75.4	$73.6

Contribution of pipeline assets to SEKCO

In 2013, we contributed 47 miles of existing pipeline assets to SEKCO having a carrying value of $33.8 million. See Note 5 for additional information regarding this non-cash contribution to SEKCO.

Sale of Typhoon Oil Pipeline in June 2014

In June 2014, we sold the Typhoon crude oil pipeline for cash proceeds of $12.0 million. As a result, net income for the year ended December 31, 2014 includes a $5.6 million gain from the sale of this asset.

Asset retirement obligations

We record AROs in connection with legal requirements to perform specified retirement activities under contractual arrangements and/or governmental regulations. In general, U.S. federal regulations stipulate that energy infrastructure located in the Gulf of Mexico (e.g., pipelines, platforms, production wells, etc.) must be removed when hydrocarbons are no longer being produced. As a practical matter, the agencies overseeing pipeline abandonment activities typically grant approval for operators to remove all hydrocarbons from the pipeline, cut and remove any risers, remove sea valves, fill the pipelines with sea water and abandon the pipeline in-place. With regards to offshore platforms, agencies generally allow operators to abandon in-place the lower portion of platforms with the remaining portion being removed and disposed of. Lastly, agencies require the plugging and abandonment of all offshore oil and gas wells when hydrocarbons are no longer produced.

Certain segments of our pipeline systems and those of our unconsolidated affiliates are constructed in or near defined anchorages, shipping lanes and state waters under permits issued by the U.S. Army Corps of Engineers (the “CoE”). These permits generally require that, upon abandonment of a pipeline segment under the CoE’s jurisdiction, we restore the location to its pre-existing condition. Historically, the CoE has allowed pipeline owners to abandon pipeline segments in-place due to environmental considerations, water depths involved and other factors. Generally, we have assumed, for purpose of determining our ARO liabilities, that the CoE will allow for such pipeline segments to be abandoned in place primarily due to the significant adverse environmental impacts that would result from removal activities and the water depths involved, including deep water Gulf of Mexico locations unless otherwise notified by the CoE.

We have been notified by the CoE to fully remove two pipeline segments included in our Matagorda Gathering System that we had originally requested to abandon in-place. We are in the process of appealing the CoE request. Our ARO liability balance with respect to the Matagorda Gathering System is based on our assessment of the probabilities that we would either (i) be required to fully remove pipeline segments or (ii) be allowed to abandon such segments in place. Our recorded ARO liability balance for the Matagorda Gathering System, including those amounts associated with the potential removal of pipeline segments under the CoE’s jurisdiction, totaled $49.5 million (unaudited), $49.3 million and $47.7 million at March 31, 2015, December 31, 2014 and December 31, 2013, respectively. If we assume the full removal of all impacted pipeline segments of the Matagorda Gathering System, our historical ARO liability balances for this pipeline system would increase by approximately $42.5 million (unaudited), $42.1 million and $40.5 million at March 31, 2015, December 31, 2014 and December 31, 2013, respectively.

The following table presents information regarding our ARO liability balances for the periods indicated:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
ARO liability, beginning of period	$107.0	$103.7	$103.7	$118.1	$130.2
Liabilities settled	(0.9)	(0.9)	(2.5)	(11.8)	(26.7)
Revisions in estimated cash flows	1.6	—	1.0	(7.5)	9.9
Accretion expense	1.2	1.2	4.8	4.9	4.7

ARO liability, end of period	$108.9	$104.0	$107.0	$103.7	$118.1

AROs are measured at their estimated fair value using expected present value techniques. Our estimates of future settlement values for AROs are based on inflation-adjusted asset retirement costs (based on current regulations) expected to be incurred at the end of the expected economic life of the underlying Gulf of Mexico resource basins.

Property, plant and equipment at March 31, 2015 and December 31, 2014 and 2013 includes $11.1 million (unaudited), $11.4 million and $12.4 million, respectively, of asset retirement costs capitalized as an increase in the associated long-lived asset.

At December 31, 2014, our forecast of accretion expense is as follows for the next five years: $4.8 million in 2015, $4.8 million in 2016, $4.9 million in 2017, $5.0 million in 2018 and $5.3 million in 2019.

Note 5. Investments in Unconsolidated Affiliates

Equity investments with industry partners are a significant component of our business strategy. They are a means by which we conduct our operations to align our interests with those of customers and/or suppliers. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.

The following table presents the investment balances for each of our unconsolidated affiliates at the dates indicated:

	Ownership Interest
Investee		March 31, 2015	December 31,
			2014	2013
		(Unaudited)
Southeast Keathley Canyon Pipeline Company L.L.C.	50.0%	$147.6	$147.3	$159.2
Poseidon Oil Pipeline Company, L.L.C.	36.0%	29.2	31.8	41.7
Cameron Highway Oil Pipeline Company	50.0%	198.1	201.3	207.7
Deepwater Gateway, L.L.C.	50.0%	78.9	79.6	84.5
Neptune Pipeline Company, L.L.C.	25.7%	33.8	34.9	38.7

Total		$487.6	$494.9	$531.8

The following table presents our equity in the income of unconsolidated affiliates for the periods indicated:

Investee	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Southeast Keathley Canyon Pipeline Company L.L.C.(1)	$8.1	$—	$15.5	$—	$—
Poseidon Oil Pipeline Company, L.L.C.	7.0	6.0	23.6	22.1	21.1
Cameron Highway Oil Pipeline Company	4.1	4.7	16.5	11.4	3.6
Deepwater Gateway, L.L.C.	0.3	0.7	1.3	2.1	3.4
Neptune Pipeline Company, L.L.C.	(0.4)	(0.3)	(1.7)	(5.9)	(1.5)
Other	—	—	—	0.1	0.2

Total	$19.1	$11.1	$55.2	$29.8	$26.8

(1)	Equity earnings commenced when the pipeline was completed in July 2014.

The following table presents our cash investments in unconsolidated affiliates for the periods indicated:

Investee	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Southeast Keathley Canyon Pipeline Company L.L.C.	$1.8	$2.2	$4.3	$50.5	$74.0
Cameron Highway Oil Pipeline Company	—	—	0.5	0.3	—
Other	—	—	1.0	—	—

Total	$1.8	$2.2	$5.8	$50.8	$74.0

The following table presents cash distributions received from unconsolidated affiliates for the periods indicated:

Investee	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Southeast Keathley Canyon Pipeline Company L.L.C.	$7.5	$—	$18.3	$—	$—
Poseidon Oil Pipeline Company, L.L.C.	9.5	7.6	33.5	27.7	29.3
Cameron Highway Oil Pipeline Company	7.3	6.3	23.3	24.0	6.4
Deepwater Gateway, L.L.C.	1.0	2.0	6.1	7.6	8.1
Neptune Pipeline Company, L.L.C.	0.8	0.8	2.3	2.2	2.7
Other	—	—	—	0.1	0.2

Total	$26.1	$16.7	$83.5	$61.6	$46.7

The following tables present summarized aggregate balance sheet and income statement data for our unconsolidated affiliates at the dates and for the periods indicated (on a 100% basis):

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Balance sheet data:
Current assets	$45.0	$42.0	$67.3
Property, plant and equipment, net	1,293.8	1,311.1	1,346.0
Other assets	2.6	2.9	3.5

Total assets	$1,341.4	$1,356.0	$1,416.8

Current liabilities	$30.0	$26.0	$50.0
Long-term debt	195.3	195.3	183.2
Other liabilities	9.6	9.6	8.9
Equity	1,106.5	1,125.1	1,174.7

Total liabilities and equity	$1,341.4	$1,356.0	$1,416.8

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Income statement data:
Revenues	$71.9	$51.5	$244.1	$186.9	$171.2
Operating income	43.6	28.7	131.9	90.8	73.4
Interest expense	1.2	0.7	3.9	2.7	2.6
Net income	42.5	27.9	127.9	88.1	70.8

Southeast Keathley Canyon Pipeline Company L.L.C.

Southeast Keathley Canyon Pipeline Company L.L.C. (“SEKCO”) is a Delaware limited liability company formed in December 2011 to design, construct, own and operate an unregulated offshore crude oil pipeline system (the “SEKCO Oil Pipeline”) located in the deepwater central Gulf of Mexico. SEKCO is owned 50% by Manta Ray Gathering Company, L.L.C., and indirect wholly owned subsidiary of EPO (“Manta Ray”), and 50% by a subsidiary of Genesis Energy, L.P. (“Genesis”).

The SEKCO Oil Pipeline is a 145-mile, 18-inch diameter crude oil gathering pipeline located in the southern Keathley Canyon area of the deepwater central Gulf of Mexico. The pipeline serves the Lucius production area in southern Keathley Canyon and has a crude oil transportation capacity of 115 thousand barrels per day (unaudited). In addition, the SEKCO Oil Pipeline connects the third-party owned Lucius Spar floating production facility to a junction platform at South Marsh Island 205 that is part of the crude oil pipeline system owned by Poseidon Oil Pipeline Company, L.L.C. Construction of the SEKCO Oil Pipeline was completed in July 2014. EPO managed the construction process and currently serves as operator of the pipeline. Crude oil shipments on the SEKCO Oil Pipeline commenced in January 2015 when the Lucius development started operations.

SEKCO has entered into long-term firm basis pipeline capacity reservation agreements with the Lucius producers. The term of these agreements is 20 years (July 2014 through June 2034), which corresponds to the period of dedicated production from the Lucius producers under the agreements.

Contribution of pipeline assets to SEKCO

In 2013, we contributed 47 miles of existing pipeline assets (the southern section of the Phoenix pipeline) to SEKCO having a carrying value and fair value at the time of the contribution of $33.8 million and $80 million, respectively. Using the straight line method, we are amortizing the $46.2 million gain on the contribution as an increase in equity earnings over a period of 20 years, which is the expected economic life of the contributed asset. Amortization of this gain increased our equity earnings from SEKCO by $0.6 million for the three months ended March 31, 2015 (unaudited) and $1.2 million for the year ended December 31, 2014 (amortization commenced in July 2014).

Poseidon Oil Pipeline Company, L.L.C.

Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”) is a Delaware limited liability company formed in February 1996 to design, construct, own and operate an unregulated crude oil pipeline system located in the central Gulf of Mexico offshore Louisiana. Poseidon is owned (i) 36% by Poseidon Pipeline Company, L.L.C. (an indirect wholly owned subsidiary of EPO), (ii) 36% by Equilon Enterprises LLC (d/b/a Shell Oil Products U.S.) and (iii) 28% by a subsidiary of Genesis.

The Poseidon Oil Pipeline System (the “Poseidon Pipeline”) gathers crude oil production from the outer continental shelf and deepwater areas of the Gulf of Mexico offshore Louisiana for delivery to onshore locations in south Louisiana. The Poseidon Pipeline system extends 366 miles and has an approximate capacity of 430 thousand barrels per day (unaudited). The system includes a pipeline junction platform located at South Marsh Island 205 (“SMI-205”), which connects with the SEKCO Oil Pipeline. Manta Ray serves as operator of the Poseidon Pipeline. Poseidon earns fees from providing crude oil handling services to producers.

At SMI-205, the SEKCO Oil Pipeline interconnects with the Poseidon Pipeline. Like SEKCO, Poseidon has entered into long-term pipeline capacity reservation agreements with the Lucius producers. The term of these agreements is 20 years (July 2014 through June 2034), which corresponds to the period of dedicated production from the Lucius producers under the agreements.

In September 2014, Poseidon completed significant capital projects related to its SMI-205 platform and equipment that it owns on the Ship Shoal 332A platform owned by Manta Ray. These expansion projects were undertaken to support Poseidon’s crude oil handling obligations to the Lucius producers and were financed with operating cash flows and borrowings under Poseidon’s revolving credit facilities.

Poseidon’s revolving credit facilities

Borrowings under Poseidon’s revolving credit facilities are primarily used to fund spending on capital projects. In April 2011, Poseidon entered into a revolving bank credit facility that had an initial borrowing capacity of $125 million, which was increased to $225 million by August 2013. The April 2011 credit facility was terminated when Poseidon entered into its February 2015 revolving credit facility. The principal balance of $186.8 million that was outstanding under the April 2011 credit facility was refinanced under the February 2015 credit facility. The February 2015 credit facility is non-recourse to Poseidon’s owners and secured by its assets.

The February 2015 credit facility contains customary covenants such as restrictions on debt levels, liens, guarantees, mergers, sale of assets and distributions to owners. A breach of any of these covenants could result in acceleration of the maturity date of Poseidon’s debt. Poseidon was in compliance with the terms of its credit agreement for all periods presented in these Combined Financial Statements.

Cameron Highway Oil Pipeline Company

Cameron Highway Oil Pipeline Company (“Cameron Highway”) is a Delaware general partnership formed in June 2003 to construct, install, own and operate an unregulated crude oil pipeline system located in the central Gulf of Mexico offshore Texas and Louisiana. Cameron Highway is owned 50% by Cameron Highway Pipeline I, L.P. (an indirect wholly owned subsidiary of EPO) and 50% by subsidiaries of Genesis.

The Cameron Highway pipeline system gathers production from deepwater areas of the central Gulf of Mexico, primarily from the South Green Canyon area, for delivery to markets in southeast Texas. The Cameron Highway system extends 374 miles and has an approximate transportation capacity of 295 thousand barrels per day (unaudited). The system includes pipeline junction platforms located at High Island A5 and Ship Shoal 332B. Manta Ray serves as operator of the Cameron Highway system.

Cameron Highway earns fees from providing crude oil handling services to producers. The Cameron Highway pipeline system is supported by life of lease dedications by certain producers (BP Exploration & Production Inc., BHP Billiton Ltd. (“BHP”), PXP Offshore LLC and Chevron USA Inc.) in the Holstein, Mad Dog and Atlantis fields and by Anadarko Petroleum Corporation (“Anadarko”) with respect to its production from the Constitution and Ticonderoga fields. In addition, Cameron Highway handles crude oil production from the Cottonwood field for Petrobras America Inc. and the Shenzi field for BHP.

Deepwater Gateway, L.L.C.

Deepwater Gateway, L.L.C. (“Deepwater Gateway”) is a Delaware limited liability company formed in June 2002 to construct, install and own the Marco Polo tension leg platform and related equipment. Deepwater Gateway is owned 50% by Manta Ray and 50% by Helix Energy Solutions Group, Inc. (“HESG”).

The Marco Polo platform, which is located approximately 180 miles offshore Louisiana in the Gulf of Mexico, is designed to process up to 120 thousand barrels of oil per day and 300 million cubic feet per day of natural gas (unaudited). Deepwater Gateway earns a fee for providing oil and gas processing services to certain producers (the “Marco Polo producers”) in the Marco Polo field (Green Canyon Block 608), Ghengis Khan Field (Green Canyon Block 652) and the K2 Fields (Green Canyon Blocks 518, 562 and 606) under life-of-lease production dedications. The Marco Polo producers include Anadarko, Eni Petroleum US LLC, ConocoPhillips Company, BHP Billiton Petroleum (Deepwater) Inc., MCX Gulf of Mexico, LLC, NIPPON Oil Exploration U.S.A. Limited, Hess Corporation, Repsol E&P USA Inc. and Ecopetrol America Inc.

Anadarko operates the Marco Polo platform and Manta Ray provides us technical and administrative services related to the operation of the platform.

As owners of Deepwater Gateway, Manta Ray and HESG are individually responsible for maintaining insurance coverage on the Marco Polo platform (up to their respective 50% membership interests) with respect to general property damage risks other than damage attributable to named windstorm events. The Marco Polo producers reimburse Deepwater Gateway for the costs of this insurance. In addition, the Marco Polo producers agreed to provide Deepwater Gateway with $392 million of aggregate insurance coverage for named windstorm events through May 2015, which increased to $542 million for the annual policy period beginning in June 2015.

Neptune Pipeline Company, L.L.C.

Neptune Pipeline Company, LLC (“Neptune”) owns a 100% member interest in Manta Ray Offshore Gathering Company, LLC (“MROGC”) and Nautilus Pipeline Company, LLC (“Nautilus”). Neptune was formed in January 1997 to acquire, construct, own and operate the Manta Ray Offshore Gathering System, which is owned by MROGC, and the Nautilus System, which is owned by Nautilus. Neptune is owned 74.33% by Enbridge Offshore Gas Transmission and 25.67% by Sailfish Pipeline Company, LLC, a wholly owned subsidiary of EPO.

The Manta Ray Offshore Gathering System (or “Manta Ray System”) consists of 237 miles of unregulated natural gas gathering pipelines having an approximate transportation capacity of 800 million cubic feet per day (unaudited). The Manta Ray System gathers natural gas from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico for delivery to downstream pipelines, including the Nautilus System. The Manta Ray System includes two offshore pipeline junction platforms.

The Nautilus System consists of a 101 mile natural gas pipeline with an approximate transportation capacity of 600 million cubic feet per day (unaudited). The Nautilus System connects the Manta Ray System and EPO’s Anaconda Gathering System to natural gas processing facilities located onshore in south Louisiana.

Revenues from the transportation of natural gas on the Manta Ray System and Nautilus System are recognized upon delivery of natural gas from the pipeline systems. The transportation fees charged by Nautilus are regulated by the FERC.

Due to declining throughput volumes forecast for these systems in 2014 and future years attributable to increased competition in the western Walker Ridge area of the Gulf of Mexico, we tested our investment in Neptune for impairment in 2013. As a result of this analysis, we recorded a $4.8 million impairment charge. We believe that our current investment in Neptune is supported by expected future production growth from the eastern Walker Ridge area of the Gulf of Mexico. Enbridge Inc.’s Walker Ridge Gathering System is expected to be placed fully into service during the second quarter of 2015 and serve the Jack St. Malo and Big Foot ultra-deepwater developments of Chevron USA Inc. and Union Oil Company. Volumes gathered by the Walker Ridge Gathering System will be transported to shore using the Manta Ray and Nautilus systems.

Excess Cost

The price we paid to acquire our initial ownership interests in Poseidon and Cameron Highway exceeded our proportionate share of each investee’s net assets. These excess cost amounts are attributable to the fair value of the underlying tangible assets of these entities exceeding their respective book carrying values at the time of our acquisition of ownership interests in these entities. We amortize such excess cost amounts as a reduction to equity earnings in a manner similar to depreciation.

The following table presents the unamortized excess cost amounts for Poseidon and Cameron Highway that are included in the overall investment balance for each investee at the dates indicated:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Poseidon	$7.6	$7.9	$8.9
Cameron Highway	1.1	1.1	1.1

Total	$8.7	$9.0	$10.0

Our amortization of excess cost amounts were $1.0 million, $1.3 million and $1.2 million for the years ended December 31, 2014, 2013 and 2012, respectively. Our amortization of excess cost amounts were $0.3 million and $0.2 million for the three months ended March 31, 2015 and 2014, respectively (unaudited). Based on information currently available, we forecast our amortization of excess cost amounts to total $1.1 million in each of the years 2015 through 2019.

Note 6. Intangible Assets

Our identifiable intangible assets primarily consist of customer relationships. These intangible assets represent the estimated economic value we assigned to customer relationships acquired in connection with historical business combinations whereby (i) we acquired information about or access to customers and now have the ability to provide services to them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.

Customer relationship intangible assets are amortized to earnings using a method that closely resembles the pattern in which the economic benefits of the associated offshore hydrocarbon resource basins are expected to be produced. The amortization period for these intangible assets ranges from 11 to 33 years. At December 31, 2014, our forecast of amortization expense is as follows for the next five years: $8.2 million in 2015, $4.7 million in 2016, $4.1 million in 2017, $3.6 million in 2018 and $3.2 million in 2019.

The following table summarizes our intangible assets at the dates indicated:

	December 31, 2014
	Gross Value	Accumulated Amortization	Carrying Value
Customer relationships	$195.8	$(154.9)	$40.9
Other	1.2	(0.5)	0.7

Total	$197.0	$(155.4)	$41.6

	December 31, 2013
	Gross Value	Accumulated Amortization	Carrying Value
Customer relationships	$203.9	$(150.0)	$53.9
Other	1.2	(0.4)	0.8

Total	$205.1	$(150.4)	$54.7

	March 31, 2015 (Unaudited)
	Gross Value	Accumulated Amortization	Carrying Value
Customer relationships	$195.8	$(157.2)	$38.6
Other	1.2	(0.5)	0.7

Total	$197.0	(157.7)	$39.3

The following table presents amortization expense for our intangible assets for the periods indicated:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Customer relationships	$2.3	$2.6	$9.8	$11.4	$11.2
Other	—	—	0.1	0.1	0.1

Total	$2.3	$2.6	$9.9	$11.5	$11.3

Note 7. Related Party Transactions

The following table summarizes our related party revenue and expense transactions for the periods indicated:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
EPO and affiliates	$0.3	$2.2	$6.2	$9.1	$10.2
Unconsolidated affiliates	4.3	5.8	21.4	20.0	19.3

Total	$4.6	$8.0	$27.6	$29.1	$29.5

Costs and expenses:
EPO and affiliates	$4.2	$5.3	$19.6	$19.9	$19.5
Unconsolidated affiliates	0.3	—	—	0.5	0.2

Total	$4.5	$5.3	$19.6	$20.4	$19.7

Related party accounts receivables and accounts payables presented on our Combined Balance Sheets are with our unconsolidated affiliates. We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Allocation of costs from EPO

We have no employees. Our operating functions and general and administrative support services are provided pursuant to the ASA between EPCO and EPO or by other service providers. We are allocated a reasonable portion of the costs incurred by EPO under the ASA based on our use of such services. As it relates to our Business, the significant terms of the ASA are as follows:

•	EPCO provides operating, general and administrative services to EPO at levels necessary to manage and operate our Business in accordance with prudent industry practices. EPCO employs or otherwise retains the personnel that provide these services to us.

•	EPO reimburses EPCO for its services under the ASA in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly and indirectly related to our business or activities (including expenses reasonably allocated to EPO by EPCO).

•	EPO participates as a named insured in EPCO’s overall insurance program, which provides our operations with property damage, business interruption and other insurance coverage, the scope and amounts of which we believe are customary and prudent for the nature and extent of our operations. The associated premium expenses are reasonably allocated to us by EPO. See Note 10 for information regarding insurance risks.

Our operating costs and expenses include amounts paid to EPCO for the costs it incurs to operate our Business, including the compensation of EPCO’s employees. Likewise, our general and administrative costs include expenses reasonably allocated to us by EPO for administrative services provided by EPCO under the ASA, including the compensation of EPCO’s employees. In general, our reimbursement to EPO for administrative services is either (i) on an actual basis for direct expenses it incurs on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of legal or accounting salaries based on estimates of time spent on each entity’s business and affairs). With respect to costs allocated to our businesses by EPO, we believe that such allocation is reasonable.

Privately held affiliates of EPCO lease office space to EPO and we are allocated a reasonable share of EPO’s overall cost based on our usage. The rental rates in these lease agreements approximate market rates.

Transactions with Unconsolidated Affiliates

Poseidon

We provide management, administrative and pipeline operator services to Poseidon under an Operation and Management Agreement (the “Poseidon OMA”). Currently, the Poseidon OMA renews automatically annually unless terminated by either party (as defined in the agreement). Our revenues for the years ended December 31, 2014, 2013 and 2012 reflect $7.7 million, $5.5 million and $4.1 million, respectively, of fees we earned through the provision of services under the Poseidon OMA. Likewise, our revenues for the three months ended March 31, 2015 and 2014 reflect $2.0 million and $1.9 million, respectively, of such fees (unaudited).

We have space use rights on the SS-332B offshore platform owned by Cameron Highway. This platform is located adjacent to our SS-332A offshore platform. We sublease our space on SS-332B to Poseidon and also lease space on SS-332A to Poseidon. The term of these agreements extend until the platforms are abandoned. Our revenues for each of the years ended December 31, 2014, 2013 and 2012 reflect $0.3 million of fees we earned under these leasing arrangements. Likewise, our revenues for both of the three months ended March 31, 2015 and 2014 reflect $0.1 million of such fees (unaudited).

Cameron Highway

We provide management, administrative and pipeline operator services to Cameron Highway under an Operation and Management Agreement (the “Cameron Highway OMA”). The Cameron Highway OMA renews automatically annually unless terminated by either party (as defined in the agreement). Our revenues for the years ended December 31, 2014, 2013 and 2012 reflect $6.4 million, $6.3 million and $5.8 million, respectively, of fees we earned through the provision of services under the Cameron Highway OMA. Likewise, our revenues for both of the three months ended March 31, 2015 and 2014 reflect $1.6 million of such fees (unaudited).

Cameron Highway also leases space on our Garden Banks 72 offshore platform. We received $0.8 million, $0.7 million and $0.7 million in lease payments from Cameron Highway during the years ended December 31, 2014, 2013 and 2012, respectively. Likewise, we received $0.2 million and $0.1 million in lease payments from Cameron Highway during the three months ended March 31, 2015 and 2014, respectively (unaudited).

We lease space on Cameron Highway’s SS-332B offshore platform. We paid $0.1 million in lease payments to Cameron Highway during each of the years ended December 31, 2014, 2013 and 2012. Our lease payments to Cameron Highway during the three months ended March 31, 2015 and 2014 were less than $0.1 million in each interim period (unaudited).

Deepwater Gateway

We provide technical and administrative services to Deepwater Gateway under a Management Services Agreement (the “Deepwater Gateway MSA”). The Deepwater Gateway MSA continues indefinitely until either party decides to exercise their termination rights (as defined in the agreement). Our revenues for each of the years ended December 31, 2014, 2013 and 2012 reflect $0.1 million of fees we earned through the provision of services under the Deepwater Gateway MSA. Likewise, our revenues for both of the three months ended March 31, 2015 and 2014 reflect $34 thousand of such fees (unaudited).

SEKCO

We provide project and asset management, administrative and pipeline operator services to SEKCO under an Operating and Management Agreement (the “SEKCO OMA”). The SEKCO OMA began in July 2014 upon completion of the SEKCO Oil Pipeline. The SEKCO OMA continues indefinitely until either party decides to exercise their termination rights (as defined in the agreement). Our revenues for the year ended December 31, 2014 reflects $0.3 million of fees we earned through the provision of services under the SEKCO OMA. Likewise, our revenues for the three months ended March 31, 2015 reflect $0.2 million of such fees, respectively (unaudited).

Note 8. Commitments and Contingencies

Litigation

As part of our normal business activities, we may be named as defendants in legal proceedings, including those arising from regulatory and environmental matters. Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to fully indemnify us against losses arising from future legal proceedings.

Management has regular quarterly litigation reviews, including updates from legal counsel, to assess the possible need for accounting recognition and disclosure of any contingencies. We accrue an undiscounted liability for those contingencies where the loss is probable and the amount can be reasonably estimated. If a range of probable loss amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum amount in the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when the likelihood of loss is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and the impact would be material to our combined financial statements, we disclose the nature of the contingency and, where feasible, an estimate of the possible loss or range of loss.

Our evaluation of litigation contingencies is based on the facts and circumstances of each case and predicting the outcome of these matters involves uncertainties. In the event the assumptions we use to evaluate these matters change in future periods or new information becomes available, we may be required to establish reserves for litigation losses. In an effort to mitigate expenses associated with litigation, we may settle legal proceedings out of court.

We do not have any current or pending litigation involving our offshore operations that is expected to have a material impact on our combined financial statements. Accordingly, we did not establish any reserves for litigation at March 31, 2015 or December 31, 2014 or 2013.

Independence Hub Agreement

In November 2004, we entered into the Independence Hub Agreement (the “IHA”) with a group of producers (the “I-Hub Producers”) currently consisting of Anadarko, Marubeni Oil and Gas USA Inc., Statoil Gulf of Mexico LLC, Eni Petroleum Co. Inc. and Energy Resource Technology GOM, Inc. The I-Hub Producers committed to us for processing their natural gas production from certain oil and gas leases (life of lease production dedications) located in the Atwater Valley, DeSoto Canyon, Mississippi Canyon and Lloyd Ridge areas of the Gulf of Mexico.

In turn, we are required to reserve sufficient processing capacity, as detailed in the IHA, on the Independence Hub platform to handle such dedicated production. To the extent we have excess platform processing capacity (i.e., capacity not reserved by the I-Hub Producers), we may seek additional customers to utilize such spare capacity.

The I-Hub Producers pay their allocable share of all operating and maintenance costs of the platform based on throughput volumes. Such costs are paid directly to Anadarko, as operator of the platform.

Excluding force majeure situations, an I-Hub Producer may terminate its relationship with us under the IHA if we fail to process such producer’s production for 45 consecutive days, or 90 days in any 365-day period. If an I-Hub Producer relinquishes its dedicated leases, the IHA terminates with respect to that producer.

Contractual Obligations

HIOS has entered into a separation, dehydration and measurement services agreement with a third-party service provider. This agreement obligates HIOS to pay $0.2 million per month through the remainder of 2015. We have no other material contractual obligations.

Noncurrent Liabilities

The following table summarizes the components of “Noncurrent liabilities” as presented on our Combined Balance Sheets at the dates indicated:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Long-term portion of asset retirement obligations (see Note 4)	$97.2	$94.6	$102.1

Note 9. Significant Risks and Uncertainties

Nature of Operations in the Gulf of Mexico

We provide midstream energy services to producers in the Gulf of Mexico. Our services include the gathering, transporting, platform processing or otherwise handling of crude oil and natural gas volumes for customers. Demand for our services depends on crude oil and natural gas production volumes from the resource basins served by our assets. Changes in the prices of crude oil and natural gas may impact upstream production activities and downstream demand for hydrocarbon products. Production volumes may be negatively impacted by decreases in crude oil and natural gas prices to the extent that such price declines render the associated production wells uneconomic, which would result in production being shut-in. Changes in the prices of crude oil and natural gas may also impact demand for hydrocarbon products, which in turn may impact production volumes. Decreases in demand may be caused by a variety of factors, including prevailing economic conditions, reduced demand by consumers for the end products made with hydrocarbon products, increased competition from other forms of energy, adverse weather conditions and government regulations affecting hydrocarbon prices and production levels.

Our offshore pipelines and platforms are directly impacted by producer exploration and production activities in the Gulf of Mexico for crude oil and natural gas. These reserves are depleting assets. Our pipeline systems must access additional reserves to offset either (i) the natural decline in production from existing connected wells and/or (ii) the loss of production to competing service providers. We actively seek to offset the loss of volumes due to depletion by adding connections to new customers and production fields.

Offshore exploration and production activities involve additional risks and different regulations than similar activities in onshore developments. Since the Deepwater Horizon (or Macondo) oil spill in the Gulf of Mexico during 2010, an event unrelated to our operations, the U.S. federal government and state regulatory authorities have promulgated substantial additional regulations, including regulations related to the approval of new permits for offshore drilling, enhanced inspections of offshore oil and gas rigs and more stringent safety and accident preparedness plans. These new regulatory requirements have added, and may continue to add, delays in the permitting of offshore wells and costs in the planning, permitting, development and operation of new and existing wells by our customers. A decline in, or failure to achieve anticipated volumes of crude oil and natural gas supplies due to any of these factors could have a material adverse effect on our financial position, results of operations and cash flows. In addition, to the extent that new regulations or other governmental actions significantly increase the estimated future costs associated with our asset retirement obligations, it could have a material adverse effect on our financial position, results of operations or cash flows.

Our assets are located in the northern Gulf of Mexico primarily offshore Texas, Louisiana, Mississippi and Alabama and may suffer damage and resulting downtime due to tropical weather events such as hurricanes. If our assets, or those connected to our assets (e.g., a downstream pipeline or platform), were to experience significant weather-related losses and downtime, it could have a material impact on our financial position, results of operations and cash flows. See “Insurance Risks” below.

Insurance Risks

Under the EPCO ASA (see Note 7), EPO participates as a named insured in EPCO’s overall insurance program, which provides our operations with property damage, business interruption and other insurance coverage, the scope and amounts of which we believe are customary and prudent for the nature and extent of our offshore operations. While we believe EPCO maintains adequate insurance coverage on behalf of EPO, insurance may not fully cover every type of damage, interruption or other loss that might occur. If our offshore operations were to incur a significant loss for which EPO was not fully insured, it could have a material impact on our combined financial position, results of operations and cash flows.

In addition, there may be timing differences between amounts we recognize related to property damage costs, amounts we are required to pay in connection with a loss, and amounts we subsequently receive from insurance carriers as reimbursements. Any event that materially interrupts the revenues generated by our combined operations, or other losses that require us to make material expenditures not reimbursed by insurance, could reduce our ability to pay distributions to our owners.

Involuntary conversions result from the loss of an asset due to some unforeseen event (e.g., destruction due to an explosion and fire or named windstorm). Certain of these events are covered by insurance, thus resulting in a property damage insurance recovery. Amounts we receive from insurance carriers are net of any deductibles related to the covered event. We record a receivable from insurance to the extent we recognize a loss from an involuntary conversion event and the likelihood of our recovering such loss is deemed probable. To the extent that any of our insurance claim receivables are later judged not probable of recovery (e.g., due to new information), such amounts are immediately expensed. We recognize gains on involuntary conversions when the amount received from insurance exceeds the net book value of the retired asset(s).

In addition, we do not recognize gains related to insurance recoveries until all contingencies related to such proceeds have been resolved, that is, a non-refundable cash payment is received from the insurance carrier or we have a binding settlement agreement with the carrier that clearly states that a non-refundable payment will be made. To the extent that an asset is rebuilt, the associated expenditures are capitalized, as appropriate, on our Combined Balance Sheets and presented as capital expenditures on our Statements of Combined Cash Flows.

Currently, EPCO’s deductible for non-windstorm related property damage claims involving our offshore assets is $5.0 million. We continue to maintain business interruption coverage for our offshore assets, except for those situations involving windstorm-related downtime. Due to the high cost of windstorm insurance coverage for our offshore Gulf of Mexico assets, we elected to self-insure these assets beginning in June 2013. We have continued to self-insure these assets for the annual policy period ending in May 2016.

Although EPCO’s current insurance program does not provide any windstorm coverage for our offshore assets, producers affiliated with our Independence Hub and Marco Polo platforms continue to provide certain levels of physical damage windstorm coverage for each of these offshore assets. The Independence Hub and Marco Polo producers agreed to provide us with $545 million and $392 million, respectively, of aggregate insurance coverage for named windstorm events through May 2015. With respect to the policy period beginning in June 2015, we expect the Independence Hub and Marco Polo producers to provide us with $545 million and $542 million, respectively, of aggregate insurance coverage for named windstorm events through May 2016.

Prospectus

GENESIS ENERGY, L.P.

Common Units

Preferred Securities

Subordinated Securities

Options

Warrants

Rights

Debt Securities

GENESIS ENERGY FINANCE CORPORATION

Debt Securities

We may from time to time offer one or more classes or series of the following securities as described in this prospectus, in one or more separate offerings under this prospectus:

•	common units, preferred securities, subordinated securities, options, warrants and rights; and

•	debt securities, which may be either senior debt securities or subordinated debt securities.

Genesis Energy Finance Corporation may act as co-issuer of the debt securities and other direct or indirect subsidiaries of Genesis Energy, L.P., other than “minor” subsidiaries as such item is interpreted in securities regulations governing financial reporting for guarantors, may guarantee the debt securities.

This prospectus provides you with the general terms of these securities and the general manner in which we will offer these securities. We may offer and sell securities using this prospectus only if it is accompanied by a prospectus supplement. We will include the specific terms of any securities we offer in a prospectus supplement. The prospectus supplement will also describe the specific manner in which we will offer the securities. You should read this prospectus and the prospectus supplement carefully.

We may sell these securities to underwriters or dealers, or we may sell them directly to other purchasers. See “Plan of Distribution.” The prospectus supplement will list any underwriters and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these securities, after we pay certain expenses of the offering.

Our common units are listed on the New York Stock Exchange under the symbol “GEL.” We will provide information in any applicable prospectus supplement regarding the trading market, if any, for any debt securities we may offer.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors beginning on page 2 of this prospectus and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2015.

i

ii

ABOUT THIS PROSPECTUS

This prospectus, including any information incorporated by reference herein, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration or continuous offering process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Genesis Energy, L.P. and the securities. Each time we sell securities with this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering. A prospectus supplement may also add to, update or change information in this prospectus. You should read carefully the section entitled “Information Regarding Forward-Looking Statements” beginning on page 55. If the description of the offering varies between the prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Therefore, you should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Commission incorporated by reference in this prospectus and any prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, references in this prospectus to “Genesis Energy, L.P.,” “Genesis,” “we,” “our,” “us” or like terms refer to Genesis Energy, L.P. and its operating subsidiaries, including Genesis Energy Finance Corporation; “our general partner” refers to Genesis Energy, LLC, the general partner of Genesis; “CO2” means carbon dioxide; and “NaHS,” which is commonly pronounced as “nash,” means sodium hydrosulfide.

GENESIS ENERGY, L.P.

We are a growth-oriented master limited partnership formed in Delaware in 1996 and focused on the midstream segment of the oil and gas industry in the Gulf Coast region of the United States, primarily Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and in the Gulf of Mexico. Our common units are traded on the New York Stock Exchange under the ticker symbol “GEL.” Our principal executive offices are located at 919 Milam, Suite 2100, Houston, Texas 77002 and our telephone number is (713) 860-2500.

We provide an integrated suite of services to oil producers, refineries, and industrial and commercial enterprises. Our business activities are primarily focused on providing services around and within refinery complexes. Upstream of the refineries, we provide gathering and transportation of crude oil. Within the refineries, we provide services to assist in their sulfur balancing requirements. Downstream of refineries, we provide transportation services as well as market outlets for their finished refined products. We have a diverse portfolio of customers, operations and assets, including pipelines, refinery-related plants, storage tanks and terminals, railcars, rail loading and unloading facilities, barges and trucks. Substantially all of our revenues are derived from providing services to integrated oil companies, large independent oil and gas or refinery companies, and large industrial and commercial enterprises.

For additional information regarding our business properties and financial condition, please refer to the documents referenced in the section entitled “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves risks. In evaluating an investment in our securities, you should consider carefully the risk factors and other information included in or incorporated by reference into this prospectus and additional information which may be incorporated by reference into this prospectus or any prospectus supplement in the future, in each case as provided under “Where You Can Find More Information,” including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the risk factors described under “Risk Factors” in such reports. In addition, when we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operation could be adversely affected. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general partnership purposes, which may include, among other things, repayment of indebtedness, the acquisition of businesses and other capital expenditures, payment of distributions and additions to working capital. The exact amounts to be used and when the net proceeds will be applied will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.4	2.4	3.2	2.7	—	(1)

(1)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $43,640,000.

For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income from continuing operations of consolidated subsidiaries before provision for income taxes and adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term debt plus capitalized interest, amortization of capitalized costs related to indebtedness, and rental expense representative of an interest factor.

DESCRIPTION OF OUR EQUITY SECURITIES

General

As of the date of this prospectus, we have outstanding only common units. In the future, we may issue one or more series or classes of additional common units as well as the following other types of equity securities — preferred securities, subordinated securities, options securities, warrant securities or rights securities. Those equity securities may have rights to distributions and allocations junior, equal or superior to our common units. Our general partner can determine the voting powers, designations, preferences and relative, participating, optional or other special rights, duties and qualifications, limitations or restrictions of any series or class and the number constituting any series or class of equity securities.

Our Common Units

Our common units represent limited partner interests in Genesis Energy, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “GEL.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee. Except as described under “— Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units. Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Meetings; Voting. Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed and which are entitled to vote thereat. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on any matter relating to the succession, election, removal, withdrawal, replacement or substitution of our general partner and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes if the matter to be voted on relates to the succession, election, removal, withdrawal, replacement or substitution of our general partner. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports. Our general partner is required to keep appropriate books of our business at our principal office. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 75 days after the close of each fiscal year (or such shorter period as the Commission may prescribe), an annual report containing audited financial statements and a report on those financial statements by our registered independent public accountants. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 40 days after the close of each quarter (or such shorter period as the Commission may prescribe).

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Class B Units. Unless the context otherwise requires, references to common units in this prospectus refer to “Common Units — Class A” under our partnership agreement, which are traditional common units. Our partnership agreement also provides for common units designated “Common Units — Class B,” or Class B Units. The Class B Units are identical to the Class A Units and, accordingly, have voting and distribution rights equivalent to those of the Class A Units, except, in addition, Class B Units have the right to elect all of our board of directors (subject to the right of members of the Davison family, including James E. Davison, James E. Davison, Jr., Steven K. Davison and Todd A. Davison, and their affiliates to elect up to three directors under certain terms pursuant to a unitholders rights agreement). If members of the Davison family and their affiliates own (i) 15% or more of our common units, they have the right to appoint three directors, (ii) less than 15% but more than 10%, they have the right to appoint two directors, and (iii) less than 10%, they have the right to appoint one director. The Class B Units are convertible into Class A Units at the option of the holders or in the event that the holders of at least a majority of the common units (excluding such units held by affiliates of our general partner) replace the existing general partner with a successor general partner or otherwise remove Class B Units’ right to elect our board of directors. The transfer agent for the Class B Units is our general partner.

Summary of Partnership Agreement. For a summary of the important provisions of our partnership agreement, many of which apply to holders of common units, see “Description of Our Partnership Agreement” in this prospectus.

Our Preferred Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have certain preferential rights to which our common units are not entitled, including, without limitation, preferences regarding voting and distributions. As of the date of this prospectus, we have no preferred securities outstanding.

Should we offer preferred securities under this prospectus, a prospectus supplement relating to the particular series of preferred securities offered will include the specific terms of those preferred securities, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred securities and the number of preferred securities offered;

•	the initial public offering price at which the preferred securities will be issued;

•	the conversion or exchange provisions of the preferred securities;

•	any redemption or sinking fund provisions of the preferred securities;

•	the distribution rights of the preferred securities, if any;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the preferred securities; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred securities.

The transfer agent, registrar, and distributions disbursement agent for the preferred securities will be designated in the applicable prospectus supplement.

Our Subordinated Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have certain rights, including, without limitation, rights regarding voting and distributions, subordinate to the rights of our common units or preferred securities. As of the date of this prospectus, we have no subordinated securities outstanding.

Should we offer subordinated securities under this prospectus, a prospectus supplement relating to the particular series of subordinated securities offered will include the specific terms of those subordinated securities, including, among other things, the following:

•	the designation, stated value, and liquidation rights of the subordinated securities and the number of subordinated securities offered;

•	the initial public offering price at which the subordinated securities will be issued;

•	the conversion or exchange provisions of the subordinated securities;

•	any redemption or sinking fund provisions of the subordinated securities;

•	the distribution rights of the subordinated securities, if any;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the subordinated securities; and

•	any additional rights, limitations, and restrictions of the subordinated securities.

The transfer agent, registrar, and distributions disbursement agent for the subordinated securities will be designated in the applicable prospectus supplement.

Our Options

We may issue options for the purchase of common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of options to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. Options may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of options will be issued under a separate option agreement to be entered into between us and a bank or trust company, as option agent. The option agent will act solely as our agent in connection with the options and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of options. A copy of the option agreement will be filed with the Commission in connection with the offering of options.

The prospectus supplement relating to a particular issue of options to purchase common units, preferred securities, subordinated securities or any combination of the foregoing will describe the terms of such options, including, among other things, the following:

•	the title of the options;

•	the offering price for the options, if any;

•	the aggregate number of the options;

•	the designation and terms of the common units, preferred securities, or subordinated securities that maybe purchased upon exercise of the options;

•	if applicable, the designation and terms of the securities that the options are issued with and the number of options issued with each security;

•	if applicable, the date from and after which the options and any securities issued with the options will be separately transferable;

•	the number of common units, preferred securities, or subordinated securities that may be purchased upon exercise of the options and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the options commence and expire;

•	if applicable, the minimum or maximum amount of the options that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the options, if any;

•	redemption or call provisions, if any, applicable to the options;

•	any additional terms of the options, including terms, procedures, and limitations relating to the exchange and exercise of the options; and

•	any other information we think is important about the options.

Each option will entitle the holder of the option to purchase at the exercise price set forth in the applicable prospectus supplement the number of common units, preferred securities, or subordinated securities being offered. Holders may exercise options at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised options are void. Holders may exercise options as set forth in the prospectus supplement relating to the options being offered.

Until you exercise your options to purchase our common units, preferred securities or subordinated securities, you will not have any rights as a holder of common units, preferred securities or subordinated securities, as the case may be, by virtue of your ownership of options.

Our Warrants

We may issue warrants for the purchase of common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of warrants to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Commission in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common units, preferred securities, subordinated securities or any combination of the foregoing will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common units, preferred securities or subordinated securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of common units, preferred securities or subordinated securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Each warrant will entitle the holder of the warrant to purchase the number of common units, preferred securities or subordinated securities being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our common units, preferred securities or subordinated securities, you will not have any rights as a holder of common units, preferred securities or subordinated securities, as the case may be, by virtue of your ownership of warrants.

Our Rights

We may issue rights to purchase common units, preferred securities, subordinated securities or any combination of the foregoing. Our partnership agreement authorizes us to issue an unlimited number of rights to purchase common units, preferred securities or subordinated securities for the consideration and with the rights, preferences, and privileges established by our general partner without the approval of any of our limited partners. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the holder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement, which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including, among other things, the following:

•	the date of determining the unitholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each unitholder;

•	the exercise price payable for each common unit, preferred security or subordinated security upon the exercise of the rights;

•	the number and terms of the common units, preferred securities or subordinated securities, which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights; and

•	any other information we think is important about the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and rights certificate, which will be filed with the Commission.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, Genesis Energy, L.P. will distribute all available cash to unitholders of record on the applicable record date. However, there is no guarantee that we will pay a distribution on our units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default then exists, under our credit facility.

Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Adjustment of Quarterly Distribution Amounts

If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust the amount of our quarterly distribution.

For example, if a two-for-one split of the common units should occur, the quarterly distribution and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement has been filed with the Commission, and is incorporated by reference in this prospectus. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	allocations of taxable income and other tax matters are described under “Material Income Tax Consequences”; and

•	rights of holders of common units are described under “Description of Our Equity Securities — Our Common Units.”

Partnership Purpose

Our purpose under our partnership agreement is to engage directly or indirectly in any business activity that is approved by our general partner and that may be lawfully conducted by a limited partnership under the Delaware Act. All of our operations are conducted through our subsidiaries and joint ventures.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partner securities and rights to buy partnership securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional equity securities that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected.

However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our outstanding common units agree in writing to continue our business and to appoint a successor general partner.

Our general partner may be removed with or without cause. “Cause” means that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. If cause exists, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partner and its affiliates. The removal of our general partner for cause is also subject to the approval of a successor general partner by a vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partner and its affiliates. If no cause exists, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of our outstanding units, excluding units held by our general partner and its affiliates. Any removal of our general partner by the unitholders without cause is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units and the receipt of an opinion of counsel regarding limited liability and tax matters. Additionally, upon removal of our general partner without cause, our general partner will have the option to convert its interest in us (other than its common units) into common units or to require our replacement general partner to purchase such interest for cash at its then fair market value.

While our partnership agreement limits the ability of our general partner to withdraw, it allows our general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement does not prohibit the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units and any other partnership securities it owns.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors; and

•	then, to our unitholders in accordance with the positive balance in their respective capital accounts.

The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Change of Management Provisions

Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matters pertaining to the succession, election, removal, withdrawal, replacement or substitution of our general partner; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time our general partner, Genesis and their respective subsidiaries own more than 80% of the issued and outstanding limited partner interests of any class, our general partner will have the right to acquire all, but not less than all, of the outstanding limited partner interests of that class that are held by persons other than our general partner, Genesis and their respective subsidiaries. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least ten but not more than 60 days notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner, Genesis or any of their respective subsidiaries for any partnership securities of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase those partnership securities.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify persons who are or were our general partner, or its members or other affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer because they are or were our general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. In addition, we typically enter into indemnification agreements with each director of our general partner covering any costs, claims or expenses such director incurs in connection with serving in her/his capacity as a director or any other capacity at the request of our general partner or us.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

Genesis Energy, L.P. may issue debt securities in one or more series, as to any of which Genesis Energy Finance Corporation (“Finance Corp.”) may be a co-issuer on one or more series of such debt securities. Finance Corp. was incorporated under the laws of the State of Delaware in November 2006, is wholly owned by Genesis Energy, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. When used in this section, references to “we,” “us” and “our” refer to Genesis Energy, L.P. and, if Finance Corp. is co-issuer as to any series of debt securities, Genesis Energy Finance Corporation.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more existing or future subsidiaries of Genesis Energy, L.P. (each, a “guarantor”) specified in the prospectus supplement for that series. If a guarantor issues guarantees, the guarantees will be the unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed forms of the indentures with the Commission as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” below for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior debt securities and subordinated debt securities are each governed by a document each called an indenture. Each indenture is a contract between us and U.S. Bank National Association. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.

The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue as many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described herein.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the fixed date stated in such debt security on which the principal amount of such debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	whether Finance Corp. will be a co-issuer of your debt security;

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not United States, or U.S., dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•	if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security may be converted into or exercised or exchanged for common units, preferred securities or other securities of Genesis Energy, L.P. or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred securities or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $2,000 and integral multiples of $1,000;

•	the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

•	any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

Each of Genesis Energy, L.P. and Finance Corp. (each, an “issuer”) is generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. Each issuer is also permitted under the indenture for the relevant series to sell all or substantially all of its assets to another corporation or other entity. With regard to any series of debt securities, however, no issuer may take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not such issuer, (a) the successor entity must be organized as a corporation, limited liability company, partnership or trust, and must expressly assume such issuer’s obligations under the debt securities of that series and the indenture with respect to that series and (b) if Finance Corp. initially was a co-issuer as to that series, immediately after such transaction, an issuer as to that series must be a corporation. The successor entity may be organized under the laws of the U.S., any state thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default, Remedies and Waiver of Default.”

•	Such issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this covenant and that all conditions precedent in the indenture provided for relating to such transaction have been complied with.

If the conditions described above are satisfied with respect to the debt securities of any series, an issuer will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell its assets. Also, these conditions will apply only if an issuer wishes to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of us but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

The successor entity will be substituted for an issuer of the debt securities of any series and under the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, such issuer will be relieved from any further obligations and covenants under the indenture.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to deliver temporary and definitive securities, register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies, hold moneys for payment in trust and make payments from such trust of principal, premium and interest on the applicable series of debt securities when due. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service, or IRS, or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our surviving obligations to convert, register the transfer of and exchange debt securities of that series, provided that either:

•	we deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the date of deposit (in the case of debt securities which have become due and payable), stated maturity or applicable redemption date.

No Personal Liability

No past, present or future director, officer, employee, incorporator, member, manager, partner (whether general or limited), unitholder or stockholder of us, the general partner of Genesis Energy, L.P. or any guarantor, as such, will have any liability for any obligations of us or any guarantor, respectively, under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities and any guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur;

•	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or us, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs. If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series, upon satisfaction of certain conditions.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder’s Approval. First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permitting redemption of a debt security if not previously permitted;

•	impairing any right a holder may have to require purchase of its debt security;

•	impairing any right that a holder of convertible debt security may have to convert the debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	release of any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

•	changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval. The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the “Description of Debt Securities and Guarantees” in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “— Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed above under “— General.” As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of us, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than us or another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be sufficiently given if given to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Warrants to Purchase Debt Securities

We may issue warrants for the purchase of the debt securities. Such warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants for the purchase of debt securities will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Commission in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants to purchase debt securities;

•	the offering price for the warrants to purchase debt securities, if any;

•	the aggregate number of the warrants to purchase debt securities;

•	the designation, aggregate principal amount, currencies, denominations and other terms of the series of debt securities purchasable upon exercise of the warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	if applicable, the designation and terms of the securities that the warrants to purchase debt securities are issued with and the number of warrants to purchase debt securities issued with each such security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the dates on which the right to exercise the warrants to purchase debt securities commence and expire;

•	if applicable, the minimum or maximum amount of the warrants to purchase debt securities that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material federal income tax considerations;

•	redemption or call provisions, if any, applicable to the warrants to purchase debt securities;

•	any additional terms of the warrants to purchase debt securities, including terms, procedures, and limitations relating to the exercise of the warrants to purchase debt securities; and

•	any other information we think is important about the warrants to purchase debt securities.

Each warrant will entitle the holder of the warrant to purchase such principal amount of debt securities being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants to purchase debt securities at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants to purchase debt securities are void. Holders may exercise warrants to purchase debt securities as set forth in the prospectus supplement relating to the warrants to purchase debt securities being offered.

Until you exercise your warrants to purchase debt securities, you will not have any rights as a holder of debt securities, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, by virtue of your ownership of such warrants.

MATERIAL INCOME TAX CONSEQUENCES

This section is a discussion of the material income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “Genesis,” “us,” “we,” “our,” or “ours” are references to Genesis Energy, L.P. and its subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy of the representations made by us and our general partner. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Akin Gump Strauss Hauer & Feld LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following specific federal income tax issues:

(1)	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please see “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(2)	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

(3)	whether our method for depreciating Section 743 adjustments is sustainable (please see “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that at least 90% of our current gross income is qualifying income. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Akin Gump Strauss Hauer & Feld LLP is of the opinion that at least 90% of our current gross income should constitute qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Akin Gump Strauss Hauer & Feld LLP. It is the opinion of Akin Gump Strauss Hauer & Feld LLP that, based upon the Internal Revenue Code, the Treasury Regulations, published revenue rulings and court decisions and the representations described below, we should be classified as a partnership for federal income tax purposes.

In rendering its opinion, Akin Gump Strauss Hauer & Feld LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which counsel has relied include:

(a)	Neither we nor the operating company has elected or will elect to be treated as a corporation;

(b)	For each taxable year, more than 90% of our gross income has been and will be income from sources that Akin Gump Strauss Hauer & Feld LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c)	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or are to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modifications to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact an investment in our common units. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, in 2008, we began paying Texas franchise tax at a maximum effective rate of 0.5% of our gross income apportioned to Texas in the prior year.

The remainder of the discussion below is based on Akin Gump Strauss Hauer & Feld LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Genesis will be treated as partners of Genesis for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Genesis for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Akin Gump Strauss Hauer & Feld LLP does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Genesis.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Genesis for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. Except for taxes paid by our corporate subsidiaries, we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount of cash he pays for our common units and his adjusted basis in any assets he exchanges for common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please see “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholders’ tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Payments. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated to our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units because there is no direct or indirect authority on the issue related to partnership interests and without such authority a legal opinion cannot be issued; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net income from all investments, and (ii) the amount by which the unitholder’s adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filed separately) or $200,000 (if the unitholder is single or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have generally adopted as to all of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the Section 704(c) built in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please see “— Uniformity of Units.”

Although Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please see “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to amortization deductions with respect to certain goodwill conveyed to us in future transactions or held at the time of any future offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale. A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders may receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow, among other things, that we provide a single Schedule K-1 for the tax year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please see “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please see “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on our unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on our unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please see “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raise issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement gives our board of directors the authority to designate a Tax Matters Partner.

The Tax Matters Partner has made and will make elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all our unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the tax report we provide to him. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is

(1)	a person that is not a United States person,

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority,” or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please see “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Consequences

In addition to federal income taxes, you may be subject to other taxes, such as state, local, and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We own assets and do business in more than 25 states including Texas, Louisiana, Mississippi, Alabama, Florida, Arkansas and Oklahoma. Many of the states we currently do business in currently impose a personal income tax. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you might be required to file income tax returns and to pay income taxes in other jurisdictions in which we do business or own property, now or in the future, and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please see “— Tax Consequences of Unit Ownership — Entity-Level Payments.”

We conduct a small part of our operations in Puerto Rico. We will file a composite or combined Puerto Rico tax return, as applicable, on behalf of our unitholders and pay taxes due. However, you may be required to file a tax return and pay income taxes in Puerto Rico in certain circumstances as a result of these operations. Based on current law and our estimate of our future operations, we anticipate that Puerto Rico income taxes due will not be material. You are urged to consult your tax advisor on the tax consequences under the laws of Puerto Rico of an investment in our common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local, or foreign tax consequences of an investment in us.

INVESTMENT IN GENESIS BY EMPLOYEE BENEFIT PLANS AND IRAs

IRS Circular 230 Notice Requirement. This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

The following is a summary of certain considerations associated with an investment in our securities by any employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, individual retirement account (an “IRA”) or other arrangement that is subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, “Similar Laws”), and any entity whose underlying assets are considered to include “plan assets” by reason of any such plan’s, account’s or arrangement’s investment in such entity (each of the foregoing, a “Plan”). This summary is based on the provisions of ERISA and the Internal Revenue Code, and the related regulations and administrative and judicial interpretations, as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions or administrative regulations, rulings or pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and thereby apply to transactions entered into before the date of their enactment or release.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in Genesis of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in our securities should consider the extent that the investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of an ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs of individuals) prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-

exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

The acquisition or holding of our securities by an ERISA Plan with respect to which either we, our general partner, selling unitholders or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the common units. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between ERISA Plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction could apply.

We cannot provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in our securities by, or on behalf of, an ERISA Plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment.

Because of the foregoing, our securities should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a violation of any applicable Similar Laws. Each person investing in Genesis will be deemed to represent that its acquisition, holding and disposition of such investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Plan Asset Issues

The DOL as adopted regulations (the “Plan Asset Regulations”) that generally provide that when an ERISA Plan invests in an equity interest of an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity (the “look-through rule”), unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Section 3(42) of ERISA defines the term “plan assets” to mean plan assets as defined by such regulations as the DOL may prescribe, except that under such regulations the assets of an entity shall not be treated as plan assets if, immediately after the most recent acquisition of an equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by Benefit Plan Investors. The term “Benefit Plan Investor” means any employee benefit plan subject to the fiduciary provisions of ERISA, any plan, IRA or other arrangement to which the prohibited transaction provisions of Section 4975 of the Internal Revenue Code apply and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Except as specifically addressed by Section 3(42) of ERISA, until the DOL issues regulations under Section 3(42) of ERISA, it is probable that the principles set forth in the Plan Asset Regulations will continue to apply with respect to determinations as to whether an entity’s underlying assets include plan assets, including the general exception to the look-through rule for operating companies. The Plan Asset Regulations define an “operating company” in part as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, it would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code. (Whether or not our assets are deemed to be “plan assets” under ERISA, see discussion under “Prohibited Transactions” above).

It is not anticipated that our assets will be considered plan assets because we are primarily engaged in business activities that we believe qualify us as an “operating company” under the Plan Asset Regulations (although no assurance can be given in this regard). In addition, because our common units are “publicly-offered securities” and our debt securities are not “equity interests” for purposes of the Plan Asset Regulations, even significant investment by Benefit Plan Investors in those securities would not result in our assets being treated as plan assets under ERISA. Investment in each class of our securities by Benefit Plan Investors also may not be “significant” for purposes of the Plan Asset Regulations, although it is unlikely that we will be in a position to monitor whether or not investment in any class of our securities by Benefit Plan Investors is or may become significant.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the common units on behalf of, or with the assets of, any Plan, consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common units.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus from time to time directly, through agents, or to or through underwriters or dealers. The prospectus supplement relating to any particular offering will contain the terms of the securities sold in that offering, including:

•	the names of any underwriters, dealers or agents (if any);

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the securities are listed.

We may change the offering price, underwriting discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of securities by them may constitute underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”).

Unless we state otherwise in a prospectus supplement, underwriters will need to meet certain requirements before purchasing securities. Agents may act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in a prospectus supplement.

Any brokers or dealers that participate in the distribution of the securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the Securities Act. Brokers or dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time in or through one or more transactions or distributions.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

When necessary, we may fix securities distributions using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents that participate in the distribution of the securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority (FINRA) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the equity securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

To facilitate an offering of a series of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Any offering and sale under this prospectus may be made on one or more national securities exchanges or in the over-the-counter market, or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus or incorporated by reference into this prospectus that are not historical information may be “forward-looking statements” as defined under federal law.

All statements, other than historical facts, included in this prospectus and the documents incorporated in this prospectus by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as plans for growth of the business, future capital expenditures, competitive strengths, goals, references to future goals or intentions, and other such references are forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “could,” “plan,” “position,” “projection,” “strategy,” “should” or “will,” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include, among others:

•	demand for, the supply of, our assumptions about, changes in forecast data for, and price trends related to crude oil, liquid petroleum, NaHS, caustic soda and CO2, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•	our ability to successfully identify and close strategic acquisitions on acceptable terms (including obtaining third-party consents and waivers of preferential rights), develop or construct energy infrastructure assets, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our pipeline transportation systems and processing operations;

•	shutdowns or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, petroleum or other products or to whom we sell such products;

•	risks inherent in marine transportation and vessel operation, including accidents and discharge of pollutants;

•	changes in laws and regulations to which we are subject, including tax withholding issues, accounting pronouncements, and safety, environmental and employment laws and regulations;

•	the effects of production declines and the effects of future laws and government regulation;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of our credit agreement and the indentures governing our notes, which contain various affirmative and negative covenants;

•	loss of key personnel;

•	cash from operations that we generate could decrease or fail to meet expectations, either of which could reduce our ability to pay quarterly cash distributions at the current level or continue to increase quarterly cash distributions in the future;

•	an increase in the competition that our operations encounter;

•	cost and availability of insurance;

•	hazards and operating risks that may not be covered fully by insurance;

•	our financial and commodity hedging arrangements, which may reduce our earnings, profitability and cash flows;

•	changes in global economic conditions, including capital and credit markets conditions, inflation and interest rates;

•	natural disasters, accidents or terrorism;

•	changes in the financial condition of customers or counterparties;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters;

•	the treatment of us as a corporation for federal income tax purposes or if we become subject to entity-level taxation for state tax purposes; and

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors identified in this prospectus under “Risk Factors,” as well as the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Form 8-K/A and any other prospectus supplement we may file from time to time with the SEC with respect to this offering. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

LEGAL MATTERS

The validity of the securities offered in this prospectus as well as the legal matters described under “Material Income Tax Consequences” will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. The validity of certain of the offered securities and other matters arising under Alabama and Louisiana law will be passed upon by McDavid, Noblin & West PLLC and Liskow & Lewis, A Professional Law Corporation, respectively. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Genesis Energy, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of Genesis Energy, L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the Commission. You may read and copy documents we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the Commission’s website at http://www.sec.gov and on our website at http://www.genesisenergy.com. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Commission allows us to “incorporate by reference” the information we have filed with the Commission, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	the description of our common units in our registration statements on Form 8-A (File No. 001-12295) filed on January 30, 2001 and September 13, 2010, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations

Genesis Energy, L.P.

919 Milam, Suite 2100

Houston, Texas 77002

(713) 860-2500 or (800) 284-3365

We intend to furnish or make available to our unitholders within 75 days (or such shorter period as the Commission may prescribe) following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 40 days (or such shorter period as the Commission may prescribe) following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.